PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(5)
(To Prospectus Dated February 21, 2002)         Registration No. 333-74988

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[LOGO] Charter Mac
               Capital Solutions

Charter Municipal Mortgage Acceptance Company

5,500,000 Common Shares

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Charter Municipal Mortgage Acceptance Company is offering 5,500,000 common shares. Charter Municipal Mortgage Acceptance Company's common shares are traded on the American Stock Exchange under the symbol "CHC." The last reported sale price of the common shares on the American Stock Exchange on February 21, 2002 was $15.47 per share.

Investing in our common shares involves risks. See "Risk Factors" beginning on page S-13.

                                                         Per Share       Total
  ----------------------------------------------------------------------------
  Public Offering Price                                  $  15.47  $85,085,000
  ----------------------------------------------------------------------------
  Underwriting Discount                                  $ 0.7925  $ 4,358,750
  ----------------------------------------------------------------------------
  Proceeds Before Expenses to Charter Municipal Mortgage
   Acceptance Company                                    $14.6775  $80,726,250
  ----------------------------------------------------------------------------

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Charter Municipal Mortgage Acceptance Company has granted the underwriters a 30-day option to purchase up to an additional 825,000 common shares at the public offering price less the underwriting discount to cover any over-allotments.

The common shares offered hereby will be ready for delivery on or about February 27, 2002.

UBS Warburg

             Robertson Stephens

                          Legg Mason Wood Walker
                                      Incorporated

                                       Wachovia Securities

                                                     RBC Capital Markets

                                                           Hilliard Lyons, Inc.

          The date of this Prospectus Supplement is February 21, 2002

                              [MAP] CHARTERMAC MAP

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with information different from or additional to that contained or incorporated by reference in this prospectus supplement or accompanying prospectus. We are offering to sell, and are seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates or on other dates which are specified in these documents. Our business, financial condition, results of operations and prospects may have changed since these dates.

In this prospectus supplement, the "Company," "we," "us," "our," and "ours" refer to Charter Municipal Mortgage Acceptance Company and its subsidiaries, except as the context otherwise requires. The term "Manager" refers collectively, to Charter Mac Corporation and Related Charter LP, unless otherwise stated, and the term "Related Capital" refers to Related Capital Company.


TABLE OF CONTENTS
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
Prospectus supplement                                                        Prospectus
Prospectus Supplement Summary........................................  S-1   Our Company..........................  1
Risk Factors......................................................... S-13   Description of Our Shares............  2
Use of Proceeds...................................................... S-32   Use of Proceeds......................  8
Our Company.......................................................... S-32   Plan of Distribution.................  8
Management........................................................... S-56   Ratio of Earnings To Combined Fixed
                                                                               Charges and Preference Dividends...  9
Federal Income Tax Considerations.................................... S-65   Experts..............................  9
Underwriting......................................................... S-71   Legal Matters........................  9
Legal Matters........................................................ S-73   Where You Can Find More
                                                                              Information......................... 10
Experts.............................................................. S-73   Incorporation of Certain Documents by
                                                                               Reference.......................... 10
Forward-Looking Information.......................................... S-73

                             ---------------------

This prospectus supplement contains trademarks and trade names of other companies.

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                                                                              i

Prospectus Supplement Summary

This summary highlights information contained elsewhere in this prospectus supplement. It is not complete and may not contain all of the information that is important to you. You should read the following summary together with the more detailed information included or incorporated by reference in this prospectus supplement or the accompanying prospectus, including risk factors, regarding our Company and our common shares being sold in this offering. Unless otherwise indicated, all of the following information assumes that the underwriters have not exercised their option to purchase up to an additional 825,000 common shares within 30 days of the date of this prospectus supplement.

Our Company

We are Charter Municipal Mortgage Acceptance Company, a business trust formed under the laws of the State of Delaware. We are a full service investor in and servicer of multifamily housing debt. We invest primarily in affordable multifamily housing revenue bonds, a portion of which are participating bonds, and other investments that produce interest or distributions which are excluded from gross income for purposes of federal income taxation. We refer to our investments in bonds as "revenue bonds." Substantially all of our investments are held indirectly through our subsidiaries. Our common shares trade on the American Stock Exchange under the symbol "CHC."

We recently formed Charter Mac Corporation (which we refer to as "CM Corp.") as a wholly-owned, consolidated taxable subsidiary to help us to more efficiently manage our taxable business and to permit us to diversify our business lines to include mortgage origination and servicing to third parties and guaranteeing mortgage loans for a fee. CM Corp. will hold most of our taxable investments, conduct any fee-generating activities in which we may engage and provide management services to us.

On December 24, 2001, CM Corp. acquired approximately 80% of the outstanding capital stock of PW Funding, Inc. ("PW Funding"), a mortgage banking firm specializing in multifamily housing. PW Funding was founded in 1971 and became one of the original Fannie Mae Delegated Underwriting and Servicing ("DUS") lenders in 1988. In 2000, PW Funding acquired Larson Financial Resources, Inc. ("Larson Financial Resources"), one of the top Freddie Mac Program Plus Seller/Servicers in the Northeast and a leading commercial loan correspondent for life insurance companies. Together, PW Funding and Larson Financial Resources service a $2.9 billion loan portfolio, including approximately $1.5 billion in Fannie Mae DUS loans and $600 million in Freddie Mac loans. Over the past five years, PW Funding and Larson Financial Resources have averaged approximately $530 million annually in loan originations.

We operate our day-to-day activities and select our investments utilizing the services and advice provided by CM Corp. and Related Charter LP, an affiliate of Related Capital. They provide these services pursuant to management agreements between (i) CM Corp. and/or Related Charter LP and us, and (ii) CM Corp. and each of our subsidiaries. For purposes of simplifying the description of our Company in this prospectus supplement, we refer to CM Corp. and Related Charter LP collectively as our "Manager".

Our Manager has subcontracted its obligations under the management agreements to Related Capital and uses Related Capital's resources and real estate and investment expertise to advise us and provide us with services. The management team that provides us with investment advice has an average of 13 years of experience with our Manager and/or Related Capital and 21 years of experience in the real estate industry.

We commenced operations in October of 1997 with a portfolio of 31 revenue bonds with an aggregate face amount of approximately $349 million which were secured by 31 affordable multifamily properties containing 8,047 units. During the period from our inception through September 30, 2001, we have invested in 103 new revenue bonds with an aggregate face amount of approximately $706 million which are secured by 84 affordable multifamily properties containing 16,536 units. Additionally, seven revenue bonds have been sold or repaid with an aggregate face amount of approximately $59 million, which were secured by seven affordable multifamily properties containing 1,596 units. Accordingly, as of September 30, 2001, our portfolio included direct or indirect interests in 127 revenue bonds with an aggregate face amount of approximately $995 million secured by 108 affordable multifamily properties containing 22,987 units located in 19 states and the District of Columbia.

The following chart depicts the aggregate face amount of our portfolio of revenue bonds as of December 31 for the last three fiscal years ending December 31, 2000 and as of September 30, 2001, reflecting the face amount of the original revenue bond portfolio and the cumulative face amount of our new revenue bonds owned as of those dates.

                                     [CHART]

                      Face Amount of Revenue Bond Portfolio
            (As of December 31st of each year and September 30, 2001)

                                [GRAPHIC OMITTED]

Since September 30, 2001, we have invested in an additional 26 revenue bonds aggregating approximately $194 million secured by 15 properties containing 3,178 units.

The following chart depicts our revenue bond portfolio as of September 30, 2001 by the type of investments in revenue bonds based on original face amount. As of September 30, 2001, 59% of our revenue bond portfolio was represented by revenue bonds secured by affordable multifamily housing properties owned by for-profit entities that benefit from federal low income housing tax credits ("LIHTCs"); 33% was represented by revenue bonds secured by affordable multifamily housing properties owned by for-profit entities that do not benefit from federal low income housing tax credits ("80/20"); 5% was represented by revenue bonds secured by affordable multifamily housing properties owned by charitable organizations described in Section 501(c)(3) of the Internal Revenue Code ("501(c)(3)"); and 3% was represented by subordinate revenue bonds. Because our investment strategy focuses on new revenue bonds secured by properties which benefit from federal LIHTCs, we expect the ratio of LIHTC bonds to the overall portfolio of revenue bonds to increase over time. During the period from our inception through September 30, 2001, 83% of our revenue bond investments have financed properties which benefit from LIHTCs.

                                    [CHART]

                    Types of Investments in Revenue Bonds
                          (As of September 30, 2001)

                                [GRAPHIC OMITTED]


We and our subsidiaries (other than CM Corp. and PW Funding) are each classified as partnerships or disregarded for federal income tax purposes and, thus, are not subject to federal income taxation. As such, we pass through to our shareholders, in the form of distributions, income, including tax-exempt income, derived from our investments. Although the exact percentage may vary from quarter to quarter, we expect that substantially all of our distributions to shareholders will be excludable from their gross income for federal income tax purposes. For the calendar year ended December 31, 2001, approximately 96% of our distributions consisted of tax-exempt income. See "Risk Factors--Our classification as a publicly traded partnership is not free from doubt and could be challenged" and "Federal Income Tax Considerations" below.

Our Focus In Our Industry

With regard to our portfolio investing, we focus on revenue bonds that are secured by affordable multifamily rental housing properties. Through our PW Funding entity, we focus on originating and servicing multifamily mortgage loans on behalf of Government Sponsored Enterprises (GSE's), such as Fannie Mae and the Federal Loan Mortgage Corporation ("Freddie Mac") and, to a lesser extent, the Federal Housing Authority ("FHA").

  Affordable Multifamily Housing

There is a significant unmet demand for affordable multifamily housing. According to a United States Department of Housing and Urban Development report dated January 2001, 4.9 million households are in need of quality affordable housing.

Our Manager estimates that nearly one-third of new multifamily construction annually contains an affordable component (approximately 62,000 to 126,000 units) that produces federal LIHTCs pursuant to Section 42 of the Internal Revenue Code, as amended (the "Code"). Developers who utilize tax-exempt revenue bonds to finance their properties are able to receive federal LIHTCs as long as rents are set at certain levels. See "Our Company--Regulatory Environment." We believe that multifamily properties that benefit from federal LIHTCs are less likely to have a foreclosure during the first 11 year operating period for the following reasons:

.. It has been our experience that properties financed with tax-exempt revenue bonds and federal LIHTCs have a capital structure comprised of 25% to 35% in cash equity, which our Manager believes represents a higher level of equity investment compared to conventionally financed multifamily housing;

..  The beneficial equity owners of these properties are typically one or more
   Fortune 500 companies;

.. The beneficial equity owners of these properties receive significant tax benefits over the first 11 year operating period. The tax benefits that equity owners expect from the federal LIHTC properties we have financed are equivalent to, and in many cases greater than, the total debt service on our revenue bonds during the first 11 year operating period. If the mortgage respecting the property is foreclosed, the equity owners will lose their prospective tax benefits, and potentially suffer a recapture of the tax benefits that they have already received and incur interest and penalties. Therefore, the equity owners have a large incentive to support a property that is experiencing negative cash flow;

.. Federal LIHTCs inure to the benefit of the property owner; therefore, in the event of a foreclosure, these credits become the property of the lender and can be resold to reduce our total investment in the property;

.. In order to receive federal LIHTCs, a property must either be newly constructed or substantially rehabilitated, and is therefore less likely to become functionally obsolete during the first 11 year operating period; and

.. Federal law requires that affordable housing units be leased at rents that are targeted for affordability, and therefore, they generally operate at high occupancy levels.

Citing some of the reasons above, Fitch, Inc. has indicated in several Collateralized Mortgage-Backed Securities (CMBS) ratings that multifamily properties that benefit from federal LIHTCs have a low default rate and that the federal LIHTCs provide collateral enhancement. In addition, a 2001 survey conducted by an international accounting firm of the five largest sponsors of federal LIHTC housing equity investments, which included Related Capital, determined that of 2,062 federal LIHTC properties financed since 1987 and syndicated to corporate investors, only one property suffered a foreclosure.

  Government Sponsored Enterprise Lending

Both Fannie Mae and Freddie Mac are federally-chartered,public corporations which, pursuant to their charters, are required to invest in both single family and multifamily housing. They are frequently referred to as Government Sponsored Entities, although they are not owned by and their securities are not guaranteed by federal or state government agencies.

Fannie Mae is the largest private-sector provider of multifamily financing for affordable and market-rate rental housing in America. DUS is Fannie Mae's principal multifamily loan program. Fannie Mae delegates to the DUS lenders the responsibility for originating, underwriting, closing and delivering multifamily mortgages and the DUS lenders share the risk of loss with Fannie Mae and service the loans for a fee. There are only 26 licensed DUS lenders and only they can originate loans on behalf of Fannie Mae. In 2001, DUS lenders originated and delivered approximately $12.7 billion of multifamily loans to Fannie Mae.

Freddie Mac principally invests in multifamily loans by purchasing the loans from one of the lenders in their Program Plus Network. Similar to DUS lenders, the Program Plus Seller/Servicers originate, underwrite, close and deliver the loans to Freddie Mac. However, the Seller/Servicers do not share the risk of loss with Freddie Mac. The Seller/Servicers do receive a fee for servicing the loans. In 2001, Freddie Mac originated approximately $6.3 billion of multifamily loans through Program Plus Seller/Servicers.

Our Strategy

We believe that we can generate above market returns for our shareholders and increase our market share by offering our direct purchase program and capital solutions to developers of affordable and market rate multifamily housing, utilizing our relationship with our Manager and Related Capital, offering financing through Fannie Mae, Freddie Mac and, to a lesser extent, FHA, creating new lines of business, maintaining geographic diversity and accessing multiple forms of capital.

  Offering our Direct Purchase Program and Capital Solutions

The traditional methods of financing affordable multifamily housing with tax-exempt revenue bonds are complex and time consuming, and involve the participation of many intermediaries. Through our Manager, we have streamlined the process with our "Direct Purchase Program." Our Direct Purchase Program removes all intermediaries from the financing process (except the governmental issuer of the revenue bond) and enables developers to deal directly with one source. Because we purchase our revenue bonds directly from the governmental issuer, our program eliminates the need for underwriters and their counsel, rating agencies and costly documentation. This reduces the financing life cycle, often by several months, and also reduces the bond issuance costs, usually by 30% or more. In dealing directly with us, developers feel more certain about the terms and timing of their financing. Our Direct Purchase Program is extremely beneficial to developers because the state agencies that allocate bond volume capacity limit the amount of time that a developer has to secure financing and still remain eligible to use the bond capacity.

Related Capital believes that it has always been a leader in creating "Capital Solutions," which entail innovative strategies for financing affordable multifamily housing and the creation of new products to assist developers with the entire development process. Our relationship with Related Capital offers developers different products for all of their financing needs, including pre-development loans, bridge loans, mezzanine loans and federal LIHTC equity. These Capital Solutions enable developers to have a single, streamlined underwriting process, which reduces the time and cost of financing.

We believe the savings in time and up-front costs and the certainty of execution that we offer developers allows us to receive above-market rates of interest on our revenue bonds.

  Utilizing the Relationship between our Manager and Related Capital

Affordable housing is and has always been one of Related Capital's primary businesses. Related Capital and its predecessor companies have specialized in offering debt and equity products to mid-market multifamily owners and developers of affordable housing for over 30 years. Related Capital has provided debt and equity financing for over 1,200 properties located in 45 states, the District of Columbia and Puerto Rico, valued at approximately $15 billion. According to the 2001 National Multihousing Council survey, as of December 31, 2000 Related Capital was the third largest owner of apartments in the United States with an ownership interest in 160,860 apartment units. Our Manager believes that Related Capital is currently the nation's largest non-agency provider of financing for multifamily federal LIHTC housing. During 2001 alone, Related Capital and the public companies it manages, including us, provided over $800 million of debt and equity financing for affordable multifamily housing.

We believe that we are well positioned to market our Direct Purchase Program as a result of our Manager's relationship with Related Capital. Our Manager has subcontracted with Related Capital to provide services to us and our subsidiaries. Furthermore, Related Charter LP is an affiliate of Related Capital and is controlled by the same individuals and entities that own Related Capital. These relationships allow our Manager to utilize Related Capital's resources and relationships in the affordable multifamily housing finance industry to attract developers and identify potential investments.

We are able to benefit from the marketing efforts of Related Capital's extensive origination groups, which offer our Direct Purchase Program in connection with federal LIHTC equity to developers nationally, except in the small number of states that require revenue bonds to be credit enhanced. Related Capital's LIHTC origination group is organized by territory and each territory is serviced by one or more senior originators who specializes in financing affordable housing and who has a support staff to help process business. Related Capital also employs a separate group of originators who are exclusively dedicated to bond originations for us. As a result, we have access to Related Capital's proprietary client base, which includes the nation's most active and respected developers of affordable multifamily housing. This access allows us to invest in and acquire a nationally diversified pool of revenue bonds.

We also benefit from Related Capital's underwriting and asset management expertise, as well as expertise in monitoring affordable multifamily developments for regulatory compliance. Related Capital, through 13 asset management locations throughout the country, currently asset manages a portfolio of over 900 multifamily properties.

  Offering financing through Fannie Mae, Freddie Mac and FHA

As a result of the acquisition of PW Funding, we have diversified the range of our investment products beyond fixed-rate, tax-exempt financing for affordable multifamily properties and are now able to offer developers fixed and floating rate tax-exempt and taxable financing through Fannie Mae, Freddie Mac and FHA for affordable and market rate multifamily properties. Combining this with our core business of investing in revenue bonds and our affiliation with Related Capital, we are able to provide developers with financing for all aspects of their property's capital structure.

We are also able to benefit from PW Funding's origination groups, which are located in five offices throughout the country. Similar to Related Capital, PW Funding's origination groups are organized by territory and each territory is serviced by one or more senior originator who specializes in PW Funding's product lines. PW Funding's origination groups are able to cross market our tax-exempt revenue bonds and Related Capital's LIHTC equity with their loan products, thereby offering developers a single, streamlined execution.

  Creating New Lines of Business

The recent formation of CM Corp. provides us with the opportunity to diversify our business lines. In addition to being the subsidiary that owns our interest in PW Funding and most of our existing and future taxable revenue bonds and other investments, we intend to use it to increase the amount of our direct taxable business.

In addition to expanding our business lines to include providing mortgage origination and servicing to third parties, we have also begun, on an opportunistic basis, to guarantee third party mortgage loans for a fee. In 2001, we participated in our first credit enhancement transaction. See "Recent Developments" below. We expect to be able to grow the value of our new fee business over time, which will generate internal revenue growth. We believe this internal revenue growth will help to insulate us from the vagaries of the capital markets.

Although we expect to be able to increase the income we receive from our taxable business, we do not expect that the taxable portion of our distributions will increase proportionately with the amount of taxable income we generate. This is because CM Corp. is entitled to deduct certain expenses from income for income tax purposes.

  Maintaining Geographic Diversity

We have a geographically diversified pool of revenue bonds and underlying collateral. As of September 30, 2001, our portfolio included direct or indirect interests in 127 revenue bonds secured by 108 properties located in 19 states and the District of Columbia. We believe this geographic diversification mitigates our exposure to regional economic downturns.

The map on the inside cover of this prospectus supplement depicts the locations of the properties which secure our revenue bonds, the states in which Related Capital has ownership interests in real estate assets, and the location of Related Capital's asset management offices. As illustrated by the map, Related Capital has an asset management office within driving distance from most of the properties which secure our revenue bond portfolio.

  Accessing Multiple Forms of Capital

In order to finance our investment opportunities we use a combination of equity offerings and securitizations of our assets. Our diverse access to capital provides us with financial flexibility and enables us to avoid relying upon a single source of financing. Further, the particular structure of each capital source has attributes that may make it more accommodating to certain investors or more favorably received in the then current climate of the capital markets. Pursuant to our trust agreement, we are only able to incur leverage or other financing up to 50% of our total market value. This limitation requires periodic equity offerings to maintain a balanced capital structure.

Securitizations of our revenue bonds typically offer the lowest cost of capital. We use two primary securitization programs: the Private Label Tender Option Program and the Puttable Floating Option Tax-Exempt Receipts/Residual Interest in Tax-Exempt Securities (P-FLOATs/RITES/SM/) program. See "Our Company--Raising Capital". In general, in our securitization programs, we sell a short-term variable rate senior position in our long-term fixed rate revenue bonds to investors and retain a residual interest, representing the difference in the amount of interest received on the revenue bonds and the aggregate amount paid to investors, plus all program costs. For the year ended December 31, 2000 and the nine months ended September 30, 2001, the fixed rate revenue bonds securitized in these two programs had a weighted average annual fixed interest rate of approximately 7.34% and 7.71%, respectively, and the short-term variable rate paid to the senior investors plus all program costs (i.e., our cost of funds) averaged approximately 5.25% and 3.88%, respectively.

Our Revenue Bond Portfolio

The $706 million of revenue bonds (based on original face amount) that we have invested in since we commenced operations through September 30, 2001 are depicted by type in the chart below. One or more Fortune 500 companies is the beneficial equity owner of the properties securing our federal LIHTC revenue bonds.

We believe that affordable multifamily rental housing, especially those properties which benefit from federal LIHTCs, is a valuable form of collateral for our tax-exempt revenue bonds.





                                     [CHART]

                    Types of Investments in New Revenue Bonds
                  (Since inception through September 30, 2001)

                                [GRAPHIC OMITTED]

As of September 30, 2001, the outstanding aggregate face amount of revenue bonds held directly or indirectly by us or our subsidiaries (including the full face amount of the revenue bonds underlying the Private Label Tender Option Program and the P-FLOATs/RITES/SM/ program) was approximately $995 million with a weighted average stated annual interest rate of 7.35% and a weighted average maturity of March 2032. The stated annual interest rates on such revenue bonds range from 4.87% to 11.00%, and, as of September 30, 2001, certain of the revenue bonds bore additional interest at contingent or participating rates payable to the extent of a percentage of available cash flow and/or sale or refinancing proceeds from the respective properties securing those revenue bonds. As of September 30, 2001, the size of the properties securing our revenue bonds ranged from 70 to 550 apartment units, with an average of 213 units.

The following table sets forth summary data with respect to our revenue bonds as of September 30, 2001:

                                                                        Weighted        Weighted
                                     Outstanding                         Average    Average Optional   Weighted
                                     Face Amount    Carrying Value(1) Stated Annual Redemption Date    Average
                                   ($ in thousands) ($ in thousands)  Interest Rate Without Penalty    Maturity
------------------------------------------------------------------------------------------------------------------
Investments in Revenue Bonds:
Tax-Exempt First Mortgage Bonds
   Stabilized Bond Portfolio......     $518,119         $494,997          6.97%           July 2007     March 2026
   Lease-up Bond Portfolio........       90,619           87,597          7.10%        October 2013  November 2039
   Construction Bond Portfolio....      283,820          286,411          7.71%      September 2016  February 2040
   Rehabilitation Bond Portfolio..       67,404           70,854          8.14%          March 2017   October 2035
                                       --------         --------
                                       $959,962         $939,859          7.28%           June 2011     April 2032
Taxable First Mortgage Bonds......        8,309            8,473          9.50%                  --     April 2019
Tax-Exempt Subordinate Bonds......       26,500           26,500          9.16%       December 2006      June 2033
                                       --------         --------
TOTAL/WEIGHTED AVERAGE............     $994,771         $974,832          7.35%            May 2011     March 2032
                                       ========         ========

--------
(1)In most cases, we have a right to require redemption of our revenue bonds held for investment prior to their maturity, although we may elect to hold them up to their maturity dates. As such, we account for our investment in revenue bonds as "available-for-sale debt securities." Accordingly, for financial reporting purposes, our investments in revenue bonds are carried at their estimated fair values, which we refer to as their "carrying values," with unrealized gains and losses reported in other comprehensive income on our "Consolidated Statements of Changes in Shareholders' Equity." Unrealized gains and losses do not affect the cash flow generated from operations, net income, distributions to shareholders, the characterization of the tax-exempt income stream or the financial obligations under the revenue bonds.

Some of our investments in revenue bonds are secured by affordable multifamily housing properties that are still in various stages of construction. Construction of such properties generally takes approximately 12 to 24 months. Since inception, we or our subsidiaries have generally required most developers to arrange for a financial institution to agree to purchase revenue bonds from us in certain events, including if the property financed by a revenue bond is not timely constructed according to preapproved plans and specifications. Generally, this is done by requiring that the financial institution post a letter of credit to secure our right to put such revenue bonds to the financial institution. These letters of credit are equal to the full face amount of our revenue bonds and they are issued by financial institutions that have investment grade ratings. In the event the construction or substantial rehabilitation of a property securing any of such revenue bonds is not completed on time or the construction or rehabilitation costs are not fully paid by the developer, we can put the related revenue bond to the financial institution, and if our put right is not honored, we can direct the bond trustee to draw on the financial institution's letter of credit and cause the financial institution to purchase such revenue bonds from us at par. Our Manager will also endeavor to obtain, in most instances, one or more additional types of security during such period, including a construction completion guarantee from the principals of the property owner, personal recourse to the property owner and payment and performance bonding of the general contractor, if any, with respect to a property securing our revenue bonds.

Summary of Regulatory Environment

  Revenue Bond Investments

We operate in a regulatory environment that is governed primarily by two sections of the Code relating to affordable multifamily housing. The first is
Section 142(d) of the Code, which governs the issuance of tax-exempt revenue bonds for affordable multifamily housing to be owned by private, for-profit developers, and the second is Section 42 of the Code, which authorizes federal LIHTCs for qualifying affordable multifamily housing properties. Generally, under Section 142(d) multifamily properties financed with tax-exempt revenue bonds must set aside a certain number of units for qualifying low-income tenants for a prescribed number of years. Multifamily properties financed with tax-exempt revenue bonds owned by charitable organizations described in Section 501(c)(3) of the Code, rather than owned by private, for-profit developers, must generally set aside a significantly greater number of units for qualifying low and moderate income tenants for a prescribed number of years. Under Section 142(d), there is no legal limitation on the rent that may be charged by the owners. However, under Section 42, which governs federal LIHTCs, similar rules apply, but there is a limit on the amount of rent that may be charged.

The availability of tax-exempt bond financing for affordable multifamily housing to be owned by private, for-profit developers in each state in each calendar year is limited by the statewide volume cap contained in Section 146 of the Code. At the end of 2000 Congress enacted legislation which, for the first time, increased the volume cap. The volume cap increased by 25% in 2001, will increase by an additional 25% in 2002 and thereafter will be indexed for inflation. We believe that the increase in the volume cap has caused an increase in the number of tax-exempt revenue bonds that are issued each year and therefore has created additional opportunities for us to acquire new revenue bonds. See "Our Company--Regulatory Environment."

  Government Sponsored Enterprise Lending

PW Funding and its subsidiaries' mortgage lending business is subject to various governmental and quasi-governmental regulation. PW Funding and/or its subsidiaries, collectively, are licensed or approved to service and/or originate and sell loans under Fannie Mae, Freddie Mac, Government National Mortgage Association ("Ginnie Mae") and FHA programs. FHA and Ginnie Mae are agencies of the Federal government and Fannie Mae and Freddie Mac are federally-chartered investor-owned corporations. These agencies require PW Funding and its subsidiaries to meet minimum net worth and capital requirements and to comply with other requirements. Mortgage loans made under these programs are also required to meet the requirements of these programs. In addition, under Fannie Mae's DUS program, PW Funding has the authority to originate loans without a prior review by Fannie Mae and is required to share in the losses on loans originated under this program.

Recent Developments

  Credit Enhancement

On December 31, 2001, we completed a credit enhancement transaction with Merrill Lynch Capital Services, Inc. ("MLCS") pursuant to which CM Corp. initially will receive an annual fee of approximately $1,247,000 in return for assuming MLCS' $46.9 million first loss position on a $351.9 million pool of tax-exempt weekly variable rate multifamily mortgage loans originated by CreditRe Mortgage Capital, LLC, an affiliate of Credit Suisse First Boston and The Related Companies, L.P. The Related Companies, L.P. has provided CM Corp. with an indemnity covering 50% of any losses that are incurred by CM Corp. as part of this transaction. As the loans mature or prepay, the first loss exposure and the fees paid to CM Corp. will both be reduced. The latest maturity date on any loan in the portfolio occurs in 2009. The remainder of the real estate exposure after the $46.9 million first loss position has been assumed by Fannie Mae and Freddie Mac. In connection with the transaction, we have guaranteed the obligations of CM Corp., and as security therefor, have posted collateral, initially in an amount equal to 50% of the first loss amount, which may be reduced to 40% if certain post closing conditions are met. The Related Companies, L.P. is an affiliate of Related Capital. As of December 31, 2000, The Related Companies, L.P. had a net worth of approximately $167.8 million and liquidity of approximately $56.2 million.

CM Corp. performed due diligence on each property in the pool, including an examination of loan-to-value and debt service coverage both on a current and "stressed" basis. CM Corp. analyzed the portfolio on a "stressed" basis by increasing capitalization rates and assuming an increase in the low floater bond rate.

  2002 Management Initiatives

On January 14, 2002, we announced that our Board of Trustees formed a special committee to explore strategic alternatives for our future management structure and ways to further diversify our revenue sources.

The special committee consists of the independent members of our Board of Trustees, Peter T. Allen, Arthur P. Fisch and Charles L. Edson. The special committee has retained independent counsel and expects to hire a financial advisor to assist them in this process.

  Investments

On October 18, 2001, we purchased 739,741 units of Series A Convertible Preferred Membership Interests in ARCap Investors, L.L.C. ("ARCap") at the price of $25.00 per unit for an aggregate face amount of approximately $18.5 million, with a preferred return of 12.00%.

ARCap was formed in January, 1999 by REMICap and Apollo Real Estate Investors to invest exclusively in unrated subordinated CMBS. As of December 31, 2001, ARCap had approximately $596 million in assets, including investments of approximately $565 million of CMBS. Approximately one-third of ARCap's CMBS are secured by multifamily properties.

As of December 31, 2001, ARCap had approximately $78.1 million of Common Membership Interests outstanding, which are subordinate to our Series A Convertible Preferred Membership Interests. ARCap's leverage is predominately fixed rate, long term financing and as of December 31, 2001, ARCap had approximately $322.1 million of debt outstanding, representing 54% of its capitalization.

  Other Recent Developments

See "Our Company--Recent Developments" for a discussion of our other recent investments and securitizations.

Our Address

Our principal executive offices, as well as those of our Manager and Related Capital, are located at 625 Madison Avenue, New York, New York 10022. Our phone number is (212) 421-5333.

The Offering

Common shares offered by us.....    5,500,000 shares

Common shares to be outstanding
  after the offering............    40,327,738 shares

Use of proceeds.................    We estimate that the net proceeds from this
                                    offering will be approximately $80.4
                                    million, after deduction of the
                                    underwriting discount and offering
                                    expenses. We intend to use the net proceeds from the sale of our common shares offered hereby primarily to acquire additional revenue bonds and other investments that are expected to produce primarily tax-exempt income. Any remaining net proceeds will be used for general business purposes, including reduction of our indebtedness.

Risk Factors....................    See "Risk Factors" and other information
                                    included or incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common shares.

AMEX symbol.....................    CHC

The number of common shares outstanding after this offering excludes options to purchase 228,262 common shares at an exercise price equal to the trading price of our common shares on the date the options were issued ($11.5625 per share), which were granted to our officers and certain employees of an affiliate of our Manager (see "Management--Related Charter LP--Incentive Share Option Plan"), and 1,764,663 common shares reserved for issuance upon the conversion of our Convertible Community Reinvestment Act Preferred Shares ("Convertible CRA Shares"), held by our Convertible CRA shareholders. See "Our Company--Raising Capital--Equity Offerings--Convertible Community Reinvestment Act Preferred Share Offerings". To date, none of the Convertible CRA Shares have been converted into common shares. In addition, we have granted an option to the underwriters in this offering to purchase up to an aggregate of 825,000 common shares to cover over-allotments, if any.

Distribution Policy

Subject to any preferential rights of any outstanding shares or series of shares, our common shareholders are entitled to receive distributions, if, when and as authorized by our board of trustees, out of funds legally available for distribution to our shareholders. One of our subsidiaries has issued preferred shares with an aggregate liquidation amount of approximately $219 million which effectively rank, with respect to payment of distributions and liquidation amounts, senior to our common shares and Convertible CRA Shares. See "Our Company--Raising Capital--Equity Offerings--Preferred Equity Issuances by Subsidiary."

We anticipate that we will pay distributions quarterly. Although the exact percentage may vary from quarter to quarter, we expect that substantially all of each distribution to shareholders will be excludable from their gross income for federal income tax purposes. For the calendar year ended December 31, 2001, approximately 96% of our distributions consisted of tax-exempt income.

We expect to make distributions on the common shares offered hereby beginning in May, 2002 for the quarter ending March 31, 2002, subject to the declaration of distributions by our board of trustees.

--------------------------------------------------------------------------------


Risk Factors

Any investment in our common shares involves a high degree of risk. You should carefully consider the following information about these risks, together with all of the other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus before you decide to purchase our common shares. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common shares could decline, and you may lose all or part of the money you paid to buy our common shares. This section includes or refers to certain forward-looking statements. You should refer to the explanation of the qualifications and limitations on such forward-looking statements discussed on page S-73 of this prospectus supplement.

Our revenue bonds are subject to uncertainties that may affect our revenues, net income and cash available for distribution.

We invest primarily in revenue bonds. By investing in revenue bonds, we expose ourselves to several risks that may adversely affect both our revenues, net income, and cash available for distribution, as well as our ability to adhere to our investment strategy. These risks include:

..  decrease in value of our revenue bonds caused by increases in interest rates;

..  changes in market interest rates;

.. competition with private investors, mortgage banking companies, lending institutions, trust funds, mutual funds, domestic and foreign credit enhancers, bond insurers, investment partnerships and other entities that have similar investment objectives to ours;

..  no recourse against state or local governments if a revenue bond defaults;

..  government regulations;

.. changes in restrictions imposed by the governmental issuer of a revenue bond; and

..  changes in federal and state tax laws.

Our income is subject to the risks of investments in affordable multifamily housing properties.

We derive income by investing in revenue bonds secured by multifamily residential properties. Investing in such revenue bonds subjects us to various types and degrees of risk that could adversely affect the value of our assets and our ability to generate revenue. The factors that may reduce our revenues, net income and cash available for distributions to shareholders include the following:

.. the property securing a revenue bond may not generate income sufficient to meet its operating expenses and debt service on its related revenue bond;

.. economic conditions, either local, regional or national, may limit the amount of rent that can be charged for rental units at the properties, and may result in a reduction in timely rent payments or a reduction in occupancy levels;

.. occupancy and rent levels may be affected by construction of additional housing units and national, regional and local politics, including current or future rent stabilization and rent control laws and agreements;

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                                                                           S-13

Risk Factors
--------------------------------------------------------------------------------


.. federal LIHTC and city, state and federal housing subsidy or similar programs which apply to many of the properties, could impose rent limitations and adversely affect the ability to increase rents to maintain the properties in proper condition during periods of rapid inflation or declining market value of such properties; and

.. if a revenue bond defaults, the value of the property securing such revenue bond (plus, for properties that have availed themselves of the federal LIHTC, the value of such credit) may be less than the face amount of such revenue bond.

We and our shareholders are dependent on our Manager.

We and our subsidiaries (with the exception of PW Funding) have no employees (although, for administrative convenience, we have appointed officers) and are dependent on our managers and their affiliates for the management and administration of our business and investments. We and each of our subsidiaries have entered into separate management agreements with Related Charter LP and/or CM Corp. pursuant to which they provide each respective entity with investment advice, portfolio management and all of the other services vital to such entity's operations. The term of each of our management agreements is one year, and the term of our subsidiaries' management agreements is generally 5 years. Neither we nor our subsidiaries may terminate our respective management agreements prior to the end of each term other than for cause. Thereafter, each management agreement may be renewed, subject to evaluation of the performance of the manager by the relevant entity's board of trustees (or directors). Each management agreement may be terminated (i) without cause by the manager, or
(ii) for cause by a majority of such entity's independent trustees (or directors), in each case without penalty and each upon 60 days' prior written notice to the non-terminating party. Our shareholders have no right or power to take part in the management of our Company. If our management agreements with our Manager are terminated, each of our subsidiaries' respective management agreements with our Manager will automatically terminate. All decisions with respect to the management or control of our Company, subject to the supervision of our board of trustees (or the applicable subsidiaries board of directors), will be made exclusively by our Manager. This includes, without limitation, the determination as to how we choose our investments. Our success will, to a large extent, depend on the identification and selection of attractive investments and the general quality of our Manager. If the manager terminates any of these entities' management agreements, such entity may not be able to find an adequate replacement manager.

Potential conflicts of interest may arise due to competition with our Manager, Related Capital and Affiliates.

Our Manager has subcontracted with Related Capital to provide the services which our Manager is required to provide under management agreements with us and/or each of our subsidiaries. There are risks involved with this arrangement. Under these management agreements, Related Charter LP and Related Capital are permitted to act as manager to other clients or investment vehicles (affiliated or otherwise) which invest in tax-exempt debt instruments. To the extent that other programs with similar investment objectives have funds available for investment at the same time as us, and/or an investment is potentially suitable for more than one such entity, conflicts of interest could arise as to which entity should acquire the investment. In such situations, Related Charter LP and its affiliates will review the investment portfolio of each such entity and will make the decision as to which such entity will acquire the investment on the basis of such factors as the effect of the acquisition on each such entity's portfolio and objectives, the amount of funds available and the length of time such funds have been available for investment, and the cash requirements of each such entity. If funds should be available to two or more programs to purchase a given investment and the other factors enumerated above have been evaluated and deemed equally applicable to each entity, then the programs will acquire such investments on a basis

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S-14

Risk Factors
--------------------------------------------------------------------------------

of rotation with the initial order of priority determined by the dates of formation of the entities. Neither Related Charter LP nor Related Capital currently provides management services to any entity whose investments are similar to ours.

We have invested in, and may in the future invest in, revenue bonds secured by properties in which either direct or indirect affiliates of Related Capital own equity interests in the borrower. Our trust agreement contains a limitation, equal to 15% of our total market value, on the aggregate amount of revenue bonds either we or our subsidiaries may hold where the borrowers under such revenue bonds are either direct or indirect affiliates of Related Capital and Related Capital generally has a controlling economic interest (which we refer to as "15% Affiliates"). Our trust agreement also requires that we obtain a fairness opinion from an independent adviser before investing under any circumstance in revenue bonds involving 15% Affiliates. For purposes of the foregoing limitations, a borrower in which Related Capital or its affiliates owns a partnership or joint venture interest merely to facilitate an equity financing on behalf of one of Related Capital's investment funds is not deemed a 15% Affiliate under our trust agreement by virtue of such relationship (which we refer to as a "non-15% Affiliate" and, together with the 15% Affiliates, the "RCC Affiliates"). A typical non-15% Affiliate borrower would be structured as a limited partnership as follows: the general partner would be an unaffiliated third party with a 1% general partnership interest and the 99% limited partner would itself be a limited partnership in which an affiliate of Related Capital would own a 1% general partnership interest and one or more Fortune 500 companies would own a 99% limited partnership interest.

Every transaction entered into between us and an RCC Affiliate raises a potentially ongoing inherent conflict of interest. In addition to the initial determination to invest in revenue bonds secured by properties owned by an RCC Affiliate, such conflicts of interest with respect to these revenue bonds include, among others, decisions regarding (i) whether to waive defaults of such RCC Affiliate, (ii) whether to foreclose on a loan, and (iii) whether to permit additional financing on the properties securing our investments other than financing provided by us. Although not required by our trust agreement, our board of trustees has adopted the following policy to address certain of such conflicts: In the event that we are required to take any of the following actions with respect to a revenue bond secured by properties in which an RCC Affiliate owns equity interests, the approval of a majority of the independent trustees shall be required (i) modification of any material rights and obligations respecting the RCC Affiliate, (ii) our waiver of material rights under the affiliated loan documents, (iii) the advancement of a material amount of additional funds to an RCC Affiliate borrower and (iv) forbearing to exercise any of our rights or collect any material costs due to us from an RCC Affiliate borrower.

In addition, The Related Companies, L.P. (which is affiliated with both Related Capital and Related Charter LP) effectively controls two Delaware limited liability companies whose principal lines of business have been the arrangement of credit enhancements for revenue bonds. As of the date of this prospectus supplement, neither entity is actively operating. However, The Related Companies, L.P. hopes to establish a new vehicle whose business will be the arrangement of credit enhancements for revenue bonds, and is currently seeking financing to fund this new vehicle. In the past these limited liability companies have not provided credit enhancement to properties that rely on federal LIHTCs for a significant part of their total capitalization similar to the properties underlying our revenue bonds and it is not expected that any future venture would look to provide credit enhancement to such properties. Therefore, it is not likely that a new venture would directly compete with our primary business, although such a new venture might compete with PW Funding for certain transactions. However, there can be no assurance that we and a new credit enhancement vehicle would not directly compete for similar products in the future.

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                                                                           S-15

Risk Factors
--------------------------------------------------------------------------------


We may suffer adverse consequences from changes in interest rates.

An increase in market interest rates may reduce the market value of our investments, including our residual interests in tax-exempt securitization transactions, decrease the amount we could realize on the sale of those investments and could adversely affect the amount of funds available for distribution to the holders of shares. Since a significant portion of our investments represent residual interests in revenue bonds or other securities whose cash flow is used to pay senior securities with short-term floating interest rates, any increase in short-term interest rates will reduce the cash flow from our residual interests and could adversely affect the market value of our shares.

A decrease in market interest rates may lead to the refinancing of some of the revenue bonds we own, through redemption thereof by the issuing entities or the borrowers. We may not be able to reinvest the proceeds of any such redemption at an attractive rate of return. In addition, we may not be able to purchase new revenue bonds at the same interest rates as we have in the past. This may affect our ability to generate sufficient tax-exempt income to make distributions and other payments in respect of our shares.

Various financial vehicles exist which would allow our Manager to mitigate the impact of interest rate fluctuations on our earnings and cash flow. Our Manager continually monitors and evaluates the interest rate environment and the costs of such strategies. Currently, we manage a portion of our interest rate risk through TBMA-indexed interest rate swaps. As of September 30, 2001, we had entered into two such swaps: one has a notional amount of $50 million fixed at an annual rate of 3.98% which expires in January 2006 and the other has a notional amount of $100 million fixed at an annual rate of 3.64% which expires in February 2004. The combined notional amount of these swaps is $150 million, which represented approximately 33% of our floating rate exposure in our securitization programs as of September 30, 2001. As of September 30, 2001, the annual weighted average fixed interest rate payable by us on these swaps was 3.75%. Upon expiration of these swaps, our Manager will evaluate whether we should enter into replacement swaps and there can be no assurance that our Manager will advise us to enter into such swaps. The receipt of payments pursuant to these or other swaps would constitute taxable, rather than tax-exempt, income.

Property owners' inability to make required "balloon" payments may affect us.

Full principal or the unamortized balance of a mortgage loan is generally required to be repaid as a lump-sum "balloon" payment. A significant portion of the tax-exempt revenue bonds held by us and our subsidiaries have balloon payments. If revenue bonds are put by us on their put dates (which are prior to their maturity dates), all of such revenue bonds will also require balloon payments. The ability of the property owners to repay the mortgage loans with balloon payments is dependent upon their ability to sell the properties securing our investments or obtain refinancing. As is the case with the revenue bonds in the existing portfolio, the new mortgage loans are not expected to be personal obligations of the property owners, and we will be relying solely on the value of the properties securing our investments for security.

Pursuant to our trust agreement, in no event will the principal amount of a first mortgage loan at the time our investment is made, together with all other mortgage loans on the subject property which secures our revenue bond, exceed 85% of the appraised fair market value of the property securing our revenue bond unless our Manager or our board of trustees determines that substantial justification exists because of the other aspects of the loan. Such other aspects may include the net worth of the property owner, the credit rating of the property owner based on historical financial performance, additional collateral (such as a pledge or assignment of other real estate or another real estate mortgage).

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S-16

Risk Factors
--------------------------------------------------------------------------------


There are risks associated with investing in participating interest revenue bonds.

A small portion of the revenue bonds we directly or indirectly own are participating interest bonds. Participating interest bonds are bonds that bear interest at rates which include participating or otherwise contingent interest payable from a percentage of net cash flow generated from the operation of, and/or sale or refinancing proceeds respecting, the properties securing our mortgage loan investments. There are risks associated with investing in participating interest bonds which could adversely affect income realized by us and our cash available for distribution. In the event a property securing one of our participating interest bonds is not sold prior to the maturity or remarketing of the participating interest bond, any participating or contingent interest payable by virtue of our participation in the net sale or refinancing proceeds of this underlying property will be determined on the basis of the appraised value of the underlying property. Real estate appraisals represent only an estimate of the value of the property being appraised and are based on subjective determinations, such as the extent to which the properties are comparable to the property being evaluated and the rate at which a prospective purchaser would capitalize the cash flow of the property to determine a purchase price. Accordingly, such appraisals may result in us realizing more or less participating interest from the revenue bond than would have been realized had such underlying property been sold, and the amount realized may, to a certain extent, be based on subjective decisions by the independent appraisers. Therefore, the risks involved in investing in participating interest bonds include:

.. the possibility that a real estate appraisal, which is a subjective assessment of value, could be necessary if a property securing one of our participating interest bonds is not sold prior to maturity;

.. the possibility that there will not be sufficient cash flow and proceeds to pay the participating or contingent interest;

.. the chance that borrowers will either fail to make payments due under the mortgage loans or default, reducing the amount of participating or contingent interest to be realized by us; and

.. changes in market interest rates and/or changes in the economic climate or recession may reduce the cash flow from our residual interests and could adversely affect the market value of our shares.

The properties underlying eight of our participating interest bonds originated by our predecessor (Cypress Run, Cedar Creek, the four Sunset bonds, Loveridge and Highpointe) with an aggregate face amount of approximately $86 million, while enjoying consistent high levels of occupancy for many years, have not been able to generate sufficient revenue after payment of operating expenses to pay any participating interest or the full amount of the initial stated "base interest" due and owing on such revenue bonds. As a result, at various times between 1987 and 1995, each of the properties financed by these eight revenue bonds was transferred through deed-in-lieu of foreclosure or similar transfer or out of bankruptcy to an entity owned in whole or in part by officers, employees or former employees of The Related Companies, L.P. or its affiliates. We (or our predecessor) have entered into modification agreements with each of the owners of the properties underlying those revenue bonds, which either reduced the base interest rate or deferred certain interest payments, or both. These revenue bonds, as of September 30, 2001, are paying interest at annual rates ranging from 4.72% to 7.50% with a weighted average interest rate of 5.78% and in some cases continue to owe certain current or deferred base interest. As of September 30, 2001, the properties securing each of these revenue bonds were currently performing and able to timely pay all interest on and principal of such revenue bonds, as modified.

We have no recourse against state or local government upon default of our revenue bonds or upon the bankruptcy of a borrower under a mortgage loan.

Although state or local governments or their agencies or authorities issue the revenue bonds we purchase, the revenue bonds are not general obligations of any state or local government. No government is liable

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                                                                           S-17

Risk Factors
--------------------------------------------------------------------------------

to repay the revenue bonds, nor is the taxing power of any government pledged to the payment of principal or interest under the revenue bonds. An assignment of the related mortgage loan to a bond trustee on behalf of us or one of our subsidiaries, or in some cases, an assignment to the bondholder, secures each revenue bond we directly or indirectly own. The loan is secured by a mortgage on the properties securing our investments and an assignment of rents. The underlying mortgage loans are nonrecourse other than customary recourse carve-outs for bad acts such as fraud; that is, the owners of the properties securing the revenue bonds that we directly or indirectly own are liable for the payment of principal and interest under the loans only to the extent of cash flow from and sale proceeds of such properties. Accordingly, the revenue derived from the operation of the properties securing the revenue bonds that we directly or indirectly own and amounts derived from the sale, refinancing or other disposition of the these properties are the sole sources of funds for payment of principal and interest under the revenue bonds.

Our revenue may also be adversely affected by the bankruptcy of an owner of properties securing the revenue bonds that we directly or indirectly own. An owner of such properties under bankruptcy protection may be able to forcibly restructure its debt service payments and stop making, temporarily or otherwise, debt service payments. Our rights in this event would be defined by applicable law.

Some of the properties underlying our revenue bonds are owned by charities.

A small portion of our revenue bonds were issued on behalf of non-profit organizations described in Section 501(c)(3) of the Code and finance low income multifamily properties or facilities for the elderly. Because an allocation of volume cap is not needed for these revenue bonds, they may be more readily available than revenue bonds which require an allocation of volume cap. However, because charities are not profit-motivated, they may not operate properties as efficiently as for-profit owners. Many charities are thinly capitalized and are unable to invest significant amounts of equity into affordable multifamily properties acquired by them. This may increase the likelihood of default because the charity may (i) not have the capital required to operate and maintain the property if the cash flow expected to be generated by rental income is less than expected or (ii) be more willing to abandon a property experiencing financial difficulty because its investment is minimal. In addition, investing in revenue bonds owned by charities are subject to other risks, including:

..  changes in governmental sponsorship of subsidized programs;

.. subsidization of indigent persons who use their facilities, which may reduce the cash flow available to pay debt service on revenue bonds of such facilities;

.. the possibility that a charity's status as an exempt organization could be revoked or the possibility that the property is sold to a person which is not an exempt organization that is described in Section 501(c)(3) of the Code, for example, as a result of a foreclosure sale (resulting in the interest on the revenue bonds issued for the benefit of such charity becoming includable in gross income for purposes of federal income taxation from the date of issue of the respective revenue bond); and

.. the inability of the owner of the revenue bond to recover sufficient value in the event of a default and subsequent foreclosure, because of the loss of the benefit of the tax-exempt financing and, in some cases, real estate tax abatements, unless the project is promptly resold to another qualifying non-profit organization.

There may be negative effects of requirements with respect to rent restrictions and permissible income of occupants of properties securing our revenue bonds.

All of the properties securing our revenue bonds are subject to certain federal, state and/or local requirements with respect to the permissible income of their tenants. The federal LIHTC program and,

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S-18

Risk Factors
--------------------------------------------------------------------------------

often, state or local law establish a rent ceiling for some or all tenants. In addition, pursuant to the Code, all of the properties securing our revenue bonds are required to have at least 20% (and in the case of low income properties owned by charities, at least 75%) of the units held for occupancy by low- or moderate-income persons or families. The Code provides that, as a general rule, for obligations issued on or after January 1, 1986, the income limitations for low- or moderate-income tenants will be adjusted for family size. Since federal subsidies are not generally available in connection with the mortgage loans, rents must be charged on such portions of the units at a level to permit such units to be continuously occupied by low- or moderate-income persons or families, which rents may not be sufficient to cover all operating costs with respect to such units and debt service on the applicable revenue bond. In such event, the rents on the remaining units may have to be higher than they would otherwise be and may, therefore, exceed competitive rents, which may adversely affect the occupancy rate of a property securing an investment and the developer's ability to service its debt.

We are subject to construction completion risks.

Some of the revenue bonds we invest in are secured by affordable multifamily housing properties which are still in various stages of construction. Construction of such properties generally takes approximately 12 to 24 months. The principal risk associated with construction lending is the risk of noncompletion of construction which may arise as a result of: (i) underestimated initial construction costs; (ii) cost overruns during construction; (iii) delays in construction; (iv) failure to obtain governmental approvals; and (v) adverse weather and other unpredictable contingencies beyond the control of the developer. If a mortgage loan is called due to construction not being completed as required in the mortgage loan documents, we may incur certain costs and invest additional capital in order to preserve our investment.

In order to minimize certain risks which may occur during the construction phase of a property, our Manager will endeavor to obtain in most instances one or more types of security during such period, including a construction completion guarantee from the principals of the property owner, personal recourse to the property owner and payment and performance bonding of the general contractor, if any, with respect to a property securing our investment. In addition, our Manager may require principals of the property owner to provide us and our subsidiaries with an operating deficit guarantee, covering operating deficits of a property securing an investment during an agreed-upon period, or a letter of credit from a financial institution, which letter of credit would secure the financial institution's obligation to purchase the bonds if tendered by our subsidiaries in the event that construction is not timely completed. Since inception, we or our subsidiaries have required most developers to arrange for financial institutions to post such letters of credit for properties which are under construction or the subject of a substantial rehabilitation. These letters of credit are equal to the full face amount of our revenue bonds and they are issued by financial institutions that have an investment grade rating. In the event a property underlying our revenue bonds is not completed on time or the construction costs are not fully paid by the developer, we can put the bond to the financial institution and collect our full face amount pursuant to the letter of credit. We and our subsidiaries may not be able, however, to obtain such security with respect to certain properties; in other cases, we and our subsidiaries may decide to forego certain types of available security if we or our subsidiaries determine that the security is not necessary or is too expensive to obtain in relation to the risks covered. Our Manager's loan servicing staff closely reviews construction loan risks and, depending on the financial strength of a developer, we may make certain construction loans without requiring the developer to post a letter of credit.

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The underlying properties of certain revenue bonds, which are currently in a lease-up stage, may experience financial distress if they do not meet occupancy and debt service coverage levels sufficient to stabilize such properties.

Certain of our revenue bonds are secured by mortgages on underlying properties which are currently in a lease-up stage. The lease-up of these underlying properties may not be completed on schedule or at anticipated rent levels, resulting in a greater risk that such revenue bonds may go into default than bonds secured by mortgages on multifamily projects that are stabilized. Moreover, there can be no assurance that the underlying property will achieve expected occupancy or debt service coverage levels.

Our Manager often requires borrowers to provide one or more types of security during such period, including a mandatory partial redemption of bond principal and/or an earn-out escrow. The mandatory partial redemption may be triggered by us in the event the property operations do not reach the levels necessary to maintain required debt service coverage. In such event, the property owner will then be required to pay down a portion of bond principal to an amount that results in the underwritten debt service coverage being met. There can be no assurance, however, that the property owner will have the money available to fund its pay down obligation. The earn-out escrow is designed to give the owner of the underlying property securing our investments an incentive to maximize the performance of the property to meet certain stabilization tests, on both occupancy and financial results. The earn-out feature requires that certain amounts be held in an escrow account and can be released to the owner of the property upon achievement of specified rental and operational levels.

Other parties may have the first right to income from and principal of, and control of foreclosure on, some of our investments.

As of the date of this prospectus supplement, a small portion of our investments consists of securities that are subordinated securities or that represent interests in bonds, notes or other instruments that may be junior in right of payment to other bonds, notes or instruments. There are risks in investing in subordinated securities that could adversely affect our ability to make expected distributions to shareholders, including:

.. the risk that borrowers may not be able to make payments on both the senior and the junior interest, resulting in us, as a holder of the junior security, receiving less than the full and timely repayment of our investment; and

.. the possibility that the holders of the senior interests may control the ability to enforce remedies, limiting our ability to take actions that might protect our interests.

Because we hold most of our investments through subsidiaries, we may not have the first priority on the income from and principal of the investments held by our subsidiaries.

We hold most of our investments through our subsidiaries, which have a contractual first priority on the income generated from these investments. Certain of our subsidiaries were formed as financing vehicles for us, and, together with third parties, may have contractual first priorities on the income from and principal of the investments held by some of our subsidiaries. In particular, the holders of the preferred shares of one of our subsidiaries are entitled to receive preferential distributions with respect to revenues generated by investments held directly or indirectly through that subsidiary, which constitute a substantial portion of our assets. Accordingly, the earnings on these investments may not be available for payments in respect of our common shares.

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Certain of the revenue bonds held by us and our subsidiaries are subject to a pledge.

All of the revenue bonds currently held by two of our subsidiaries, the Origination Trust and the Owner Trust, have been pledged to MBIA Insurance Corp. ("MBIA") and to a consortium of highly-rated banks (the "Liquidity Banks") that serve as liquidity providers under the Private Label Tender Option Program, to secure the credit enhancement and liquidity provided by MBIA and the Liquidity Banks, respectively. Through our subsidiaries, as of September 30, 2001, we have raised $350 million through the Private Label Tender Option Program to purchase revenue bonds and other related investments. Upon the occurrence of an event of default under the Private Label Tender Option Program documents, which events of default include the failure of the underlying revenue bonds to generate sufficient income to pay distributions on the floater certificates issued in connection with the Private Label Tender Option Program, MBIA and the Liquidity Banks may exercise their rights as pledgees, which includes the right to compel a sale of all or a portion of the pledged revenue bonds. We will only recover proceeds from such sale to the extent the value of such revenue bonds exceeds the amounts owed to MBIA and/or the Liquidity Banks. In the event such value is insufficient, payments in respect of our common shares may be delayed, reduced or eliminated.

We and our subsidiaries have securitized certain revenue bonds through the Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") P-FLOATs/RITES/SM/ program. Certain of the revenue bonds held directly by one of our subsidiaries have been pledged to the credit enhancer of the revenue bonds underlying the P-FLOATs/SM/ and RITES/SM/, to secure that subsidiary's obligations in respect of the RITES/SM/. Upon the occurrence of an event of default under the P-FLOATs/RITES/SM/ program documents, which events of default include our failure to maintain certain specified levels of collateral and the failure of the underlying revenue bonds to generate sufficient interest to pay distributions on the P-FLOATs/SM/ issued in connection with the P-FLOATs/RITES/SM/ program, the credit enhancer may exercise its rights as pledgee in the same manner as noted above with respect to the Private Label Tender Option Program. See "Our Company--Raising Capital."

Our revenue bonds and mortgage loans may be considered usurious.

State usury laws establish restrictions, in certain circumstances, on the maximum rate of interest that may be charged by a lender and impose penalties on the making of usurious loans, including monetary penalties, forfeiture of interest and unenforceability of the debt. Although we do not intend to acquire revenue bonds secured by mortgage loans at usurious rates, there is a risk that our revenue bonds and mortgage loans could be found to be usurious as a result of uncertainties in determining the maximum legal rate of interest in certain jurisdictions, especially with respect to participating interest. Therefore, the amount of interest to be charged and our return from our revenue bonds will be limited by the state usury laws. In order to minimize the risk of making a usurious loan, our trust agreement requires our Manager to obtain an opinion of local counsel to the effect that the interest rate of a proposed revenue bond is not usurious under applicable state law. We also intend to obtain an opinion of local counsel to the effect that the interest on the proposed mortgage loan is not usurious. To obtain such opinions, we may have to agree to defer or reduce the amount of interest that can be paid in any year. Some states may prohibit the compounding of interest, in which case we may have to agree to forego the compounding feature of our revenue bond structure.

Risks Associated with Credit Enhancement.

On December 31, 2001 CM Corp. entered into a transaction pursuant to which it provided credit enhancement on a $46.9 million first loss position in respect of a portfolio of multifamily housing properties, each of which had been financed with an issue of variable rate tax-exempt multifamily

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                                                                           S-21

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Risk Factors
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mortgage loans. We provided a guaranty of CM Corp.'s obligations and in support thereof we pledged certain of our revenue bonds with a collateral value equal to 50% of the first loss exposure. The Related Companies, L.P. has provided us with an indemnification of fifty percent (50%) of any losses we sustain in this transaction. Although we reviewed the performance of each of the underlying properties prior to entering into this transaction, there can be no assurance that all of the underlying properties will be able to meet their debt service requirements. The risk would be exacerbated in an environment where interest rates are rising, since the interest rates on the underlying revenue bonds reset weekly based on current market conditions. In the event that one or more of the underlying properties were to default in its payment obligations or otherwise, a financial loss could result, in which event CM Corp. would be called upon to make a payment pursuant to its credit enhancement of the first loss position. Were this to occur, we would be called upon to make such payment as the guarantor of CM Corp.'s obligations. Although given the diversification and current financial strength of the underlying portfolio it is unlikely that there will be any defaults, there can be no assurance that defaults will not occur and we are at risk for an amount up to $46.9 million. Furthermore, although The Related Companies, L.P. has indemnified us for 50% of any losses incurred, there can be no assurance that payment will be forthcoming on such indemnification.

Although The Related Companies, L.P. had a net worth of $167.8 million as of December 31, 2000, a substantial portion of its net worth is illiquid and it has no obligation to maintain such net worth.

Risks associated with DUS Lending.

Through our DUS program, PW Funding originates loans which are thereafter purchased by Fannie Mae. PW Funding retains a "first loss" position with respect to loans that it originates and sells to Fannie Mae. PW Funding assumes responsibility for a portion of any loss that may result from borrower defaults, based on the Fannie Mae loss sharing formulas, Levels I, II, or III. As of December 31, 2001, all but one of the PW Funding's loans consisted of Level I loans. For such loans, PW Funding is responsible for the first 5% of the unpaid principal balance and a portion of any additional losses to a maximum of 20% of the original principal balance. Level II and Level III loans carry a higher loss sharing percentage. Any remaining loss is sustained by Fannie Mae.

Under the terms of the Master Loss Sharing Agreement between Fannie Mae and PW Funding, PW Funding is responsible for funding 100% of mortgagor delinquency (principal and interest) and servicing (taxes, insurance and foreclosure costs) advances until the amounts advanced exceed 5% of the unpaid principal balance at the date of default. Thereafter, for Level I loans, PW Funding may request interim loss sharing adjustments which allow PW Funding to fund 25% of such advances until final settlement under the Master Loss Sharing Agreement. No interim sharing adjustments are available for Level II and Level III loans.

No assurance can be given that our subsidiary, CM Corp., will be operated profitably.

CM Corp. is engaged in the business of originating and servicing mortgage loans for a fee, providing credit enhancement for a fee and providing management services for a fee. These fee generating activities are significantly different from the majority of our historical investment business where revenue bonds are held and income is generated primarily through receipt of interest payments. There can be no assurance that we will be able to conduct our new fee business profitably.

The portion of our dividends that represent tax-exempt income could decrease.

If the taxable dividend income distributed by CM Corp. to us represents a larger percentage of our net income in the future or if we invest in a larger percentage of taxable investments or if we engage in other taxable fee generating business, the percentage of our net income that is tax-exempt could decrease.

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Subordinated interests are subject to increased risk of first loss or non-investment grade subordinated interests.

We have invested indirectly in subordinated CMBS through our ownership of preferred membership interest in ARCap Investors L.L.C. ("ARCap"). Subordinated CMBS of the type in which ARCap invests include "first loss" and non-investment grade subordinated interests. A first loss security is the most subordinate class in a structure and accordingly is the first to bear the loss upon a default or restructuring or liquidation of the underlying collateral and the last to receive payment of interest and principal. Accordingly, such classes are subject to special risks, including a greater risk of loss of principal and non-payment of interest than more senior, rated classes. The market values of subordinated interests in CMBS and other subordinated securities tend to be more sensitive to changes in economic conditions than more senior, rated classes. As a result of these and other factors, subordinated interests generally are not actively traded and are relatively illiquid investments. With respect to our investment in ARCap, our ability to transfer our membership interest in ARCap is further limited by the terms of ARCap's operating agreement.

Certain types of losses are uninsured.

There are certain types of losses (generally of a catastrophic nature, such as earthquakes, floods and wars) which are either uninsurable or not economically insurable. Should such a disaster occur to, or cause the destruction of, one of the properties securing a revenue bond that we directly or indirectly own, it is possible that we could lose both our invested capital and anticipated profit. We evaluate the risks of these types of losses on an individual transaction basis.

Our investments are illiquid.

Our investments lack a regular trading market, particularly during turbulent market conditions or if any of our tax-exempt revenue bonds become taxable or are in default. There is no limitation in our trust agreement or otherwise as to the percentage of our investments that may be illiquid and we do not expect to invest a substantial portion of our assets in liquid securities. There is a risk involved in investing in illiquid securities, particularly in the event that we need additional cash. If a situation arises where we would require additional cash, we could be forced to liquidate some of our investments on unfavorable terms that could substantially reduce the amount of distributions available and payments made in respect of our shares.

Our board of trustees can change our business policies unilaterally.

Our shareholders have no control over changes in our policies, including our business policies with respect to acquisitions, financing, growth, debt, capitalization and distributions, which are determined by our board of trustees. Although our board of trustees has no present intention to change its business plan, it may amend or revise these and certain other policies from time to time without shareholder vote. There is a risk that changes in our business policies may not fully serve the interests of all of our shareholders.

We invest in revenue bonds secured by real estate, which involves risk of liability under the environmental laws.

Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances released

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                                                                           S-23

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on, above, under or in such property. These laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. As a result, the owners of the real estate securing our investments could be required to pay removal or remediation costs. These costs of removal or remediation could be substantial and could negatively impact the availability of property cash flow for payments on our investments. Phase I reports have been obtained for all of the properties securing our investments, and in certain instances, because of findings in the Phase I reports, Phase II reports have also been obtained. The results of such reports were that no material violations of applicable regulations were found and such reports concluded that there has been no verifiable or apparent adverse environmental impact from past or present land use which has not been or will not be remediated. Other than such Phase I and Phase II reports, no further environmental analyses have been performed with respect to the properties securing our investments. Other than the results of the reports described above, our awareness of environmental problems associated with the properties securing our investments is derived, for the most part, from information obtained from owners of the properties which secure our investments, due diligence inquiries when our investments were financed or visual inspections of properties by independent appraisers. There may, however, be environmental problems associated with a property securing an investment not known to us and our subsidiaries and not revealed by the reports described above. Our intention is that all investments acquired in the future will have Phase I environmental site assessments and, if necessary, Phase II environmental site assessments and other analyses.

We are not registered under the Investment Company Act and would not be able to conduct our activities as we currently conduct them if we were to become required to be registered.

Neither we nor our subsidiaries are registered under the Investment Company Act of 1940, as amended (the "Investment Company Act") and we would not be able to conduct our activities as we currently conduct them if we were required to register.

We at all times intend to conduct our activities, and those of our subsidiaries, so as not to become regulated as an investment company under the Investment Company Act. While we are not an "investment company" under the Investment Company Act, if a subsidiary of ours were to be deemed to be an "investment company" we could also be subject to regulation under the Investment Company Act. There are a number of possible exemptions from registration under the Investment Company Act that we believe apply to our subsidiaries and which we believe make it possible for us not to be subject to registration under the Investment Company Act.

For example, the Investment Company Act exempts entities that are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate," which we refer to as "qualifying interests." Under current interpretation of the staff of the Securities and Exchange Commission, one of the ways in which our subsidiaries can qualify for this exemption is to maintain at least 55% of its assets directly in qualifying interests and the balance in real estate-type interests. Under this test, unless certain mortgage securities represent all of the certificates issued with respect to an underlying pool of mortgages, such mortgage securities may be treated as securities separate from the underlying mortgage loans and, thus, may not be considered qualifying interests for purposes of the 55% requirement. We believe our subsidiaries can rely on this exemption or another exemption from registration (other than CM Corp. whose activities do not implicate the registration requirements under the Investment Company Act).

The requirement that our subsidiaries maintain 55% of assets in qualifying interests (or satisfy another exemption from registration) may inhibit our ability to acquire certain kinds of assets or to securitize additional interests in the future. If any of our subsidiaries fail to qualify for exemption from registration as an investment company, we, in turn, may be required to register as an investment company under the Investment

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S-24

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Risk Factors
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Company Act. In such event, our ability to maintain our financing strategies would be substantially reduced, and we would be unable to conduct our business as described herein. Such a failure to qualify could have a material adverse effect upon our ability to make distributions to our common shareholders.

Possible adverse effect arising from shares available for future sale.

Our board of trustees is permitted to offer additional common shares or other equity or debt securities of our Company in exchange for money, property or otherwise. We have previously issued, and may in the future issue, a series of shares called the Convertible CRA Shares. Our Convertible CRA Shares were previously issued in two private placements pursuant to Rule 144A under the Securities Act of 1933, as amended. These Convertible CRA Shares are convertible into our common shares. The sale in the public market of such common shares could, and depending upon the number of shares of common shares involved, likely would, adversely affect prevailing market prices. In addition, such sales could adversely affect our ability to raise additional capital through equity markets. As of September 30, 2001, we had 1,882,364 Convertible CRA Shares outstanding, which are convertible into 1,764,663 common shares. See "Our Company--Raising Capital--Equity Offerings--Convertible Community Reinvestment Act Preferred Share Offerings."

Our inability to raise capital could adversely affect our growth.

Our ability to sell any additional securities which we may offer, including our Convertible CRA Shares, is subject to risks, including:

..  conditions then prevailing in the relevant capital markets;

.. our results of operations, financial condition, investment portfolio and business prospects; and

.. the timing and amount of distributions to the holders of our shares which could negatively affect the price of a common share.

Furthermore, the issuance of additional securities means that our shareholders are subject to the following risks:

..  we generally do not need shareholder approval to issue additional securities;

.. our shareholders do not have any preemptive rights in connection with the issuance of any additional securities; and

..  your investment may be diluted.

Our classification as a publicly traded partnership not taxable as a corporation is not free from doubt and could be challenged.

We and our subsidiaries (other than CM Corp. and PW Funding) have chosen to operate as a partnership for federal income tax purposes. Operating as a partnership for federal income tax purposes allows us to pass through our income, including our tax-exempt income, and deductions to our shareholders. The listing of our common shares on the American Stock Exchange causes us to be treated as a "publicly traded partnership" for federal income tax purposes. We, and Paul, Hastings, Janofsky & Walker LLP, our counsel (which we also refer to as "Paul Hastings"), believe that we have been and are properly treated as a partnership for federal income tax purposes. However, the Internal Revenue Service ("IRS") could challenge our partnership status and we could fail to qualify as a partnership in future years. Qualification as a partnership involves the application of highly technical and complex Code provisions. For example, a publicly traded partnership is generally taxable as a corporation unless 90% or more of

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                                                                           S-25

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Risk Factors
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its gross income is "qualifying" income (which includes interest, dividends, real property rents, gains from the sale or other disposition of real property, gain from the sale or other disposition of capital assets held for the production of interest or dividends, and certain other items). We have represented that in all prior years of our existence at least 90% of our gross income was qualifying income and we intend to conduct our operations in a manner such that at least 90% of our gross income will constitute qualifying income. Subject to the discussion below entitled "Federal Income Tax Considerations--General," in the opinion of Paul Hastings, although the issue is not free from doubt, we have been and are properly treated as a partnership for federal income tax purposes.

In determining whether interest is treated as qualifying income under these rules, interest income derived from a "financial business" and income and gains derived by a "dealer" in securities is not treated as qualifying income. We have represented that we are acting as an investor with respect to our investments and that we have not engaged in, and will not engage in, a financial business. There is no clear guidance on what constitutes a financial business. We have taken the position that for purposes of determining whether we are in a financial business, the bond origination activities of our Manager conducted on our behalf would not be attributed to us and that our bond acquisition and financing activities as well as our proposed activities would not cause us to be engaged in a financial business or to be considered a "dealer" in securities. The IRS could assert that our activities constitute a financial business. Even if we were considered to be engaged in a financial business, we believe that we would satisfy the requirement that 90% or more of our income constitutes qualifying income. If our bond acquisition and financing activities, including any activities of our Manager that could be attributed to us, constitute (or as a result of increased volume constitute) a financial business or cause us to be treated as a dealer, there is a substantial risk that more than 10% of our gross income would not constitute qualifying income.

In addition, in determining whether interest is treated as qualifying income, interest income that is determined based upon the income or profits of any person is not treated as qualifying income. A portion of the interest payable on participating interest bonds owned by us and our subsidiaries is determined based upon the income or profits of the properties securing our investments. Accordingly, if we were to receive more than 10% of our interest income in any given year from such "contingent interest," the IRS could take the position that we and/or our subsidiaries should be treated as publicly traded partnerships, taxable as associations. We carefully monitor the type of interest income we receive to avoid such a circumstance. However, there can be no assurance that such monitoring would be effective in all events to avoid the receipt of more than 10% contingent interest in any given year, because circumstances outside of the control of us and our subsidiaries could cause such a result.

If for any reason less than 90% of our gross income constitutes qualifying income, items of income and deduction would not pass through to our shareholders and our shareholders would be treated for federal income tax purposes as stockholders in a corporation. We would be required to pay income tax at regular corporate rates on any portion of our net income that did not constitute tax-exempt income. In addition, a portion of our tax-exempt income may be included in determining our alternative minimum tax liability. Distributions by us to our shareholders would constitute ordinary dividend income taxable to such holders to the extent of our earnings and profits, which would include tax-exempt income, as well as any taxable income we might have, and the payment of these dividends would not be deductible by us. These consequences would have a material adverse effect on us and our shareholders.

Our treatment of income from our residual interests as tax-exempt could be challenged.

We hold, directly or indirectly, residual interests in certain tax-exempt revenue bonds through securitization programs, such as the Private Label Tender Option Program and P-FLOATs/RITES/SM/ program, which entitle us to a share of the tax-exempt interest of such revenue bonds. Special tax counsel have each rendered an opinion to the effect that the issuer of the RITES/SM/ and the Private Label

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Risk Factors
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Tender Option Program residual certificates, respectively, will be classified as a partnership for federal income tax purposes and the holders of the RITES/SM/ and the Private Label Tender Option Program residual certificates will be treated as partners of such partnership. Consequently, as the holder of the RITES/SM/ and the Private Label Tender Option Program residual certificates, we are entitled to treat our share of the tax-exempt income allocated and distributed to us as tax-exempt income. However, it is possible that the IRS could disagree with those conclusions and an alternative characterization could adversely affect the treatment of the income we receive from the RITES/SM/ and the Private Label Tender Option Program residual certificates as ordinary taxable income.

The value of our common shares, our Convertible CRA Shares and our preferred shares, if any, and our ability to make distributions of tax-exempt income depends upon the application of tax laws.

The following discussion relates only to those investments which generate tax-exempt income.

Tax treatment of our revenue bonds. We will primarily acquire and hold tax-exempt investments that we reasonably believe, based upon the opinion of nationally recognized counsel delivered on the date the investment was originally issued (or on the date on which the investment was considered reissued), will generate interest or distributions excludable from the gross income of the holders thereof for federal income tax purposes. Certain of the revenue bonds acquired directly or indirectly by us bear interest at rates which include participating or otherwise contingent interest. These revenue bonds are called participating interest bonds. In the case of all participating interest bonds, the opinions of counsel include an underlying opinion to the effect that such participating interest bond would be treated as debt for federal income tax purposes.

Tax-exemption of our revenue bonds. On the date of original issuance or reissuance of each revenue bond, nationally recognized bond counsel or special tax counsel rendered its opinion to the effect that, based on the law in effect on the date of original issuance or reissuance, interest on such revenue bonds is excludable from gross income for federal income tax purposes, except with respect to any revenue bond (other than a revenue bond, the proceeds of which are loaned to a charitable organization described in Section 501(c)(3) of the
Code) during any period in which it is held by a "substantial user" of the property financed with the proceeds of such revenue bonds or a "related person" of such a "substantial user." In the case of participating interest bonds, such opinion assumes, in certain cases in reliance on another unqualified opinion, that such participating interest bond constitutes debt for federal income tax purposes. See "--Treatment of revenue bonds as equity" below. Each opinion speaks only as of the date it was delivered. In addition, in the case of revenue bonds which, subsequent to their original issuance, have been reissued for federal tax purposes, nationally recognized bond counsel or special tax counsel has delivered opinions to the effect that interest on the reissued revenue bond is excludable from gross income of the bond holder thereof for federal income tax purposes from the date of reissuance or, in some cases, to the effect that the reissuance did not adversely affect the excludability of interest on the revenue bonds from the gross income of the holders thereof.

The reissuance of a revenue bond generally does not, in and of itself, cause the interest on such revenue bond to be includable in the gross income of the holder thereof for federal income tax purposes. However, if a revenue bond is treated as reissued and the appropriate federal tax information return, a Form 8038, has not been timely filed or a late filing has not been accepted by the IRS, interest on such revenue bond could be includable in the gross income of the holder thereof for federal income tax purposes from and after the reissuance date. In addition, if a participating interest revenue bond is treated as reissued, there can be no assurance that such revenue bond would continue to be characterized as debt, as described below, insofar as the facts and circumstances underlying such characterization may have changed. Furthermore, pursuant to regulations generally effective as of June 30, 1993, if an issue of

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                                                                           S-27

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Risk Factors
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the revenue bonds is treated as reissued within six months of the transfer of the project financed by such issue of revenue bonds by the owner of such project to an unrelated party the interest on such revenue bonds could become includable in gross income for purposes of federal income taxation. In addition, if a participating interest revenue bond is reissued after August 13, 1996, the reissued revenue bond is or would become subject to certain regulations concerning contingent payments, which could cause some or all of the interest payable on such participating interest revenue bond to become includable in gross income of the holder thereof for federal income tax purposes, unless such participating interest revenue bond is modified at the time of reissuance to comply with the contingent payment regulations.

With respect to all but one (Highpointe) of the revenue bonds that were modified as the result of the underlying property experiencing financial difficulty (see "There are risks associated with investing in participating interest revenue bonds"), on the basis of the filing of the Forms 8038 and, in some instances the entering into written modification agreements to assure compliance with the contingent payment regulations. Greenberg Traurig, LLP (also referred to as "Greenberg Traurig"), our bond counsel, has rendered unqualified legal opinions to the effect that interest on the participating interest bond is excludable from the gross income of the holder thereof for federal income tax purposes. However, an opinion of or advice from counsel has no binding effect, and no assurances can be given that the conclusions reached will not be contested by the IRS or, if contested, will be sustained by a court. Furthermore, there can be no assurance that the IRS will not treat certain of the modifications of the participating interest bonds as resulting in a reissuance on a date other than the date on which Greenberg Traurig determined that a reissuance had occurred in its unqualified opinions, in which case such revenue bonds may suffer adverse tax consequences, as more fully described in the previous paragraph, and such bond would not have the benefit of an opinion that interest on such bond is excludable from gross income for federal income tax purposes. We will contest any adverse determination by the IRS on these issues.

The Code establishes certain requirements which must be met subsequent to the issuance and delivery of tax-exempt revenue bonds for interest on such revenue bonds to remain excludable from gross income for federal income tax purposes. Among these continuing requirements are restrictions on the investment and use of the revenue bond proceeds and, for revenue bonds the proceeds of which are loaned to a charitable organization described in Section 501(c)(3) of the Code, the continued exempt status of such borrower. In addition, the continuing requirements include tenant income restrictions, regulatory agreement compliance and compliance with rules pertaining to arbitrage. Each issuer of the revenue bonds, as well as each of the underlying borrowers, has covenanted to comply with certain procedures and guidelines designed to ensure satisfaction with the continuing requirements of the Code. Failure to comply with these continuing requirements of the Code may cause the interest on such bonds to be includable in gross income for federal income tax purposes retroactively to the date of issuance, regardless of when such noncompliance occurs.

Greenberg Traurig, as our bond counsel, and Paul Hastings, as our securities counsel (Greenberg Traurig and Paul Hastings are collectively referred to herein as our "Counsel"), have not, in connection with the offering of the common shares pursuant to this prospectus supplement, passed upon and do not assume any responsibility for, but rather have assumed the continuing correctness of, the opinions of bond counsel or special tax counsel (including opinions rendered by Greenberg Traurig) relating to the exclusion from gross income of interest on the revenue bonds and have not independently verified whether any events or circumstances have occurred since the date such opinions were rendered that would adversely affect the conclusions set forth therein. However, except as described above with respect to certain of our participating interest bonds that have been modified, as of the date of this prospectus supplement, neither we, nor our subsidiaries, our affiliates or our Counsel have knowledge of any events that might adversely affect the tax-exempt status of our revenue bonds, including any notice that the IRS considers interest on any of our revenue bonds to be includable in gross income.

--------------------------------------------------------------------------------

Risk Factors
--------------------------------------------------------------------------------


Treatment of revenue bonds as equity. Payment of a portion of the interest accruing on each participating interest bond depends in part upon the cash flow from, and proceeds upon sale of, the property securing our investment financed by such revenue bond. An issue may arise as to whether the relationship between us and the respective obligors is that of debtor and creditor or whether we are engaged in a partnership or joint venture with the respective obligors. If the IRS were to determine that one or more of the participating interest bonds represented or contained an equity investment in the respective property securing our investment because of this feature, all or part of the interest on such participating interest bond, could be viewed as a taxable return on such investment and would not qualify as tax-exempt interest for federal income tax purposes.

To our knowledge, neither the characterization of the participating interest bonds as debt, nor the characterization of the interest thereon as interest excludable from gross income of the holders thereof, has been challenged by the IRS in any judicial or regulatory proceeding. In certain instances, opinions rendered by bond counsel provided that the characterization of the bonds as debt was not free from doubt and that all or a portion of the interest on such bonds, including "contingent interest" and "deferred interest," may not be treated as interest for state and federal law but that it is more likely than not that such interest is interest for state and federal law purpose or otherwise similarly limited.

We or our predecessors received opinions of counsel from Willkie, Farr & Gallagher LLP and other counsel retained by us or our predecessor respecting each of our participating interest bonds to the effect that, based upon assumptions described in such opinions, which assumptions included the fair market value of the respective properties upon completion and economic projections and guarantees, the participating interest bonds "would" be treated for federal tax purposes as representing debt. The implicit corollary of these opinions is that the participating interest bonds do not constitute the following: (i) an equity interest in the underlying borrower; (ii) an equity interest in a venture between the underlying borrower and us; or (iii) an ownership interest in the properties securing our investments. Although we assume the continuing correctness of these opinions, and will treat all interest received with respect to these bonds as tax-exempt income, there can be no assurance that such assumptions are correct, such treatment would not be challenged by the IRS, or that intervening facts and circumstances have changed the assumptions and basis for providing such opinions.

Most of the opinions described in the preceding paragraph were not rendered by Greenberg Traurig, which has not passed on or assumed any responsibility for the opinions of other counsel on this issue, nor made any independent determination as to whether any events or circumstances have occurred or intervened since the original issuance of the "indebtedness" opinions that would adversely affect such opinions (including the defaults respecting certain of the participating interest bonds described below). In addition, the opinions discussed above speak only as of their respective delivery dates, and our Counsel has not passed upon or assumed any responsibility for reviewing any events that may have occurred subsequent to the delivery of such opinions which could adversely affect the conclusions contained therein.

"Substantial User" Limitation. Interest on a revenue bond owned by us or our subsidiaries, other than a bond the proceeds of which are loaned to a charitable organization described in Section 501(c)(3) of the Code, will not be excluded from gross income during any period in which we are a "substantial user" of the facilities financed with the proceeds of such revenue bond or a "related person" to a "substantial user." We have received advice from our counsel with respect to our revenue bonds to the effect that we are not a "substantial user" of any facilities financed with the proceeds of such bonds or a "related person" thereto. A "substantial user" generally includes any underlying borrower and any person or entity who uses the financed facilities on other than a de minimis basis. We would be a "related person" to a "substantial user" for this purpose if, among other things, (i) the same person or entity owned more than a fifty percent interest in both us and in the ownership of the facilities financed with the proceeds of

--------------------------------------------------------------------------------

Risk Factors
--------------------------------------------------------------------------------

a bond owned by us or one of our subsidiaries, or (ii) if we owned a partnership or similar equity interest in the owner of a property financed with the proceeds of a bond. Additionally, a determination that we are a partner or a joint venturer with a mortgagor involving an equity interest, as described above under "Treatment of revenue bonds as equity," could cause us to be treated as a "substantial user" of the properties securing our investments. In the event that the ownership entity which owns a property securing our investment financed with the proceeds of a revenue bond owned by us were to acquire shares of us, the IRS, if it became aware of such ownership, could take the position that the substantial user and related person rules require that the interest income on such revenue bond allocable to all of our investors, including the holders of the shares, be included in gross income for federal income tax purposes. Greenberg Traurig, has advised us that in its opinion such a result is not supported by the Code and treasury regulations; however, there can be no assurance that the IRS would not take such a position.

Related Charter LP and certain of its affiliates own a portion of our outstanding common shares. Such ownership of the obligors of certain of our revenue bonds and our common shares were considered when we received advice that we are not a "substantial user" of the facilities financed by such revenue bonds or a "related party" to a "substantial user." Greenberg Traurig has reviewed the revenue bonds owned by us and our subsidiaries, the ownership of the obligors of our revenue bonds and the ownership of our shares and our subsidiaries' shares, and concurs in the conclusion that we and our subsidiaries are not "substantial users" of the facilities financed with the proceeds of the revenue bonds or related parties thereto. There can be no assurance, however, that the IRS would not challenge such conclusion. If such challenge were successful, the interest received on any bond respecting which we or our subsidiaries were treated as a "substantial user" or a "related party thereto" would be includable in gross income for federal income tax purposes.

Taxable income. We primarily invest in investments that produce only tax-exempt income. However, the IRS may seek to recharacterize a portion of our tax-exempt income as taxable income as described above. If the IRS were successful, a shareholder's distributive share of such income will be taxable to the shareholder, regardless of whether an amount of cash equal to such distributive share is actually distributed. Any taxable income will be allocated pro rata between our Convertible CRA Shares and our common shares. We may also have taxable income in the form of market discount or gain on the sale or other disposition of our investments, and we expect to own investments that will generate taxable income. See "Federal Income Tax Considerations."

No assurance can be given that our shareholders will be entitled to the same limitation on personal liability as stockholders of private corporations for profit.

We are governed by the laws of the State of Delaware. Under our trust agreement and the Delaware Business Trust Act, as amended ("Delaware Act"), our shareholders will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. However, a shareholder may be obligated to make certain payments provided for in our trust agreement and bylaws. In general, stockholders of Delaware corporations are not personally liable for the payment of corporation debts and obligations, and are liable only to the extent of their investment in the Delaware corporation.

The properties securing our investments are dispersed in numerous states and the District of Columbia. In jurisdictions which have not adopted legislative provisions regarding business trusts similar to those of the Delaware Act, questions exist as to whether such jurisdictions would recognize a business trust, absent a state statute, and whether a court in such jurisdiction would recognize the Delaware Act as controlling. If not, a court in such jurisdiction could hold that our shareholders are not entitled to the limitation of liability set forth in our trust agreement and the Delaware Act and, as a result, be personally liable for our debts and obligations.

--------------------------------------------------------------------------------

Risk Factors
--------------------------------------------------------------------------------


Our anti-takeover provisions may discourage third party proposals.

Certain provisions of our trust agreement and our management agreements may have the effect of discouraging a third party from making an acquisition proposal for our Company. This could inhibit a change in control of our Company under circumstances that could give our shareholders the opportunity to realize a premium over the then-prevailing market prices. Such provisions include the following:

Additional Classes and Series of Shares.   Our trust agreement permits our
board of trustees to issue additional classes or series of beneficial interests and to establish the preferences and rights of any such issued. Thus, our board of trustees could authorize the issuance of beneficial interests with terms and conditions which could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of our shares might receive a premium for their shares over the then-prevailing market price of such shares.

Staggered Board. Our board of trustees has three classes of Managing Trustees. The terms of the second, third and first classes will expire in 2002, 2003 and 2004, respectively. Managing Trustees for each class will be chosen for a three-year term upon the expiration of the current class' term. The use of a staggered board makes it more difficult for a third-party to acquire control over us.

Our Manager's Rights Under our Management Agreements. Our management agreements cannot be terminated by us prior to their expiration (generally annually on September 30 of each year) and our subsidiaries' management agreements cannot be terminated prior to October 1, 2006, other than for cause. The vote of the holders of 66-2/3% of our then outstanding common shares is required to approve a dissolution and liquidation of our Company that is not recommended by our Manager and the holders of a majority of the outstanding common shares are required to approve a dissolution and liquidation of our Company that is recommended by our Manager. The inability to terminate our management agreements with our Manager other than annually or for cause could discourage third parties willing to acquire a controlling interest in us from doing so, especially if they were seeking to replace our Manager in order themselves to receive the fees otherwise payable to our Manager.

The recent terrorist attacks in the United States may have a negative effect on our earnings.

The terrorist attacks which occurred in New York City and Washington, D.C. on September 11, 2001, and the subsequent military actions taken by the United States and its allies in response, have caused significant uncertainty in the global financial markets. While the short-term and long-term effects of these events and their potential consequences are uncertain, they could have a material adverse effect on general economic conditions, consumer confidence and market liquidity. Among other things, it is possible that short-term interest rates may be affected by these events. If short-term interest rates increase rapidly, it would cause our borrowing costs to increase in comparison to the interest rates we earn on our revenue bond investments. If that were to happen, our earnings would be negatively affected.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Use Of Proceeds

We estimate that the net proceeds from this offering will be approximately $80.4 million, after deduction of the underwriting discount and offering expenses. We intend to use the net proceeds from the sale of our common shares offered hereby primarily to acquire additional revenue bonds, and other investments that are expected to produce primarily tax-exempt income. Any remaining net proceeds will be used for general business purposes, including reduction of our indebtedness.


Our Company

General

We are a Delaware business trust which commenced operations in October 1997. We and our subsidiaries, each of which, with the exception of CM Corp. and PW Funding, is also a Delaware business trust, are either treated as partnerships or disregarded for federal income tax purposes. Therefore, we and our subsidiaries, with the exception of CM Corp. and PW Funding, pass through to our shareholders, in the form of distributions, income, including tax-exempt income, derived from our investments without paying federal income tax. We intend to operate so that a substantial portion of our ordinary income will be excluded from gross income for federal income tax purposes. Other income, such as capital gains and taxable interest income, as well as any dividend income from CM Corp., generally will be subject to tax.

As of the date of this offering, we have 34,827,738 common shares outstanding. Our common shares are listed for trading on the American Stock Exchange under the symbol "CHC." We have also issued a series of shares called the Convertible CRA Shares, which are entitled to the same economic benefits as our common shares but receive a preference with respect to certain regulatory benefits which are described below and in the accompanying prospectus. These Convertible CRA Shares, which are not listed on any exchange, were previously issued in two private placements pursuant to Rule 144A under the Securities Act of 1933, as amended, and are convertible into our common shares under the first and second offerings at conversion rates of .9217 and .9678, respectively. As of the date of this offering , we have 1,882,364 Convertible CRA Shares outstanding which are convertible into 1,764,663 common shares. See "--Raising Capital--Equity Offerings--Convertible Community Reinvestment Act Preferred Share Offerings" below. In addition, one of our subsidiaries, Charter Mac Equity Issuer Trust, which we refer to as the "Equity Trust," has issued preferred shares with an aggregate liquidation amount of approximately $219 million. See "--Raising Capital--Equity Offerings--Preferred Equity Issuances by Subsidiary" below.

We were created as the result of the consolidation of three publicly registered limited partnerships, Summit Tax Exempt Bond Fund, L.P., Summit Tax Exempt L.P. II and Summit Tax Exempt L.P. III. One of the general partners of these partnerships was an affiliate of Related Capital. Pursuant to this consolidation, we issued our common shares to all partners in each of the partnerships in exchange for their interests in each of the partnerships based upon each partner's proportionate interest in the common shares issued to their partnership.

Our trust agreement provides that we may only incur leverage or other financing in an amount up to 50% of our total market value. Our trust agreement defines "total market value" as the greater of (i) the sum of (a) the aggregate market value of all of our outstanding beneficial interest (including, without limitation, our common shares and preferred shares, if any), and (b) our total leverage or (ii) the

--------------------------------------------------------------------------------

Our Company
--------------------------------------------------------------------------------

aggregate value of our assets as determined by our Manager based upon third-party or management appraisals and other criteria as our board of trustees shall determine in its sole discretion. See "Risk Factors--We may suffer adverse consequences from changes in interest rates."

We recently formed CM Corp. as a taxable subsidiary to help us to more efficiently manage our taxable business and to permit us to diversify our business lines to include, among other things, mortgage originations and servicing to third parties and guaranteeing mortgage loans for a fee. PW Funding, the national mortgage banking firm that we acquired an 80% interest in on December 24, 2001, is a subsidiary of CM Corp. CM Corp. will hold most of our taxable investments, conduct any fee-generating activities in which we may engage and provide management services to us.

Our Revenue Bond and Loan Investments

We invest primarily in multifamily revenue bonds secured directly or indirectly by first mortgages, with a smaller portion secured by junior encumbrances, and other similar investments designed to produce tax-exempt income, however, a small portion of our revenue bond and loan investments do produce taxable income. Although we and our subsidiaries currently hold participating revenue bonds that were in our original revenue bond portfolio, we and our subsidiaries do not expect to acquire a significant amount of participating revenue bonds in the future.

Although we hold a small portion of our revenue bond and loan investments directly, we hold substantially all of our investments indirectly through our subsidiaries. See "--Entity Structure" below for a more complete description of our relationship with our subsidiaries. The types of revenue bond and loan investments we and our subsidiaries held as of September 30, 2001 are described below.

  Revenue Bonds

The proceeds of the revenue bonds we directly or indirectly hold were used to make mortgage loans for the construction, rehabilitation, acquisition or refinancing of affordable multifamily housing properties throughout the United States. The various loan documents that were negotiated, executed and delivered upon the issuance of the revenue bonds define our rights and the specific terms of those revenue bonds. All of the underlying properties are "qualified residential rental properties" under Section 142(d) of the Code (or a predecessor provision), which requires that a specified percentage of rental units of these properties be rented to individuals or families whose incomes do not exceed certain area median income levels. Accordingly, our revenue bonds are "qualified bonds" within the meaning of Section 141(e) of the Code and, based upon the opinions of bond counsel or special tax counsel rendered at the time of initial issuance or reissuance of each issue of revenue bonds, interest paid on our revenue bonds is excludable from gross income for federal income tax purposes.

As indicated on the following chart, as of September 30, 2001, our portfolio included direct or indirect interests in 127 revenue bonds with an aggregate face amount of approximately $995 million secured by 108 affordable multifamily properties containing 22,987 units located in 19 states and the District of Columbia.

--------------------------------------------------------------------------------

Our Company
--------------------------------------------------------------------------------


Portfolio Statistics
Revenue Bonds
As of September 30, 2001
(unaudited)

                                                     Last Year                                      Optional
                                                      of Con-   Partici-           Month /          Redemp-           Outstanding
                                                     struction/  pating    Bond      Year    Call     tion   Maturity  Bond Face
        Property            Location    State Units  Rehab/1/     Bond     Type    Acquired Date/2/ Date/3/    Date   Amount ($)
----------------------------------------------------------------------------------------------------------------------------------
Tax-Exempt First Mortgage
 Revenue Bonds
Stabilized Bond Portfolio
Bristol Village           Bloomington    MN   290      1989       No       80/20    Jul-87  Jan-10   Jan-05   Dec-27  17,000,000
Carrington Point          Los Banos      CA    80      1999       No       LIHTC    Sep-98  Oct-17   Oct-10   Sep-40   3,357,719
Casa Ramon                Orange County  CA    75      1976       No       LIHTC    Jul-00  Oct-16   Oct-16   Sep-35   4,717,485
Cedar Creek               McKinney       TX   250      1988       No       80/20    Dec-86  Oct-10   Oct-03   Oct-20   8,100,000
Cedar Pointe/9/           Nashville      TN   210      1989       Yes      80/20    Apr-87  Nov-06   Mar-04   Apr-17   9,500,000
Cedarbrook                Hanford        CA    70      1999       No       LIHTC    Apr-98  May-17   Jun-10   May-40   2,823,663
Chapel Ridge at
 Texarkana                Texarkana      AR   144      2000       No       LIHTC    Sep-99  Oct-16   Oct-16   Sep-41   5,800,000
Clarendon Hills           Hayward        CA   285      1989       Yes      80/20    Dec-86  Dec-03   Dec-91   Dec-03  17,600,000
Crowne Pointe             Olympia        WA   160      1986       Yes      80/20    Dec-86  6 mo.    Sep-11   Aug-29   5,075,000
Cypress Run               Tampa          FL   408      1988       Yes      80/20    Aug-86  Dec-29   Dec-04   Dec-29  15,402,428
Del Monte Pines           Fresno         CA   366      2000       No       LIHTC    May-99  May-17   May-17   May-36  10,974,163
Douglas Pointe/10/        Miami          FL   176      2001       No       LIHTC    Sep-99  Oct-26   Oct-16   Sep-41   7,100,000
Falcon Creek              Indianapolis   IN   131      2000       No       LIHTC    Sep-98  Sep-16   Sep-10   Aug-38   6,117,533
Forest Hills/10/          Garner         NC   136      2000       No       LIHTC    Dec-98  Jun-16   Jul-04   Jun-34   5,840,441
Fort Chaplin              Washington     DC   549      2001       No       LIHTC    Dec-99  Jan-16   Jan-16   Jan-36  25,680,254
Franciscan Riviera/10/    Antioch        CA   129      2001       No       LIHTC    Aug-99  Apr-16   Apr-16   Aug-36   6,587,500
Garfield Park             Washington     DC    94      2000       No       LIHTC    Aug-99  Aug-17   Aug-17   Aug-31   3,257,457
Greenbriar                Concord        CA   199      2001       No       LIHTC    May-99  May-17   May-17   May-36   9,585,000
Gulfstream/11/            Dania          FL    96      2000       No       LIHTC    Jul-98  Apr-16   Apr-10   Jul-38   3,474,794
Highland Ridge            St. Paul       MN   228      1989       Yes      80/20    Dec-86  Jun-10   Jun-03   Jun-18  15,000,000
Highpointe/12/            Harrisburg     PA   240      1991       Yes      80/20    Jul-86  6 mo.    Jun-96   Jun-06   8,900,000
Highpointe                Harrisburg     PA     *         *       No       80/20    Nov-00  Jun-06     --     Jun-06   3,250,000
Lake Park                 Turlock        CA   104      2000       No       LIHTC    Jun-99  Oct-15   Oct-16   Sep-35   3,638,000
Lakepoint                 Atlanta        GA   360      1989       No       80/20    Nov-87  Jul-05   Jul-05   Jun-17  15,100,000
Lakes Edge at Walden/10/  Miami          FL   400      1986       No       80/20    Jun-99  Jun-13   Jun-19   May-35  14,850,000
Lakes, The                Kansas City    MO   400      1989       Yes      80/20    Dec-86  Dec-06     --     Dec-06  13,650,000
Lexington Square          Clovis         CA   130      2000       No       LIHTC    Aug-98  Sep-17   Sep-10   Aug-40   3,828,437
Lexington Trails/13/      Houston        TX   200      1997       No     501(c)(3)  Nov-00  May-07   May-06   May-22   4,900,000
Loveridge                 Pittsburg      CA   148      1987       No       80/20    Nov-86  Jun-04   Jun-04   Nov-06   8,550,000
Mansions, The             Independence   MO   550      1987       No       80/20    May-86  Jan-11   Jan-06   Apr-25  19,450,000
Newport Village           Tacoma         WA   402      1987       Yes      80/20    Feb-87  6 mo.    Sep-06   Aug-29  13,000,000
North Glen/14/            Atlanta        GA   284      1987       Yes      80/20    Sep-86  Jul-05   Jul-05   Jun-17  12,400,000
Northpointe Village/15/   Fresno         CA   406      2000       No       LIHTC    Aug-98  Sep-17   Sep-10   Aug-40  13,195,570
Ocean Air                 Norfolk        VA   434      2001       No       LIHTC    Apr-98  Jan-16   Jan-11   Nov-30  10,000,000
Orchard Hills             Tacoma         WA   176      1987       Yes      80/20    Dec-86  6 mo.    Sep-11   Aug-29   5,650,000
Orchard Mill              Atlanta        GA   238      1990       Yes      80/20    May-89  Jul-05   Jul-05   Jun-17  10,500,000
Pelican Cove              St. Louis      MO   402      1989       No       80/20    Feb-87  Oct-10   Oct-03   Oct-20  18,000,000
Phoenix                   Stockton       CA   186      2000       No       LIHTC    Apr-98  Nov-16   Nov-10   Oct-29   3,189,114

                                       Letter                   Effective         Mo. Unit
                                         of    Stated   Future   Date of           Rental    September
                             Fair      Credit Interest Interest  Future   Rental   Rates       2001
        Property          Value/4/ ($) Put/5/ Rate/6/  Rate/7/   Rate/7/  Occup.    ($)       DSCR/8/  Entity**//
-----------------------------------------------------------------------------------------------------------------
Tax-Exempt First Mortgage
 Revenue Bonds
Stabilized Bond Portfolio
Bristol Village           17,327,000   --    7.500%    --       --     93.5% 400-2,398  1.35x     Owner
Carrington Point           3,067,000   --    6.375%    --       --    100.0% 448-  565  1.26x     Owner
Casa Ramon                 5,070,000   --    7.500%    --       --    100.0% 652-1,086  1.19x     Owner
Cedar Creek                8,179,000   --    7.430%    --       --     95.1% 250-  940  1.61x     Owner
Cedar Pointe/9/            9,037,000   --    7.000%    --       --     87.9% 540-8,600  1.20x     Orig
Cedarbrook                 2,881,000   --    7.125%    --       --    100.0% 418-  517  1.23x     Owner
Chapel Ridge at
 Texarkana                 5,813,000   --    7.375%    --       --     97.9% 320-  685  1.16x     Owner
Clarendon Hills           13,879,000   --    5.520%    --       --     99.7% 619-1,700  1.47x     Orig
Crowne Pointe              5,000,000   --    7.250%    --       --     96.9% 485-  845  1.35x     Owner
Cypress Run               12,231,000   --    5.500%    --       --     94.8% 485-  855  1.10x     Orig
Del Monte Pines           10,686,000   --    6.800%    --       --     92.0% 388-  544  1.07x     Owner
Douglas Pointe/10/         6,754,000   --    7.000%    --       --     98.9% 504-  604  1.21x    Equity
Falcon Creek               6,041,000   --    7.250%    --       --     92.4% 425-  800  1.61x     Owner
Forest Hills/10/           5,676,000   --    7.125%    --       --     85.3% 550-  650  1.31x    Equity
Fort Chaplin              24,165,000   --    6.900%    --       --     96.3% 419-1,032  1.04x     Owner
Franciscan Riviera/10/     6,705,000   --    7.125%    --       --     97.7% 500-  872  1.39x    Equity
Garfield Park              3,212,000   --    7.250%    --       --     93.6% 585-  946  1.92x     Orig
Greenbriar                 9,414,000   --    6.875%    --       --     99.0% 750-1,100  1.47x     Owner
Gulfstream/11/             3,433,000   --    7.250%    --       --     97.9% 502-  633  0.85x     Owner
Highland Ridge            14,779,000   --    7.250%    --       --     98.7% 850-1,460  1.29x     Owner
Highpointe/12/             5,708,000   --    8.500%    --       --     96.6% 450-  830  1.00x    Issuer
Highpointe                 3,975,000   --    9.000%    --       --        *          *  2.89x    Holding
Lake Park                  3,768,000   --    7.250%    --       --     99.0% 452-  634  1.38x     Owner
Lakepoint                 12,312,000   --    6.000%    --       --     91.6% 462-  895  1.17x     Orig
Lakes Edge at Walden/10/  13,925,000   --    6.900%    --       --    100.0% 618-  944  1.12x    Equity
Lakes, The                10,858,000   --    4.870%    --       --     90.7% 495-  700  1.07x     Orig
Lexington Square           3,497,000   --    6.375%    --       --    100.0% 393-  471  1.26x     Orig
Lexington Trails/13/       5,521,000   --    9.000%    --       --     95.4% 435-  700  0.12x    Holding
Loveridge                  7,634,000   --    7.500%    --       --     93.9% 650-1,300  1.67x     Orig
Mansions, The             19,524,000   --    7.250%    --       --     92.8% 410-1,350  1.49x     Owner
Newport Village           12,808,000   --    7.250%    --       --     98.0% 376-  690  1.44x     Owner
North Glen/14/            12,638,000   --    7.500%    --       --     91.5% 575-1,010  0.87x     Owner
Northpointe Village/15/   14,168,000   --    7.500%    --       --     94.8% 388-  583  0.81x     Owner
Ocean Air                  9,853,000   --    7.250%    --       --     92.4% 590-  690  2.55x     Owner
Orchard Hills              5,567,000   --    7.250%    --       --    100.0% 475-  815  1.71x     Owner
Orchard Mill              10,702,000   --    7.500%    --       --     93.7% 459-  900  1.17x     Owner
Pelican Cove              17,735,000   --    7.250%    --       --     97.7% 390-  725  1.34x     Owner
Phoenix                    3,264,000   --    7.125%    --       --     97.9% 395-  721  2.63x     Owner

--------------------------------------------------------------------------------
S-34

Our Company
--------------------------------------------------------------------------------

Portfolio Statistics
Revenue Bonds
As of September 30, 2001
(unaudited)

                                                    Last Year                                       Optional
                                                     of Con-   Partici-           Month /           Redemp-
                                                    struction/  pating    Bond      Year     Call     tion   Maturity
      Property           Location    State Units    Rehab/1/     Bond     Type    Acquired  Date/2/ Date/3/    Date
----------------------------------------------------------------------------------------------------------------------
Reflections           Casselberry     FL      336     1995       Yes      80/20    Nov-00   Dec-05   Dec-04   Dec-25
River Run             Miami           FL      164     1987       Yes      80/20    Aug-87   6 mo.    Aug-97   Aug-07
Rolling Ridge         Chino Hills     CA      110     1996       Yes      80/20    Nov-00   Aug-06   Aug-05   Aug-26
Shannon Lake          Atlanta         GA      294     1988       Yes      80/20    Jun-87   Jul-05   Jul-05   Jun-17
Silvercrest           Clovis          CA      100     1999       No       LIHTC    Sep-98   Oct-17   Oct-10   Sep-40
Standiford            Modesto         CA      250     2001       No       LIHTC    Sep-99   Apr-16   Apr-16   Aug-36
Stonecreek            Clovis          CA      120     2000       No       LIHTC    Apr-98   May-17   May-10   Apr-40
Sunset Creek/10,16/   Lancaster       CA      148     1989       No       80/20    Mar-88   Dec-09   Mar-98   Dec-19
Sunset Downs/16/      Lancaster       CA      264     1987       No       80/20    Feb-87   Dec-09   Feb-97   Dec-19
Sunset Terrace/16/    Lancaster       CA      184     1987       No       80/20    Feb-87   Dec-09   Feb-97   Dec-19
Sunset Village/10,16/ Lancaster       CA      204     1989       No       80/20    Mar-88   Dec-09   Mar-98   Dec-19
Sycamore Woods        Antioch         CA      186     2000       No       LIHTC    May-99   May-17   May-17   May-36
Tallwood/10/          Virginia Beach  VA      120     2000       No       LIHTC    Sep-99   Nov-17   Oct-16   Oct-41
Thomas Lake           Eagan           MN      216     1988       No       80/20    Sep-86   Jan-10   Jan-05   Dec-27
Walnut Park Plaza     Philadelphia    PA      224     2000       No       LIHTC    Apr-00     --     Apr-10   Oct-18
Williams Run/17/      Dallas          TX      252     1986       No     501(c)(3)  Dec-00   Jan-11   Jan-14   Nov-40
Willow Creek          Ames            IA      138     1988       Yes      80/20    Feb-87   Jul-08   Jul-08   Jun-22
                                           ------                                           ------   ------   ------
Stabilized Bond--
 Subtotal /
 Weighted Average                          12,446                                           Apr-12   Jul-07   Mar-26
                                           ------                                           ------   ------   ------
Lease-up Bond
 Portfolio
Barnaby Manor/10/     Washington      DC      124     2001       No       LIHTC    Nov-99   May-17   May-17   May-32
Chapel Ridge at
 Little Rock          Little Rock     AR      128     2001       No       LIHTC    Aug-99   Aug-15   Aug-16   Aug-39
College Park          Naples          FL      210     2000       No       LIHTC    Jul-98   Jul-25   Jul-10   Jul-40
Hamilton
 Gardens/10/          Hamilton        NJ      174     2001       No       LIHTC    Mar-99   Mar-17   Mar-10   Mar-35
Jubilee
 Courtyards/18/       Florida City    FL       98     1999       No       LIHTC    Sep-98   Oct-25   Oct-10   Sep-40
Lake Jacksona         Lake Jackson    TX      160     2000       No       LIHTC    Dec-98   Jan-18   Jan-11   Jan-41
Lenox Park/10/        Gainesville     GA      292     2000       No       LIHTC    Jul-99   Aug-21   Aug-16   Jul-41
Lewis Place/10/       Gainesville     FL      112     2000       No       LIHTC    Jun-99   Jun-16   Jun-16   Jun-41
Madalyn Landing       Palm Bay        FL      304     2000       No       LIHTC    Nov-98   Dec-17   Nov-10   Nov-40
Mountain Ranch/10/    Austin          TX      196     2001       No       LIHTC    Dec-98   Jan-18   Jan-01   Jan-41
Summer Lake           Davie           FL      108     2001       No       LIHTC    Mar-00   Apr-27   Apr-27   Mar-42
Village Green         Merced          CA      128     2001       No       LIHTC    Aug-00   Jan-17   Jan-17   Jan-37
Village Green         Merced          CA        *        *       No       LIHTC    Aug-00     *        *      Aug-14
                                           ------                                           ------   ------   ------
Lease-up Bond--
 Subtotal /
 Weighted Average                           2,034                                           Dec-19   Oct-13   Nov-39
                                           ------                                           ------   ------   ------
Construction Bond
 Portfolio
Arbors at Creekside   Austin          TX      176       --       No       LIHTC    Jun-01   Jun-18   Jun-18   May-41
Armstrong Farm        Jeffersonville  IN      168       --       No       LIHTC    Oct-00   Oct-17   Oct-17   Oct-40
Bay Colony            League City     TX      248       --       No       LIHTC    Aug-00   Aug-17   Jul-17   Aug-42
Belmont Heights
 Estates              Tampa           FL      201       --       No       LIHTC    Jun-01   Jun-18   Jun-18   Jun-43

                                                 Letter                   Effective         Mo. Unit
                      Outstanding                  of    Stated   Future   Date of           Rental
                       Bond Face   Fair Value/4/ Credit Interest Interest  Future   Rental   Rates     September
      Property        Amount ($)       ($)       Put/5/ Rate/6/  Rate/7/   Rate/7/  Occup.    ($)     2001 DSCR/8/ Entity**//
-----------------------------------------------------------------------------------------------------------------------------
Reflections            10,700,000  13,087,000   --     9.000%    --       --      96.1% 280-  780   1.50x      Owner
River Run               7,200,000   7,828,000   --     8.000%    --       --      96.3% 351-1,034   1.48x      Owner
Rolling Ridge           4,925,000   6,332,000   --     9.000%    --       --      97.7% 830-1,005   1.78x      Owner
Shannon Lake           12,000,000  12,061,000   --     7.000%    --       --      98.2% 463-  855   1.09x       Orig
Silvercrest             2,265,516   2,311,000   --     7.125%    --       --     100.0% 300-  393   1.41x      Owner
Standiford              9,520,000   9,690,000   --     7.125%    --       --      96.8% 395- 650    1.33x      Owner
Stonecreek              8,765,719   8,944,000   --     7.125%    --       --     100.0% 654-  993   1.08x      Owner
Sunset Creek/10,16/     8,275,000   6,475,000   --     5.477%    --       --      97.9% 460-  869   1.79x      Equity
Sunset Downs/16/       15,000,000  11,736,000   --     5.477%    --       --      96.6% 535-  810   1.76x       Orig
Sunset Terrace/16/     10,350,000   8,098,000   --     5.477%    --       --      96.7% 530-  815   1.62x       Orig
Sunset Village/10,16/  11,375,000   8,900,000   --     5.477%    --       --      93.0% 520-  840   1.92x      Equity
Sycamore Woods          9,393,274   9,247,000   --     6.875%    --       --      97.8% 575-1,003   1.47x      Owner
Tallwood/10/            6,205,000   6,114,000   --     7.250%    --       --      95.8% 597-  680   1.37x      Equity
Thomas Lake            12,975,000  13,224,000   --     7.500%    --       --      95.8% 830-1,300   1.42x      Owner
Walnut Park Plaza       5,375,000   5,580,000   --     7.500%    --       --      84.8% 597-  650   1.68x      Owner
Williams Run/17/       12,650,000  12,554,000   --     7.650%    --       --      80.2% 554-  751   0.70x       Orig
Willow Creek            6,100,000   6,010,000   --     7.250%    --       --     100.0% 565-  810   1.36x      Owner
                      -----------  -----------           -----                                           -----
Stabilized Bond--
 Subtotal /
 Weighted Average     518,119,067 494,997,000          6.970%                                         1.34x
                      -----------  -----------           -----                                           -----
Lease-up Bond
 Portfolio
Barnaby Manor/10/       4,500,000   4,510,000   --     7.375%    --       --      80.5% 850- 975      --        Equity
Chapel Ridge at
 Little Rock            5,572,453   5,409,000   --     7.125%    --       --      93.7%    --         --        Owner
College Park           10,051,654   9,926,000   --     7.250%    --       --      96.6% 451-  780     --        Owner
Hamilton
 Gardens/10/            6,338,497   6,159,000   --     7.125%    --       --      95.4% 625-  730     --        Equity
Jubilee
 Courtyards/18/         4,032,933   3,914,000   --     7.125%    --       --      99.0% 525-  710     --        Owner
Lake Jacksona          10,899,985  10,393,000   --     7.000%    --       --      91.2% 550-1,095     --        Owner
Lenox Park/10/         12,994,762  12,013,000   --     6.800%    --       --      95.2% 431-  620     --        Equity
Lewis Place/10/         3,995,401   3,669,000   --     7.000%    --       --      92.7% 529-  642     --        Equity
Madalyn Landing        13,950,861  13,303,000   --     7.000%    --       --      90.4% 425-  599     --        Owner
Mountain Ranch/10/      9,100,577   8,832,000   --     7.125%    --       --      69.4% 586-  814     --        Equity
Summer Lake             5,600,000   5,632,000   --     7.400%    --       --      99.1%    --         --         Orig
Village Green           3,078,000   3,298,000   --     7.500%    --       --      92.2% 380- 485      --        Owner
Village Green             503,528     539,000   --     7.500%    --       --          *     *         --        Owner
                      -----------  -----------           -----
Lease-up Bond--
 Subtotal /
 Weighted Average      90,618,651  87,597,000          7.100%
                      -----------  -----------           -----
Construction Bond
 Portfolio
Arbors at Creekside     8,600,000   8,765,000   Yes    8.500%  7.500%  Sep-02      --    --         --        Equity
Armstrong Farm          8,246,000   8,405,000   Yes    7.500%     --       --      --    --         --        Equity
Bay Colony             10,100,000  10,294,000   Yes    7.500%     --       --      --    --         --        Equity
Belmont Heights
 Estates                7,850,000   8,108,000   No     8.150%  7.600%  Mar-03      --    --         --        Equity

--------------------------------------------------------------------------------
                                                                           S-35

Our Company
--------------------------------------------------------------------------------

Revenue Bonds
As of September 30, 2001
(unaudited)

                                                                            Last Year
                                                                             of Con-   Partici-           Month /
                                                                            struction/  pating  Bond        Year    Call
                  Property                      Location     State Units    Rehab/1/     Bond   Type      Acquired Date/2/
---------------------------------------------------------------------------------------------------------------------------
Bluffview                                    Denton           TX      250      --         No      LIHTC    May-01  May-18
Blunn Creek                                  Austin           TX      280      --         No      LIHTC    Aug-01  Jul-18
Chandler Creek/10/                           Round Rock       TX      216      --         No    501(c)(3)  Oct-00  Dec-17
Chapel Ridge at Claremore                    Claremore        OK      104      --         No      LIHTC    Oct-00  Oct-17
Chapel Ridge at Lowell                       Lowell           AR      126      --         No      LIHTC    May-01  Oct-01
Cobb Park                                    Ft. Worth        TX      172      --         No      LIHTC    Jul-01  Aug-18
Columbia at Bells Ferry                      Cherokee Co.     GA      272      --         No      LIHTC    Apr-00  Apr-17
Grace Townhomes                              Ennis            TX      112      --         No      LIHTC    May-00  Jun-17
Grandview Forest                             Durham           NC       92      --         No      LIHTC    Dec-00  Feb-18
Greenbridge at Buckingham/10/                Richardson       TX      242      --         No    501(c)(3)  Nov-00  Mar-17
Hidden Grove                                 Miami            FL      222      --         No      LIHTC    Sep-00  Oct-17
Knollwood Villas                             Denton           TX      264      --         No      LIHTC    May-01  May-18
Lakemoor/10/                                 Durham           NC      160      --         No      LIHTC    Dec-99  Jan-17
Lakewood Terrace                             Belton           MO      152      --         No      LIHTC    Aug-01  Feb-19
Magnolia Arbors                              Covington        GA      250      --         No      LIHTC    Apr-01  May-18
Marsh Landing                                Portsmouth       VA      250      --         No      LIHTC    May-98  Jul-17
Midtown Square                               Columbus         GA      144      --         No      LIHTC    Jun-01  Jun-21
Newark Commons                               New Castle       DE      220      --         No      LIHTC    May-00  May-18
Oaks at Hampton                              Dallas           TX      250      --         No      LIHTC    Apr-00  Mar-27
Palm Terrace                                 Auburn           CA       80      --         No      LIHTC    Aug-01  Aug-18
Palm Terrace                                 Auburn           CA        *      --         No      LIHTC    Aug-01    --
Parks at Westmoreland/10/                    DeSoto           TX      250      --         No      LIHTC    Jul-00  Jul-17
Princess Anne House/10/                      Virginia Beach   VA      186      --         No      LIHTC    Apr-00  Apr-25
Red Hill Villas                              Round Rock       TX      168      --         No      LIHTC    Dec-00  Dec-17
Running Brook                                Miami            FL      186      --         No      LIHTC    Sep-00  Jan-27
San Marcos                                   San Marcos       TX      156      --         No      LIHTC    May-00  Mar-17
Southwest Trails                             Austin           TX      160      --         No      LIHTC    Aug-00  Jun-17
Woods Edge                                   Charlottesville  VA       97      --         No      LIHTC    Nov-00  Nov-17
                                                                   ------                                          ------
Construction--Subtotal/Weighted Average                              5,854                                          Jun-18
                                                                   ------                                          ------
Rehabilitation Bond Portfolio/19/
Autumn Ridge                                 San Marcos       CA      192      --         No      LIHTC    Aug-00  Aug-27
King's Village                               Pasadena         CA      313      --         No      LIHTC    Jul-00  Dec-16
Millpond Village/10/                         East Windsor     CT      360      --         No      LIHTC    Dec-00    --
Oakwood Manor                                Little Rock      AR      200      --         No      LIHTC    Jun-01  Dec-17
Oakwood Manor                                Little Rock      AR        *      --         No      LIHTC    Jun-01    *
Park Sequoia                                 San Jose         CA       81      --         No      LIHTC    Oct-00  Mar-17
Sherwood Lake                                Tampa            FL      149      --         No      LIHTC    Apr-01  Nov-17
South Congress                               Austin           TX      172      --         No      LIHTC    May-00  Oct-16
Walnut Creek                                 Austin           TX       98      --         No      LIHTC    May-00  Oct-16
Walnut Creek                                 Austin           TX        *      --         No      LIHTC    May-00    *
                                                                   ------                                          ------
Rehab Bonds--Subtotal/Weighted Average                               1,565                                          Jan-19
                                                                   ------                                          ------
Subtotal--Tax-Exempt First Mortgage Bonds                           21,899                                          May-15
                                                                    ------                                          ------

                                             Optional                                     Letter                   Effective
                                             Redemp-           Outstanding                  of    Stated   Future   Date of
                                               tion   Maturity  Bond Face   Fair Value/4/ Credit Interest Interest  Future
                  Property                   Date/3/    Date   Amount ($)       ($)       Put/5/ Rate/6/  Rate/7/   Rate/7/
-----------------------------------------------------------------------------------------------------------------------------
Bluffview                                    May-18    May-41   10,700,000  11,051,000   No     8.600%  7.600%  Aug-02
Blunn Creek                                  Jul-18    Jul-41   15,000,000  15,000,000   No     7.900%  7.400%  Nov-02
Chandler Creek/10/                           Dec-17    Nov-42   15,850,000  15,627,000   Yes    8.500%  7.600%  Nov-02
Chapel Ridge at Claremore                    Oct-17    Oct-42    4,100,000   4,179,000   Yes    7.500%     --       --
Chapel Ridge at Lowell                       May-01    May-02    5,500,000   5,531,000   No     5.500%  7.900%  May-02
Cobb Park                                    Aug-18    Jul-41    7,500,000   7,500,000    No     7.900%
Columbia at Bells Ferry                      Apr-17    Apr-42   13,000,000  13,073,000   Yes    7.400%     --       --
Grace Townhomes                              Jun-17    Jun-42    5,225,600   5,326,000   Yes    7.500%     --       --
Grandview Forest                             Feb-18    Jan-43    5,483,907   5,589,000   Yes    8.500%  7.500%  Jan-03
Greenbridge at Buckingham/10/                Mar-17    Nov-40   19,735,000  18,945,000   Yes    7.400%     --       --
Hidden Grove                                 Oct-17    Oct-42    8,600,000   8,648,000    Yes    7.400%     --       --
Knollwood Villas                             May-18    May-41   13,750,000  14,201,000   No     8.600%  7.600%  Aug-02
Lakemoor/10/                                 Jan-17    Dec-41    9,000,000   8,867,000    Yes    7.250%     --       --
Lakewood Terrace                             Feb-19    Aug-41    7,650,000   7,650,000   Yes    7.900%  7.400%  Oct-02
Magnolia Arbors                              May-08    Apr-23   12,500,000  12,740,000    Yes    7.500%      --        --
Marsh Landing                                Jul-10    Jul-30    5,981,266   5,923,000    No     7.250%      --        --
Midtown Square                               Jun-08    May-43    5,600,000   5,632,000    Yes    7.400%      --        --
Newark Commons                               Nov-17    May-43   14,300,000  14,186,000    Yes    7.300%      --        --
Oaks at Hampton                              Mar-17    Mar-40    9,535,000   9,330,000    No     7.200%      --        --
Palm Terrace                                   --      Jul-41    4,460,000   4,460,000   Yes    7.900%  7.400%  Dec-02
Palm Terrace                                   --      Apr-03    1,542,381   1,542,000    Yes    8.500%      --        --
Parks at Westmoreland/10/                    Jul-17    Jul-40    9,535,000  11,014,000   Yes    8.500%  7.500%  Oct-01
Princess Anne House/10/                      Apr-16    Apr-42    7,500,000   7,644,000    Yes    7.500%      --        --
Red Hill Villas                              Dec-17    Dec-40    9,900,000   9,956,000   No     8.400%  7.400%  Dec-02
Running Brook                                Jan-18    Dec-42    8,495,000   8,543,000    Yes    7.400%      --        --
San Marcos                                   Mar-17    Mar-42    7,231,000   7,247,000    Yes    7.375%      --        --
Southwest Trails                             Jun-17    Jun-42    6,500,000   6,492,000    Yes    7.350%      --        --
Woods Edge                                   Nov-17    Nov-40    4,850,000   4,943,000   No     7.800%  7.500%  Nov-02
                                             -------   ------  -----------  -----------           -----
Construction--Subtotal/Weighted Average                       Sept-16   Feb-40  283,820,154  286,411,000           7.710%
                                             -------   ------  -----------  -----------           -----
Rehabilitation Bond Portfolio/19/
Autumn Ridge                                 Aug-17    Jul-37    9,304,230  10,168,000    No     7.650%      --      --
King's Village                               Dec-16    Dec-36   17,650,000  18,911,000   No     8.500%  7.500%  Oct-01
Millpond Village/10/                           --      Dec-31   14,300,000  14,672,000   No     8.550%  7.550%  Nov-01
Oakwood Manor                                Dec-17    Nov-37    5,010,000   5,208,000   No     8.500%  7.650%  Sep-02
Oakwood Manor                                   *      Nov-11      440,000     457,000    No     7.650%      --      --
Park Sequoia                                 Mar-17    Mar-37    6,740,000   7,221,000    No     7.500%      --      --
Sherwood Lake                                Nov-17    Sep-37    4,100,000   4,151,000   No     8.450%  7.450%  Apr-02
South Congress                               Oct-16    Sep-36    6,300,000   6,421,000    No     7.500%      --      --
Walnut Creek                                 Oct-16    Sep-36    3,240,000   3,302,000    No     7.500%      --      --
Walnut Creek                                    *      May-14      319,950     343,000    No     7.500%      --      --
                                             -------   ------  -----------  -----------           -----
Rehab Bonds--Subtotal/Weighted Average                        Mar-17    Oct-35   67,404,180   70,854,000           8.140%
                                             -------   ------  -----------  -----------           -----
Subtotal--Tax-Exempt First Mortgage Bonds                     Jun-11    Apr-32  959,962,052  939,859,000           7.280%
                                                              -------   ------  -----------  -----------           -----

                                                    Mo. Unit
                                                     Rental   September
                                             Rental  Rates      2001
                  Property                   Occup.   ($)      DSCR/8/  Entity**//
----------------------------------------------------------------------------------
Bluffview                                     --       --        --      Equity
Blunn Creek                                   --       --        --      Equity
Chandler Creek/10/                            --       --        --      Equity
Chapel Ridge at Claremore                     --       --        --      Equity
Chapel Ridge at Lowell                        --       --        --      Equity
Cobb Park                                     --       --        --      Equity
Columbia at Bells Ferry                       --       --        --      Owner
Grace Townhomes                               --       --        --      Equity
Grandview Forest                              --       --        --      Equity
Greenbridge at Buckingham/10/                 --       --        --      Equity
Hidden Grove                                  --       --        --      Equity
Knollwood Villas                              --       --        --      Equity
Lakemoor/10/                                  --       --        --      Equity
Lakewood Terrace                              --       --        --      Equity
Magnolia Arbors                               --       --        --      Equity
Marsh Landing                                 --       --        --       Owner
Midtown Square                                --       --        --      Equity
Newark Commons                                --       --        --      Owner
Oaks at Hampton                               --       --        --      Equity
Palm Terrace                                  --       --        --      Equity
Palm Terrace                                  --       --        --      Equity
Parks at Westmoreland/10/                     --       --        --      Equity
Princess Anne House/10/                       --       --        --      Equity
Red Hill Villas                               --       --        --      Equity
Running Brook                                 --       --        --      Equity
San Marcos                                    --       --        --       Orig
Southwest Trails                              --       --        --      Equity
Woods Edge                                    --       --        --      Equity

Construction--Subtotal/Weighted Average

Rehabilitation Bond Portfolio/19/
Autumn Ridge                                 96.9%  569- 930     --       Owner
King's Village                               87.4%  456- 855     --      Owner
Millpond Village/10/                         87.6%  477-1,020    --      Equity
Oakwood Manor                                61.0%  293- 460     --      Equity
Oakwood Manor                                  *        *        --      Equity
Park Sequoia                                 69.2%  799-1,350    --       Owner
Sherwood Lake                                66.0%  390- 531     --      Equity
South Congress                               92.9%  303- 504     --       Owner
Walnut Creek                                 66.7%  338- 556     --       Owner
Walnut Creek                                   *        *        --       Owner

Rehab Bonds--Subtotal/Weighted Average

Subtotal--Tax-Exempt First Mortgage Bonds


--------------------------------------------------------------------------------
S-36

Our Company
--------------------------------------------------------------------------------

                            Portfolio Statistics
                            Revenue Bonds
                            As of September 30, 2001
                            (unaudited)

                                                                           Last Year
                                                                            of Con-   Partici-              Month/
                                                                           struction/  pating                Year    Call
                  Property                       Location    State Units    Rehab/1/    Bond    Bond Type  Acquired Date/2/
----------------------------------------------------------------------------------------------------------------------------
Taxable First Mortgage Bonds
Chandler Creek                                Round Rock      TX        *      *         No     501(c)(3)   Oct-00    --
Cobb Park                                     Ft. Worth       TX        *      --        No       LIHTC     Jul-01
Greenbriar                                    Concord         CA        *      *         No       LIHTC     May-99    --
Greenbridge at Buckingham                     Richardson      TX        *      *         No     501(c)(3)   Nov-00    --
Lake Park                                     Turlock Park    CA        *      *         No       LIHTC     Jun-99    --
Lakes Edge at Walden                          Miami           FL        *      *         No       80/20     Jun-99    --
Magnolia Arbors                               Covington       GA        *      *         No       LIHTC     Apr-01    --
Midtown Square                                Columbus        GA        *      *         No       LIHTC     Jun-01    --
Oaks at Hampton                               Dallas          TX        *      *         No       LIHTC     Apr-00    --
Oakwood Manor                                 Little Rock     AK        *      *         No       LIHTC     Jun-01    --
Parks at Westmoreland                         DeSoto          TX        *      *         No       LIHTC     Jul-00    --
Princess Anne House                           Virginia Beach  VA        *      *         No       LIHTC     Apr-00    --
Red Hill Villas                               Round Rock      TX        *      *         No       LIHTC     Dec-00    --
Williams Run                                  Dallas          TX        *      *         No     501(c)(3)   Dec-00    --
                                                                   ------                                           ------
Taxable Bonds--Subtotal/Weighted Average                               --                                             --
                                                                   ------                                           ------
Total First Mortgage Bonds                                         21,899                                           May-15
                                                                   ------                                           ------
Other Tax-Exempt Subordinate Bonds
DraperLane/10/                                Silver Spring   MD      406      --        No    Subordinate  Feb-01  Mar-06
Museum Tower/10,20/                           Philadelphia    PA      286      --        No    Subordinate  Nov-00    --
Park at Landmark/10/                          Alexandria      VA      396      --        No    Subordinate  Sep-00    --
                                                                   ------                                           ------
Subordinate Bonds--Subtotal/Weighted Average                        1,088                                             --
                                                                   ------                                           ------
Total Revenue Bonds                                                22,987                                           Apr-15
                                                                   ======                                           ======

                                              Optional          Outstanding                                           Effective
                                              Redemp-            Bond Face      Fair      Letter of  Stated   Future   Date of
                                                tion   Maturity   Amount      Value/4/     Credit   Interest Interest  Future
                  Property                    Date/3/    Date       ($)          ($)       Put/5/   Rate/6/  Rate/7/   Rate/7/
--------------------------------------------------------------------------------------------------------------------------------
Taxable First Mortgage Bonds
Chandler Creek                                   --     Dec-42      350,000      359,000     Yes      9.750%  9.250%   Nov-02
Cobb Park                                               Nov-10      285,000      285,000     No       9.500%     --      --
Greenbriar                                       --     May-36    1,995,250    1,909,000     --       9.000%     --      --
Greenbridge at Buckingham                        --     Feb-07      350,000      368,000     Yes     10.000%     --      --
Lake Park                                        --     Sep-35      354,833      355,000     --       9.000%     --      --
Lakes Edge at Walden                             --     Aug-10    1,300,895    1,621,000     --      11.000%     --      --
Magnolia Arbors                                May-08   Jul-18    1,000,000      942,000     Yes      8.950%     --      --
Midtown Square                                 Jun-08   Feb-14      235,000      221,000     Yes      8.950%     --      --
Oaks at Hampton                                  --     May-10      525,000      497,000     No       9.000%     --      --
Oakwood Manor                                  Dec-17   Jan-09      765,000      765,000     No       9.500%     --      --
Parks at Westmoreland                            --     Nov-09      455,000      431,000     Yes      9.000%     --      --
Princess Anne House                              --     Jan-06      125,000      125,000     Yes      9.500%     --      --
Red Hill Villas                                  --     Jul-01      400,000      400,000     No       9.500%     --      --
Williams Run                                     --     Jul-04      168,414      195,000     --       9.250%     --      --
                                               ------   ------  -----------  -----------             ------
Taxable Bonds--Subtotal/Weighted Average                              --     Apr-19    8,309,392    8,473,000              9.498%
                                               ------   ------  -----------  -----------             ------
Total First Mortgage Bonds                                          Jun-11   Feb-32  968,271,444 948,332,000            7.300%
                                               ------   ------  -----------  -----------             ------
Other Tax-Exempt Subordinate Bonds
DraperLane/10/                                 Mar-06   Mar-40   11,000,000  11,000,000    --     10.000%     --     --
Museum Tower/10,20/                            Sep-07   Dec-26    6,000,000   6,000,000    --      8.250%     --     --
Park at Landmark/10/                           Jul-05   Dec-29    9,500,000   9,500,000    --      8.750%     --     --
                                               ------   ------  -----------  -----------             ------
Subordinate Bonds--Subtotal/Weighted Average                        Dec-06   Jun-33   26,500,000  26,500,000            9.160%
                                               ------   ------  -----------  -----------             ------
Total Revenue Bonds                                                 May-11   Mar-32  994,771,444 974,832,000            7.350%
                                               ======   ======  ===========  ===========             ======

                                                      Mo.
                                                      Unit
                                                     Rental September
                                              Rental Rates    2001
                  Property                    Occup.  ($)    DSCR/8/  Entity**
------------------------------------------------------------------------------
Taxable First Mortgage Bonds
Chandler Creek                                  *      *        *     CM Corp
Cobb Park                                       *      *        *     CM Corp
Greenbriar                                      *      *        *     CM Corp
Greenbridge at Buckingham                       *      *        *     CM Corp
Lake Park                                       *      *        *     CM Corp
Lakes Edge at Walden                            *      *        *     CM Corp
Magnolia Arbors                                 *      *        *     CM Corp
Midtown Square                                  *      *        *     CM Corp
Oaks at Hampton                                 *      *        *     CM Corp
Oakwood Manor                                   *      *        *     CM Corp
Parks at Westmoreland                           *      *        *     CM Corp
Princess Anne House                             *      *        *     CM Corp
Red Hill Villas                                 *      *        *     CM Corp
Williams Run                                    *      *        *     CM Corp

Taxable Bonds--Subtotal/Weighted Average

Total First Mortgage Bonds

Other Tax-Exempt Subordinate Bonds
DraperLane/10/                                 N/A    N/A      N/A    Equity
Museum Tower/10,20/                            N/A    N/A      N/A    Equity
Park at Landmark/10/                           N/A    N/A      N/A    Equity

Subordinate Bonds--Subtotal/Weighted Average

Total Revenue Bonds


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--------
Notes:
For further information regarding the bond portfolio and other specifics regarding each bond, please refer to our Company's 10-K and 10-Q filings.
* Not applicable to avoid duplication with another related bond.
**Entity identification:
  "Equity"--CharterMac Equity Issuer Trust
  "Holding"--CM Holding Trust
  "Issuer"--Charter Municipal Mortgage Acceptance Company
  "Orig"--CharterMac Origination Trust I
  "Owner"--CharterMac Owner Trust I (All revenue bonds are held by the National Series, unless the underlying property is located in California, in which case the related revenue bond is held by the California Series). "CMCorp."--Charter Mac Corporation
N/A--Not Applicable

/1/ Represents the latest year of fully complete construction or rehabilitation. /2/ The call date is a call date to the borrower at which point the Company can call the bond due and payable. For those properties past the call date, six months notice must be given by the Company to call the bond due and payable. If no call date is specified, the maturity date is assumed.
/3/ The earliest date at which the borrower may prepay the underlying mortgage securing the revenue bonds without penalty.
/4/ The revenue bonds are deemed to be available-for-sale debt securities and, accordingly, are carried at their estimated fair values.
/5/ The property securing the revenue bond is under construction or undergoing substantial rehabilitation. Such revenue bonds are additionally secured by a letter of credit issued by an investment grade financial institution. In the event the property is not completed in a timely manner, the Company may "put" the revenue bond to the financial institution at par.
/6/ The stated interest rate represents the coupon rate of the revenue bond, at September 30, 2001, except for the Highpointe revenue bond acquired in July 1986 (See-footnote 11 for further information).
/7/ Represents a future interest rate, generally after the property is no longer in construction or rehabilitation. In most cases the future rate is date specific and in certain other cases it is defined as upon completion of construction or rehabilitation.
/8/ Debt Service Coverage Ratio ("DSCR") is computed by dividing net operating income, as defined by GAAP and adjusted for non cash items, by the current debt obligations.
/9/ Cedar Pointe suffered fire damage and 15 units are off-line. Rental loss, which is not included in income for the DSCR calculation, is expected to be recovered from insurance proceeds.
/10/Held as collateral for secured borrowings under the P-FLOATS/RITES/SM/
    securitizations program.
/11/Gulfstream experienced seasonal unit turnover during the summer months.
    DSCR is expected to exceed breakeven prior to year end.
/12/Pursuant to a modification agreement, interest payments are equal to the cash flow from the property.
/13/Lexington Trails has been experiencing operating difficulties, which have resulted in a default, due to nonpayment of interest.
/14/North Glen experienced a seasonal increase of expenses during the summer months. DSCR is expected to exceed 1.10 prior to year end.
/15/Northpointe experienced a one time increase in expenses during September.
    DSCR is expected to exceed 1.15 prior to year end.
/16/On February 15, 2002, the obligors of these bonds informed us that they will be exercising their options to purchase these bonds no sooner than March 18, 2002.
/17/In connection with the acquisition of the bond, Williams Run's rental requirements changed to include more restrictive tenant income levels, which have resulted in lower DSCR during the first year of operation under the rental restrictions.
/18/Jubilee Courtyards net operating income was affected by higher than anticipated operating costs. The owner and manager of the property are actively working to remedy the situation.
/19/Rehabilitation is generally performed in phases and thus, properties in the rehabilitation portfolio do not have 100% of their units occupied during the rehabilitation process.
/20/The Museum Tower revenue bond, although having a nominal maturity of December 1, 2026, is subject to mandatory tender on September 15, 2010.

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  Taxable Promissory Notes Receivable

From time to time we have advanced funds to owners of certain properties securing our investments in order to preserve the value of the underlying asset. Such advances have been used to complete construction, fund operating deficits and pay past due real estate taxes and deferred maintenance or other capital items. Such advances typically are evidenced by taxable promissory notes, some of which are secured by second mortgages. As of September 30, 2001, the face amount of such advances was approximately $12.6 million, and their carrying value was approximately $7.2 million, with a reserve for collectability of $138,000.

  Taxable Mezzanine Loans

As of September 30, 2001, we have invested in a mezzanine loan in the amount of approximately $2.5 million with an annual interest rate of 11.00%. The loan was originated in connection with the construction and permanent financing of a 244 unit property located in Oklahoma City, OK.

  Taxable Bridge Loans

As of September 30, 2001, we have financed a bridge loan in the amount of $550,000 with an annual interest rate of 12.00%, in connection with the construction of a 103 unit property located in Vancouver, WA.

  Taxable Predevelopment Loans

As of September 30, 2001, we have financed a predevelopment loan in the amount of $2,500,000 with annual interest rate of 12.00%, in connection with the acquisition of a 200 unit property located in St. Louis, MO.

New Lines of Business

The recent formation of our wholly-owned consolidated taxable subsidiary, CM Corp., provides us with the opportunity to diversify our business lines in a tax efficient manner. In addition to being the subsidiary that will own most of our existing and future taxable revenue bonds, we intend to use it to increase the amount and types of taxable business we do over time.

We decided to expand our business lines to include providing mortgage origination and servicing to third parties and guaranteeing third party mortgage loans for a fee. In order to effectuate this strategy, CM Corp. acquired PW Funding, Inc., a national mortgage banking firm based in Mineola, New York, which is approved as a lender and servicer under the following programs: Fannie Mae Delegated Underwriter and Servicer, Freddie Mac Program Plus lender and servicer and/or FHA loan processor and servicer.

Although we expect to be able to increase the income we receive from our taxable business, we do not expect that the taxable portion of our dividend would increase proportionately with the amount of taxable income we generate. Our business currently generates expenses that are deductible for state and federal tax purposes. We do not utilize these deductions but instead pass them through to our shareholders. Our shareholders are not generally able to utilize these tax deductions to lower their annual tax liability. Because CM Corp. will bear some of the expenses previously borne directly by us, which it will be able to use to offset its income, the tax liability associated with our taxable lines of business would be reduced. Accordingly, our shareholders would then benefit from these deductions because the taxable portion of our distributions would be offset by these deductions. As a result, we believe we would have a competitive advantage over other companies that compete for such taxable business and also would be able to generate above average returns for our shareholders.

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PW Funding, Inc.

On December 24, 2001, CM Corp. acquired approximately 80% of the outstanding capital stock of PW Funding, Inc. It is anticipated that CM Corp. will acquire the remaining 20% of the issued and outstanding capital stock of PW Funding over the next 24 to 36 months. After acquiring the remaining 20%, the aggregate purchase price will be in the range of approximately $37 million to $47 million (subject to adjustment for new servicing on mortgage loans). PW Funding will continue to operate under its current management, including Raymond Reisert as Chief Executive Officer and T. Michael Forney as President.

PW Funding is a mortgage banking firm specializing in multifamily housing. PW Funding was founded in 1971 and became one of the original Fannie Mae DUS lenders in 1988. In 2000, PW Funding acquired Larson Financial Resources, one of the top Freddie Mac Program Plus Seller/Servicers in the Northeast and a leading commercial loan correspondent for life insurance companies. Together, PW Funding and Larson Financial Resources service a $2.9 billion loan portfolio, including approximately $1.5 billion in Fannie Mae DUS loans and $600 million in Freddie Mac loans. Over the past five years, PW Funding and Larson Financial Resources have averaged approximately $530 million annually in loan originations.

PW Funding is one of 26 approved Fannie Mae DUS lenders. DUS is Fannie Mae's principal multifamily loan program. Fannie Mae delegates the responsibility for originating, underwriting, closing and delivering multifamily mortgages to the DUS lenders and the DUS lenders share the risk of loss with Fannie Mae and service the loans for a fee. PW Funding also closes and delivers multifamily mortgages to Freddie Mac as a Freddie Mac Program Plus Seller/Servicer.

As a result of the acquisition, we have diversified the range of our investment products and are now able to offer developers fixed and floating rate tax-exempt and taxable financing through Fannie Mae, Freddie Mac and, to a lesser extent, FHA for affordable and market rate multifamily properties. Combining this with our core business of investing in tax-exempt revenue bonds and our affiliation with Related Capital, we are able to provide developers with financing for all aspects of their property's capital structure.

In addition, we now have a fee business that will grow in value over time, which will generate internal revenue growth. We believe this internal revenue growth will help to insulate us from the vagaries of the capital markets.

Regulatory Environment

With regard to our revenue bond investing, we operate in a regulatory environment that is governed primarily by two sections of the Code relating to affordable housing. The first is Section 142(d) of the Code, which governs the issuance of tax-exempt revenue bonds for affordable multifamily housing to be owned by private, for-profit developers and the second is Section 42 of the Code, which authorizes federal LIHTCs for qualifying affordable housing properties.

  Tax-exempt financing

Section 142(d) of the Code provides for the issuance of tax-exempt revenue bonds, the proceeds of which will be lent to private developers for the new construction or acquisition and rehabilitation of multifamily rental housing. Under the Code, in order to qualify for tax-exempt financing, certain ongoing requirements must be complied with on a continuous basis. The principal such requirement is that the property be operated as a rental property and that during the Qualified Project Period (defined below) at least either (i) 20% of the units must be rented to individuals or families whose income is less

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than 50% of the area median gross income, or (ii) 40% of the units must be rented to individuals or families whose income is less than 60% of the area median gross income, in each case with adjustments for family size. The Qualified Project Period begins when 10% of the units in the property are first occupied and ends on the latest of the date: (i) which is 15 years after 50% of the units are occupied, (ii) on which all the bonds have been retired, or (iii) on which any assistance provided under Section 8 of the U.S. Housing Act of 1937 terminates. If these requirements are not complied with on a continual basis, interest on the revenue bonds could be determined to be includable in gross income, retroactively to the date such bonds were issued. There is no statutory or regulatory limit on the amount of rent that may be charged.

The availability of tax-exempt financing for affordable multifamily housing to be owned by private, for-profit developers in each state in each calendar year is limited by the statewide volume cap contained in Section 146 of the Code. At the end of 2000 Congress enacted legislation which, for the first time, increased the volume cap. The volume cap increased by 25% in 2001, will increase by an additional 25% in 2002 and thereafter will be indexed for inflation. Bonds issued for affordable multifamily housing properties must compete with all other types of private activity bonds (other than private activity bonds issued for qualifying Section 501(c)(3) organizations) for an allocation of available volume cap.

Non-profit organizations described in Section 501(c)(3) of the Code whose charitable purpose is to provide low income housing may also avail themselves of tax-exempt financing to construct or acquire and rehabilitate affordable multifamily housing properties. Revenue bonds for such charities are governed by Section 145 of the Code and may be issued without regard to the statewide volume cap that applies to for-profit developers. Under Section 145 of the Code at least 95% of the proceeds of the bond issue must be used in a manner that furthers the charitable purpose of the Section 501(c)(3) organization, or a related purpose. In Revenue Procedure 96-32 the IRS promulgated a safe harbor for Section 501(c)(3) organizations whose mission is to provide affordable housing: if either the 20/50 or 40/60 tests described above are met and, in addition, a total of at least 75% of all units are rented to families whose income does not exceed 80% of area median gross income (adjusted for family size) and the Section 501(c)(3) organization charges tenants "affordable rents", the proceeds of a revenue bond issue will be treated as being used to further the Section 501(c)(3) organization's charitable mission.

  Federal LIHTCs

Section 42 of the Code authorizes federal LIHTCs for affordable multifamily rental housing. Under this program, developers that receive an allocation of volume cap for revenue bonds also are entitled to receive an allocation of federal LIHTCs. The credits, known as 4% credits, provide the owner of an affordable multifamily housing project that has received a federal LIHTC allocation with a dollar for dollar credit against federal income taxes. The credit is taken over a period of 10 years, which can span over an 11 year operating period. The credit amount is based on the qualified basis of each building and the number of units set aside for low income tenants. Purchasers of federal LIHTCs are usually Fortune 500 corporations that have projected long-term positive tax positions. These purchasers generally become limited partners in the developer/owner of the affordable housing project and pay the present value of the projected credits in the form of an up-front equity contribution to the developer. This payment will usually provide between 25% and 35% of the costs of the development. In order to qualify for the federal LIHTC the project must comply with either of the 20/50 or 40/60 tests that apply to tax-exempt bonds. However, in addition, the amount of rent that may be charged to qualifying low income tenants cannot exceed 30% of the "imputed income" for each unit, as determined pursuant to Section 42(g) of the Code. Failure to comply continuously with these requirements could result in a recapture of the federal LIHTCs. In addition, in the event that the rents from the project generate insufficient revenue to pay debt service on the revenue bonds and a default ensues, the initial borrower

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could lose ownership of the project as the result of foreclosure of the mortgage securing the bonds. In such event, the initial equity investors would no longer be entitled to the federal LIHTCs which would inure to benefit of the foreclosing revenue bond owner. As a result, there is a strong incentive for the federal LIHTC investor to ensure that the development is current on debt service payments by making capital contributions or otherwise.

With respect to most of the properties which secure our revenue bonds, all the multifamily units are rented to individuals or families at 60% of area median income and, thus, 100% of the qualified basis may be used to determine the amount of the federal LIHTC. This maximizes the amount of equity raised from the purchasers of the federal LIHTCs for each development and creates strong occupancy demand.

  Government sponsored enterprise lending

PW Funding and its subsidiaries' mortgage lending business is subject to various governmental and quasi-governmental regulation. PW Funding and/or its subsidiaries, collectively, are licensed or approved to service and/or originate and sell mortgage loans under Fannie Mae, Freddie Mac, Ginnie Mae and FHA programs. FHA and Ginnie Mae are agencies of the Federal government and Fannie Mae and Freddie Mac are federally-chartered, public corporations. These agencies require PW Funding and its subsidiaries to meet minimum net worth and capital requirements and to comply with other requirements. Mortgage loans made under these programs are also required to meet the requirements of these programs. In addition, under Fannie Mae's DUS program, PW Funding has the authority to originate loans without a prior review by Fannie Mae and is required to share in the losses on loans originated under this program.

If PW Funding or its subsidiaries fail to comply with the requirements of these programs, the agency can terminate its license or approval. In addition, Fannie Mae and Freddie Mac have the authority under their guidelines to terminate a lender's authority to originate and service their loans for any reason. If
PW Funding or its subsidiaries' authority is terminated under any of these programs, it would prevent PW Funding or its subsidiaries from originating or servicing loans under that program. In connection with the approval by Fannie Mae and Freddie Mac of the acquisition of PW Funding by CM Corp. we were required to guarantee the obligations of PW Funding under these programs.

Raising Capital

In order for us to fund our investments in revenue bonds and facilitate growth, we need access to additional capital. We have primarily used two sources of capital, either directly or through our subsidiaries: securitizations and equity offerings. We use two primary securitization programs: the Private Label Tender Option Program and the P-FLOATs/RITES/SM/ program. Securitizations continue to offer the lowest cost of capital, albeit with certain covenants and leverage limits. Pursuant to our trust agreement, we are only able to incur leverage or other financing up to 50% of our total market value; this leverage restriction is generally consistent with or more conservative than leverage covenants on our securitized debt. Our capital structure requires us to make periodic equity offerings to maintain leverage within required limits.

Whether we raise capital through securitizations or equity offerings, our goal is to raise capital at lower rates than the rates at which we invest that capital. With respect to our securitization programs, we are obligated to pay at short-term floating rates of interest and retain a residual interest in revenue bonds carrying a fixed rate of interest. Our Manager regularly reviews the benefits of hedging our interest rate risk on our variable rate exposure. During the first quarter of 2001, we entered into two interest rate swaps with an aggregate notional amount of $150 million which, as of September 30, 2001, represents approximately 33% of our floating rate exposure in our securitization programs. As of September 30, 2001, the weighted average annual fixed interest rate payable by us on these swaps was 3.75%.


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Our growth has been financed by securitization programs, preferred stock offerings by the Equity Trust (see Our Company--Entity Structure), common equity offerings and our Convertible CRA Share offerings, as well as funds generated from operations in excess of distributions (approximately $4 million in 2000). Our continued growth is expected to be financed through the same sources depending on market conditions and terms of such financing at the relevant times.

  Securitizations

Private Label Tender Option Program. On May 21, 1998, we commenced our Private Label Tender Option Program in order to raise capital to acquire additional revenue bonds. As of September 30, 2001, we had raised $350 million under the Private Label Tender Option Program, although the maximum amount of capital available under the program is $500 million.

As of September 30, 2001, we have contributed 61 revenue bonds with an aggregate face amount of approximately $580 million to Charter Mac Origination Trust I, a Delaware business trust (the "Origination Trust"), a wholly-owned, indirect subsidiary of our Company. The Origination Trust then contributed 47 of its revenue bonds, with an aggregate face amount of approximately $430 million, to Charter Mac Owner Trust I, a Delaware business trust (the "Owner Trust"), which is controlled by us through the Origination Trust and our Manager, which is also the Owner Trust's manager. The bonds contributed to the Owner Trust are deposited into specific "Owner Trust Series" in order to segregate revenue bonds issued by governmental entities selected by state of origin. In December 2000, two such Owner Trust Series were created: a "California only" series ("Cal-1") and a "National" (non-state specific) series ("Nat-1"). In September 2001, two additional Owner Trust Series were created: a second "California only" series ("Cal-2") and a second National Series ("Nat-2"). As of September 30, 2001, Cal-1 and Cal-2 series owned 11 and 6 revenue bonds, respectively, secured by properties located in California with an aggregate face amount of approximately $76 million and $48 million, respectively, and Nat-1 and Nat-2 series owned 26 and 4 revenue bonds, respectively, with an aggregate face amount of approximately $244 million and $62 million, respectively.

Each Owner Trust Series issues two equity certificates: (i) a senior certificate, which has been deposited into the related "Floater Certificate Trust Series" established under Charter Mac Floater Certificate Trust I, a Delaware business trust (the "Certificate Trust"), which issues and sells "floater certificates" representing proportional interests in the senior certificate to new investors and (ii) a residual certificate representing the remaining beneficial ownership interest in such Owner Trust Series, which has been issued to the Origination Trust in exchange for the contribution of revenue bonds. At September 30, 2001, the Cal-1, Cal-2, Nat-1 and Nat-2 Floater Certificate Trust Series had issued floater certificates with face amounts of approximately $70 million, $45 million, $205 million and $30 million, respectively.

The Owner Trust obtained a municipal bond insurance policy from MBIA to credit enhance certificate distributions for the benefit of the holders of the floater certificates and arranged for a liquidity facility, issued by a consortium of highly-rated banks, with respect to the floater certificates. As of September 30, 2001, the revenue bonds not contributed by the Origination Trust to the Owner Trust are pledged as additional collateral for the Owner Trust's obligations to MBIA and the providers of the liquidity facility.

The effect of the Private Label Tender Option Program structure is that a portion of the interest received by each of the Owner Trust Series on the revenue bonds it holds is distributed through the senior certificate to the holders of floater certificates issued by the related Floater Certificate Trust Series, with the residual interest remitted to the Origination Trust (and thus to the benefit of our Company) as distributions on each residual certificate. The variable rate on the floater certificates issued by the

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California only Floater Certificate Trust Series and the National Floater
Certificate Trust Series is the lowest rate possible that will clear the market at par, as determined weekly by Goldman, Sachs & Co., as remarketing agent. Largely because of certain California taxes, the weekly rate on the California floater certificates has been, and is expected to continue to be, lower than the weekly rate on the National (non-state specific) floater certificates. Thus, the yield on the California Owner Trust Series residual certificates owned by the Origination Trust is higher than on the National Owner Trust Series residual certificates owned by the Origination Trust.

The Owner Trust, which we control, is consolidated and is noted on our balance sheet as "minority interest in subsidiary (subject to mandatory redemption)" which is expected to be reclassified as "Financing Arrangements" as of December 31, 2001. Our cost of funds relating to the Private Label Tender Option Program (calculated as income allocated to the minority interest plus recurring fees as a percentage of the weighted average amount of the outstanding senior certificate) was approximately 4.17%, 5.40%, 4.50% and 4.90% for the 9 months ended September 30, 2001, the years ended December 31, 2000 and 1999, and for the period May 21, 1998 (inception of the program) through December 31, 1998, respectively.

P-FLOATs/RITES/SM/. Another source of financing for our investments is the securitization of selected revenue bonds through the Merrill Lynch P-FLOATs/RITES/SM/ program. Merrill Lynch typically deposits individual revenue bonds purchased from us into a special purpose trust together with a credit enhancement guarantee. A credit enhanced custodial receipt is issued and deposited into a second trust which issues two types of securities: (1) Puttable Floating Option Tax-Exempt Receipts ("P-FLOATs/SM/"), a short-term senior security which bears interest at a floating rate that is determined weekly by Merrill Lynch as the lowest rate possible that will clear the market at par, and (2) Residual Interest Tax-Exempt Securities ("RITES/SM/"), a subordinate security which receives the remainder of the interest on the revenue bond after payment of interest on the P-FLOATs/SM/ and ongoing transaction fees. The P-FLOATs/SM/ are sold to third party investors and the RITES/SM/ are generally sold back to us. We have the right, upon at least 14 days notice to the trustee, to purchase the outstanding P-FLOATs/SM/ issued by the special purpose trust and to withdraw the revenue bond from such trust. When the revenue bonds are deposited into the trust, we receive the proceeds from the sale of the P-FLOATs/SM/ less certain transaction costs. In certain other cases, Merrill Lynch may directly buy the revenue bonds from local issuers, deposit them in the trust, sell the P-FLOAT security to third party investors and then sell the RITES/SM/ to us.

As of September 30, 2001, 12 revenue bonds, with an aggregate face amount of approximately $114 million, have been securitized by Merrill Lynch under the P-FLOATs/RITES/SM/ program. In order to facilitate the securitization under the P-FLOATs/RITES/SM/ program, we have, as of September 30, 2001, pledged ten additional revenue bonds as collateral for the benefit of the credit enhancer with an aggregate face amount of approximately $86 million. See "--Recent Developments" below.

For financial reporting purposes, due to our right to repurchase the revenue bonds, we account for the net proceeds received upon transfer of our revenue bonds through the P-FLOATs/RITES/SM/ program as secured borrowings (which is reflected on our balance sheet as a liability) and, accordingly, continue to account for our revenue bonds as assets.

The cost of funds relating to the P-FLOATs/RITES/SM/ program (calculated as interest expense as a percentage of the weighted average face amount of the P-FLOATs/SM/) was approximately 4.01%; 5.00% and 4.80%, for the nine months ended September 30, 2001, for the year ended December 31, 2000 and for the period June 29, 1999 (inception of our use of this program) through December 31, 1999, respectively.

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Interest Rate Hedging.  Because our securitization programs require us to make payments based on variable interest rates while our revenue bonds generally earn interest at fixed rates, we are exposed to interest rate risk. We manage our interest rate risk through two TBMA-based interest rate swap agreements.

Under each interest rate swap agreement, we are required to pay Merrill Lynch Capital Services, Inc. a fixed rate on a notional amount of debt. In return, we are paid a floating rate equivalent to the Bond Market Association ("TBMA") Index, the most widely accepted tax-exempt weekly floating rate index. During the first quarter of 2001 we entered into two swaps, one with a notional amount of $50 million, fixed at an annual rate of 3.98%, which expires in January 2006 and a second with a notional amount of $100 million, fixed at an annual rate of 3.64%, which expires in February 2004. As of September 30, 2001, the combined notional amount of these swaps was $150 million which represented approximately 33% of our floating rate exposure in our securitization programs with a weighted average annual interest rate on the swaps of 3.75%. We continue to analyze the interest rate environment and the costs and risks of such strategies and may execute additional interest rate hedges in the future.

  Equity Offerings

Common Equity Issuances. During 2001, we completed two public offerings of our common shares of beneficial interest, raising net proceeds of over $167 million.

Preferred Equity Issuances by Subsidiary. One of our subsidiaries, the Equity Trust, has issued preferred shares to institutional investors with an aggregate liquidation amount of approximately $219 million. Attributes of each series of Cumulative Preferred Shares are as follows:

                                             Liquidation
                                              Amount per       Total Face
                    Date of      Number of      Share            Amount         Annual
Preferred Series    Issuance      Shares   ($ in thousands) ($ in thousands) Dividend Rate
------------------------------------------------------------------------------------------
Series A           June 29, 1999     45               2,000           90,000        6.625%
Series A-1         July 21, 2000     48                 500           24,000        7.100%
Series A-2       October 9, 2001     62                 500           31,000        6.300%
Series B           July 21, 2000    110                 500           55,000        7.600%
Series B-1       October 9, 2001     37                 500           18,500        6.800%

We collectively refer to the Series A Cumulative Preferred Shares, Series A-1 Cumulative Preferred Shares and Series A-2 Cumulative Preferred Shares as the "Series A Shares." We collectively refer to the Series B Subordinate Cumulative Preferred Shares and Series B-1 Subordinate Cumulative Preferred Shares as the "Series B Shares." We also collectively refer to the Series A Shares and the Series B Shares as the "Cumulative Preferred Shares."

The Cumulative Preferred Shares are not convertible into common shares of the Equity Trust or our common shares. The Cumulative Preferred Shares have an annual preferred dividend payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year, but only upon declaration thereof by the Equity Trust's board of trustees and only to the extent of the Equity Trust's tax-exempt income (net of expenses) for the particular quarter. Since inception, all quarterly distributions have been declared at the stated annualized dividend rate for each respective series and all distributions so declared have been paid.

In connection with the initial offering of Cumulative Preferred Shares, we contributed 100% of our ownership interests in the Origination Trust to the Equity Trust, a newly formed Delaware business trust and an indirectly-owned subsidiary in which we own 100% of the common equity. As a result, the

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Equity Trust became the direct and indirect owner of all of the revenue bonds held by the Origination Trust and the Owner Trust (see discussion of Private Label Tender Option Program, above). In addition to contributing the ownership of the Origination Trust, we also contributed certain additional revenue bonds to the Equity Trust.

The Series A Shares all have identical terms except as to the distribution commencement date, the annual preferred dividend rate and the liquidation amount per share. The Equity Trust may not redeem the Series A Shares before June 30, 2009 and they are subject to mandatory tender for remarketing and purchase on such date and each remarketing date thereafter at a price equal to their respective per share liquidation amounts plus an amount equal to all distributions accrued but unpaid on the Series A Shares. Holders of the Series A Shares may elect to retain their shares upon remarketing, with a distribution rate to be determined immediately prior to the remarketing date by the remarketing agent. After that date, all or a portion of the shares may be redeemed, subject to certain conditions. Each holder of the Series A Shares will be required to tender its shares to the Equity Trust for mandatory repurchase on June 30, 2049, unless the Equity Trust decides to remarket the shares on such date.

The Series A Shares rank, with respect to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Equity Trust, senior to the Series B Shares and all classes or series of common shares of the Equity Trust and, therefore, effectively rank senior to our common shares, our Convertible CRA Shares, and our preferred shares, if any.

The Series B Shares all have identical terms, except as to the distribution commencement date and the annual preferred dividend rate. The Equity Trust may not redeem the Series B Shares before November 30, 2010 and they are subject to mandatory tender for remarketing and purchase on such date under the same terms as the Series A Shares. After that date, all or a portion of the shares may be redeemed, subject to certain conditions. Each holder of the Series B Shares will be required to tender its shares to the Equity Trust for mandatory repurchase on November 30, 2050, unless the Equity Trust decides to remarket the shares on such date.

The Series B Shares rank, with respect to payment of distributions and amounts upon liquidation, dissolution or winding up of the Equity Trust, senior to all classes or series of common shares of the Equity Trust and, therefore, effectively rank senior to our common shares, our Convertible CRA Shares, and our preferred shares, if any, and junior to the Series A Shares.

The Equity Trust is subject to, among others, the following covenants with respect to the Cumulative Preferred Shares:

Tax-exempt interest and distributions. The Equity Trust may only acquire new investments that it reasonably believes will generate interest and distributions excludable from gross income for federal income tax purposes. The Equity Trust will dispose of any investment the interest on which becomes includable in gross income for federal income tax purposes, for any reason, as soon as commercially practicable.

Leverage. The Equity Trust will not, and will not permit any of its subsidiaries to, directly or indirectly, incur any obligation except if (i) the Equity Trust is not in default under its trust agreement, (ii) the Equity Trust has paid or declared and set aside for payment all accrued and unpaid distributions on the Cumulative Preferred Shares, and (iii) after giving effect to the incurrence of the obligation, the leverage ratio on our portfolio is less than 0.6 to 1.0.

Failure to pay distributions. If the Equity Trust has not paid in full six consecutive quarterly distributions on the Equity Trust preferred shares, the Equity Trust is required to reconstitute its board

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--------------------------------------------------------------------------------

of trustees so that a majority of the board of trustees consists of trustees who are independent with respect to the Equity Trust, us, our Manager or Related Capital.

Allocation of Taxable Interest Income and Market Discount. The Equity Trust will specially allocate taxable interest income and market discount that is taxable as ordinary income to us. Market discount, if any, may arise where the Equity Trust acquires a bond other than upon its original issuance for less than its stated redemption price at maturity and the difference is greater than a de minimis amount (generally 1/4 of 1% of a bond's stated redemption price at maturity multiplied by the number of complete years to maturity).

Limitation on Issuance of Preferred Equity Interests. The Equity Trust may not issue preferred equity interests that are senior to the Series A and A-1 Preferred Shares without the consent of a majority of the holders of the Series A and A-1 Preferred Shares. The Equity Trust may not issue any preferred equity interests that are equal in rank to the Cumulative Preferred Shares unless certain conditions are met, including that the amount of such preferred equity interests is limited, the Equity Trust has paid or declared and set aside for payment all accrued and unpaid distributions on the Cumulative Preferred Shares to holders, and there is no default or event of default under the Equity Trust's trust agreement.

Convertible Community Reinvestment Act Preferred Share Offerings. We have completed two issuances of Convertible CRA Shares, raising net proceeds of approximately $35 million. As of September 30, 2001, we had 1,882,364 Convertible CRA Shares outstanding, which are convertible at the holders' option into 1,764,663 common shares.

Our Convertible CRA Shares enable financial institutions to receive positive consideration under the Community Reinvestment Act ("CRA") as a "qualified investment". We have developed a proprietary method for specially allocating these CRA "credits" to specific financial institutions that invest in our Convertible CRA Shares. Other than the preferred allocation of CRA credits, the investors receive the same economic benefits as our common shareholders, including receipt of the same dividends per share as those paid to our common shareholders. Other than on matters relating to the terms of our Convertible CRA Shares or to amendments to our trust agreement which would adversely affect the powers, preferences, privileges or rights of our Convertible CRA Shares, our Convertible CRA Shares do not have any voting rights. Our earnings are allocated pro rata among our common shares and our Convertible CRA Shares, and our Convertible CRA Shares rank on parity with the common shares with respect to rights upon liquidation, dissolution or winding up of our Company. The investors, at their option, have the ability to convert their Convertible CRA Shares into common shares at the conversion price specified below. Upon conversion, the investors will no longer be entitled to a special allocation of any CRA credit.

We may raise additional equity in the future from similar financial institutions that can utilize the regulatory benefits that have not previously been allocated to other holders of our Convertible CRA Shares. While these future offerings could be a source of additional equity, it is only one of many potential sources. Furthermore, there is no assurance that we will be able to consummate such transactions at all or on favorable terms. In addition, this potential source of liquidity would be eliminated if the applicable federal regulatory agencies were to determine that an investment in the Convertible CRA Shares did not result in the financial institutions being able to receive these regulatory benefits.

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Entity Structure

  Overview

We hold a few investments directly and the vast majority indirectly through our subsidiaries, and as of September 30, 2001:

..  We own 100% of the common shares in Holding Trust.

..  Holding Trust owns (i) 100% of the common shares of the Equity Trust and
   (ii) two of the four revenue bonds acquired in the merger with American Tax Exempt Bond Trust.

..  The Equity Trust owns (i) 100% of the common shares in the Origination
   Trust, and (ii) directly owns the revenue bonds as reflected on the chart entitled "Portfolio Statistics" and other tax-exempt investments.

.. The Origination Trust directly owns the revenue bonds as reflected on the chart entitled "Portfolio Statistics" and the Private Label Tender Option Program Residual Certificates. Through the Origination Trust's ownership of the Private Label Tender Option Program Residual Certificates, the Origination Trust controls 100% of the voting rights of the Owner Trust.

..  The Owner Trust owns the revenue bonds as reflected on the chart entitled
   "Portfolio Statistics".

..  The Floater Certificate Trust Nat Series and Floater Certificate Trust Cal
   Series own the Nat Senior Certificates and the Cal Senior Certificates issued by the Owner Trust Nat Series and Owner Trust Cal Series, respectively. Each such Floater Certificate Trust Series issues Floater Certificates representing proportional interests in the Senior Certificate it owns to third party investors.

.. We own 100% of the common stock of CM Corp., which is our taxable subsidiary that owns most of our taxable investments and taxable revenue bonds as reflected on the chart entitled "Portfolio Statistics."

..  CM Corp. owns approximately 80% of the outstanding capital stock of PW
   Funding, Inc., the entity through which we originate and service multifamily mortgage loans on behalf of Fannie Mae, Freddie Mac and other governmental agencies.


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                                  [FLOW CHART]



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                                                                           S-49

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Our Trust Agreement

The following summary of certain provisions of Delaware law and our trust agreement does not purport to be complete and is subject to and qualified in its entirety by reference to Delaware law and our trust agreement for its entire terms.

  Our Board of Trustees

Our business and affairs are managed by our board of trustees. Our board of trustees consists of not less than three nor more than nine trustees, one-third of which must be independent, which means they may not be officers or employees of our Company, related to our officers nor represent concentrated or family holdings of our voting interests, and who, in the view of our board of trustees, are free from any relationship that would interfere with the exercise of independent judgment with respect to matters relating or pertaining to our affairs. We have annual shareholder meetings to re-elect a portion of our managing trustees, who will generally serve staggered, three-year terms. Election of each managing trustee requires the approval of a plurality of the votes cast by the holders of common shares in person or by proxy at our annual meeting.

Our board of trustees currently has eight managing trustees, three of whom are independent trustees. Our board of trustees establishes written policies on investments and borrowings and monitors the administrative procedures, investment operations and performance of our Company and our Manager to assure that such policies are carried out. The independent trustees are responsible for reviewing our investment policies not less often than annually and with sufficient frequency to determine that the policies being followed are in the best interests of our shareholders.

Independent trustees are entitled to receive compensation for serving as managing trustees. Arthur P. Fisch and Peter T. Allen are compensated at the annual rate of (i) $7,500 in cash or common shares having an aggregate value of $7,500, based on the fair market value on the date of issuance; and (ii) common shares having an aggregate value of $10,000, based on the fair market value on the date of issuance, in addition to expense reimbursement. Charles L. Edson is compensated at the annual rate of (i) $20,000 in cash or common shares having an aggregate value of $20,000, based on the fair market value on the date of issuance; and (ii) common shares having an aggregate value of $10,000, based on the fair market value on the date of issuance, in addition to expense reimbursement. At the discretion of our board of trustees, independent trustees may be granted additional cash compensation for serving on a committee of our board of trustees.

Pursuant to the terms of our incentive share option plan, (as described below under "Management--Incentive Share Option Plan"), the compensation committee of our board of trustees may, subject to certain restrictions, grant options to members of our board of trustees to purchase common shares. As of the date of this prospectus supplement, four trustees, Stephen M. Ross, Michael J. Brenner, Stuart J. Boesky and Alan P. Hirmes have been issued options to acquire an aggregate of 90,652 common shares, 5,652 of which are assigned to a third party, at an exercise price of $11.5625 per share. In August, 2001, Messrs. Ross, Boesky and Hirmes each exercised the vested portion of their options and purchased 21,667 common shares in the aggregate.

A vacancy in our board of trustees created by the death, resignation, or incapacity of a managing trustee (within the limits referred to above) may be filled by the vote of a majority of the remaining managing trustees (with respect to a vacancy created by the death, resignation, or incapacity of an independent trustee, the remaining independent trustees shall nominate a replacement). A vacancy in our board of trustees created by an increase in the number of managing trustees may be filled by a majority vote of the entire board of trustees. Any managing trustee may resign at any time. Our trust agreement provides

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that, subject to the right of the holders of any class of shares to elect additional managing trustees, managing trustees may be removed by the affirmative vote of a majority of our common shares with or without cause.

Wilmington Trust Company, a Delaware banking corporation, is also one of our trustees. Wilmington Trust Company has been appointed as registered trustee solely to satisfy certain requirements of the Delaware Act and its duties and responsibilities with respect to our Company and our shareholders are very limited.

  Additional Classes and Series of Shares

Our trust agreement authorizes our board of trustees to classify or reclassify any unissued beneficial interests to provide for the issuance of beneficial interests in other classes or series of securities, to establish the number of beneficial interests in each class or Series and to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of such class or series. We believe that the ability of our board of trustees to issue one or more classes or series of beneficial interests provides us with increased flexibility in structuring possible future financings and acquisitions, and in meeting other needs which might arise. Subject to the American Stock Exchange rules which require shareholder approval for certain issuances of securities, the additional classes or series, as well as the common shares, will be available for issuance without further action by our shareholders. See "Risk Factors--Possible adverse effect arising from shares available for future sale." Although our board of trustees has no intention at the present time of doing so, it could issue a class or series that could, depending on the terms of such class or series, delay, defer or prevent a transaction or a change in control of our Company that might involve a premium price for holders of our common shares or otherwise be in their best interest.

  Advance Notice of Managing Trustee Nominations and New Business

Our bylaws provides that (i) with respect to an annual meeting of common shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by common shareholders may be made only (a) pursuant to our notice of meeting, (b) by our board of trustees, or
(c) by a common shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our trust agreement, and (ii) with respect to special meetings of common shareholders, only the business specified in our notice of meeting may be brought before the meeting of common shareholders, and nominations of persons for election to our board of trustees may be made only (a) pursuant to our notice of the meeting, (b) by our board of trustees, or (c) provided that our board of trustees has determined that managing trustees shall be elected at such meeting, by a common shareholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our trust agreement.

The advance notice provisions of our bylaws could have the effect of delaying, deferring or preventing a transaction or a change in control of our Company that might involve a premium price for holders of common shares or otherwise.

  Term and Dissolution

We have perpetual existence, but may be dissolved at an earlier date if certain contingencies occur. The contingencies whereby we may be dissolved are as follows:

.. If a management agreement is in effect between our Company and a manager which is an affiliate of Related Capital, we may be dissolved in one of two ways: (i) we may be dissolved if the manager recommends dissolution of our Company in writing to our board of trustees, our board of trustees concurs in such recommendation and the dissolution is approved by the affirmative vote of the

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   holders of more than 50% of our outstanding common shares together with any other class or series of shares entitled to vote on the matter; or (ii) our board of trustees recommends dissolution of our Company and the dissolution is approved by the affirmative vote of two-thirds of the votes of our shareholders entitled to vote on the matter.

.. If a management agreement referred to above is not in effect, we may be dissolved upon the recommendation of our board of trustees and the affirmative vote of the holders of more than 50% of our outstanding common shares together with any other class or series of shares entitled to vote on the matter.

.. Finally, we may be dissolved by order of a court of competent jurisdiction to judicially dissolve our Company if it is no longer reasonably practicable to continue the business and affairs of our Company as contemplated by our trust agreement.

Upon dissolution of our Company, our assets will be liquidated and the proceeds of liquidation will be applied first to the satisfaction (whether by payment or reasonable provision for payment thereof) of obligations of our Company to third parties, second to our Manager or its affiliates who are creditors of our Company and third to payment of liquidation expenses. Any remaining proceeds will then be distributed to our shareholders.

  Change of Control; Anti-Takeover Provisions

Our trust agreement contains provisions that might have the effect of delaying, deferring or preventing a transaction or a change of control of our Company that might involve a premium price for our common shares, or otherwise be in the best interest of our shareholders. See "Risk Factors--Risks related to anti-takeover provisions--Manager's Rights Under our Management Agreements" for a discussion of these anti-takeover provisions.

  Voting Rights of Common Shareholders

Our shareholders have no right to participate in the control of our business. However, our common shareholders have been granted certain voting rights which are set forth in our trust agreement. The common shareholders, as a class, have the right to vote upon:

    a. the election of our board of trustees;

    b. merger, consolidation or termination and dissolution of our Company;

    c. sale of all or substantially all of our assets; and

    d. amendment of our trust agreement (except in certain limited circumstances), provided that provisions relating to the limitation of liability and indemnification may only be amended prospectively.

  Amendments to our Trust Agreement

In general, our trust agreement may be amended by the affirmative vote or written consent of the holders of not less than a majority of the common shares then outstanding and entitled to vote thereon.

  Meetings

We will hold annual meetings of our common shareholders to elect managing trustees whose terms have expired. Our board of trustees may at any time call a meeting of common shareholders or call for a vote, without a meeting, of the common shareholders on matters on which they are entitled to vote, and shall call for such meeting or vote following receipt of a written request therefor of common shareholders holding 10% or more of the outstanding common shares.

  Borrowing Policies

Our trust agreement provides that we will be allowed to incur debt or other financing of up to 50% of our total market value (measured as of the date such leverage is incurred).

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  Indemnification and Limitation of Liability

The Delaware Act provides that, except to the extent otherwise provided in the governing instrument of a business trust, a trustee, when acting in such capacity, shall not be personally liable to any person other than the business trust or a beneficial owner for any act, omission or obligation of the business trust or any trustee thereof. In addition, the Delaware Act provides that, except to the extent otherwise provided in the governing instrument of a business trust, an officer, employee, manager or other person acting on behalf of the business trust, when acting in such capacity, shall not be personally liable to any person other than the business trust or the beneficial owner for any act, omission or obligation of the business trust or any trustee thereof.

The Delaware Act provides that, subject to such standards and restrictions, if any, as are set forth in the governing instrument of a business trust, a business trust shall have the power to indemnify and hold harmless any trustee or beneficial owner or other person from and against any and all claims and demands whatsoever.

Our trust agreement requires us to indemnify our present and former trustees, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the trustee was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the trustee actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the trustee had reasonable cause to believe that the act or omission was unlawful. In addition, our trust agreement requires us, as conditions to advancing expenses, to obtain
(i) a written affirmation by the trustee of his or its good-faith belief that he or it has met the standard of conduct necessary for indemnification by our Company as authorized by our trust agreement and (ii) a written statement by him or it or on his or its behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met. Our trust agreement also requires us to provide indemnification and advance of expenses to a present or former trustee who served a predecessor of our Company in such capacity, and to any employee or agent of our Company or a predecessor of our Company.

We have obtained a liability insurance policy for our trustees (as well as our Manager).

  Liability of Shareholders

We are governed by the laws of the State of Delaware. Under our trust agreement and the Delaware Act, our common shareholders will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.

In general, stockholders of Delaware corporations are not personally liable for the payment of a corporation's debts and obligations. They are liable only to the extent of their investment in the Delaware corporation. In addition, under the Delaware Act, neither the existence of certain powers in our trust agreement that may be exercised by our shareholders nor the exercise of such powers will cause such shareholders to be deemed to be a trustee of our Company or to be held personally liable for our acts, omissions and obligations.

The principles of law governing the limitation of liability of beneficial owners of a business trust have not been authoritatively established as to business trusts organized under the laws of one jurisdiction but operating or owning property, incurring obligations or having beneficiaries resident in other

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jurisdictions. A number of states have adopted legislation containing provisions comparable to the provisions of the Delaware Act. Accordingly, in such states, the limitation of liability of our shareholders provided by the Delaware Act should be respected.

In those jurisdictions which have not adopted similar legislative provisions, questions exist as to whether such jurisdictions would recognize a business trust, absent a state statute, and whether a court in such jurisdictions would recognize the Delaware Act as controlling. If not, a court in such jurisdiction could hold that the shareholders are not entitled to the limitation of liability set forth in our trust agreement and the Delaware Act and, as a result, are personally liable for our debts and obligations.

Recent Developments

  Recent Investments

From September 30, 2001 up to and including February 20, 2002, we have invested in the following first mortgage revenue bonds:

                                                    Revenue             Face Amount    Interest Closing  Maturity
Project                      Location Units     Bond Description      ($ in thousands)   Rate    Date      Date
-----------------------------------------------------------------------------------------------------------------
Valley View &         Little Rock, AR  240  Tax-Exempt-New                  9,200           **  10/12/01      **
Ridgecrest                                  Construction
Merchandise Mart        St. Louis, MO  213  Tax-Exempt-Rehabilitation      25,000       7.500%  10/24/01 Sept-41
Lakeline                  Leander, TX  264  Tax-Exempt-New                 21,000       7.700%   11/6/01  Nov-43
Apartments                                  Construction
Lakeline                  Leander, TX   *   Taxable-New Construction          550       9.250%   11/6/01  Nov-09
Apartments
River's Edge         Green Island, NY  190  Tax Exempt-New                 15,000       7.200%  11/20/01  Nov-43
                                            Construction
Mecca Vineyards             Indio, CA  268  Tax Exempt-Rehabilitation      13,040       7.250%  11/29/01  May-38
Mecca Vineyards             Indio, CA   *   Tax Exempt-Rehabilitation       1,500       7.250%  11/29/01  Jul-14
Mecca Vineyards             Indio, CA   *   Taxable-Rehabilitation            360       9.000%  11/29/01  Apr-07
Westlake Village          Jackson, NJ  150  Tax Exempt-New                  6,425       7.200%  11/30/01  Nov-41
                                            Construction
Westlake Village          Jackson, NJ   *   Tax Exempt-New                    575       8.000%  11/30/01  Feb-04
                                            Construction
Silverwood               Lakewood, WA  107  Tax Exempt-Rehabilitation       3,300       7.200%  12/10/01  Nov-38
Silverwood               Lakewood, WA   *   Taxable-Rehabilitation            525       8.750%  12/11/01  Aug-17
Riverside                  Austin, TX  248  Tax Exempt-New                 11,500       7.000%  12/13/01  Dec-41
Meadows                                     Construction
Riverside                  Austin, TX   *   Taxable-New Construction          200       8.750%  12/13/01  May-09
Meadows
Hillside                   Dallas, TX  236  Tax Exempt-New                 12,500       7.000%  12/18/01  Dec-41
                                            Construction
Hillside                   Dallas, TX   *   Taxable-New Construction          400       9.250%  12/18/01  Oct-09
Oak Hollow                 Dallas, TX  150  Tax Exempt-New                  8,625       7.000%  12/18/01  Dec-41
                                            Construction
Ocean Ridge           Federal Way, WA  192  Tax Exempt-Rehabilitation       6,675       6.950%  12/21/01  Nov-38
Ocean Ridge           Federal Way, WA   *   Taxable-Rehabilitation          2,325       8.750%  12/21/01  Sep-23
West Meadows     Colorado Springs, CO  216  Tax Exempt-New                 13,000       7.250%  12/21/01  Nov-41
                                            Construction
White Rock            San Antonio, TX  336  Tax Exempt-New                 20,345       7.550%  12/21/01  Dec-41
                                            Construction
White Rock            San Antonio, TX   *   Taxable-New Construction          430       9.500%  12/21/01  Aug-08
Circle S                   Austin, TX  200  Tax Exempt-New                  9,300       7.200%  02/01/02  Jan-42
                                            Construction
Circle S                   Austin, TX   *   Taxable-New Construction        1,925       8.750%  02/01/02  Oct-23
West Oaks                 Houston, TX  168  Tax Exempt-New                 10,250       7.150%  02/01/02  Jan-42
                                            Construction
                                      -----                               -------
   Total                              3,178                               193,950
                                      =====                               =======

--------
*  Not applicable to avoid duplication.
** Revenue bond closed in escrow; revenue bond broke escrow on February 15, 2002, and was converted to two tax-exempt revenue bonds. The revenue bonds have a face amount of $8.66 million and $545,000. Their respective interest rates and maturity dates are 8.00% and 7.45% and June 2038 and February 2014.

--------------------------------------------------------------------------------

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Our Company
--------------------------------------------------------------------------------


On October 15, 2001, we funded a bridge loan of $375,000, which bears interest at an annual rate of 11.00%, secured by Bay Colony, a 213 unit affordable multifamily housing complex located in League City, TX.

On October 24, 2001, we funded the initial $4.64 million installment on a $10.46 million bridge loan to the obligor of the Merchandise Mart revenue bond, which bears interest at an annual rate of 8.00%. The related predevelopment loan was repaid in connection with the issuance of the revenue bond and funding of the bridge loan.

On October 26, 2001, we funded two predevelopment loans in the amounts of $720,500 and $466,000 to affiliates of Related Capital. Both of the loans had an interest rate of 10.00% and were repaid in full on December 18, 2001.

  Bond Repayments

On December 19, 2001, the Rolling Ridge revenue bond was repaid. In addition to the face amount of $4.9 million, the Company received $197,000 as prepayment premium and approximately $764,000 in contingent interest from net proceeds from the appreciation in value of the underlying property.

On January 18, 2002, the Clarendon Hills revenue bond and the related second mortgage were repaid. In addition to the face amount of each, $17.6 million and $6.6 million, respectively, the Company received approximately $1.8 million in contingent interest from net proceeds from the sale of the underlying property.

  Securitizations

Since September 30, 2001, we have further accessed the Merrill Lynch P-FLOATs/RITES/SM/ program. As of the date of this prospectus supplement, there were 21 revenue bonds with an aggregate face amount of approximately $196 million securitized under the program. Further, as of the date of this prospectus supplement, 17 revenue bonds, with an aggregate face amount of approximately $148 million are pledged under the program as additional collateral for the benefit of the credit enhancer.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Management

Our Company and our subsidiaries (with the exception of PW Funding) do not have any employees, and rely on our Manager and its employees for our day-to-day operations.

Our trustees and officers are as follows:

Name               Age        Position Held with our Company        Position Held Since
---------------------------------------------------------------------------------------
Stephen M. Ross... 61  Managing Trustee and Chairman of the Board          1999
Peter T. Allen.... 56  Managing Trustee (Independent Trustee)              1997
Charles L. Edson.. 67  Managing Trustee (Independent Trustee)              2001
Arthur P. Fisch... 60  Managing Trustee (Independent Trustee)              1997
Stuart J. Boesky.. 45  Managing Trustee, President and Chief               1997
                       Executive  Officer
Alan P. Hirmes.... 47  Managing Trustee, Executive Vice President          1997
                        and Secretary
Michael J. Brenner 56  Managing Trustee                                    2000
Thomas W. White... 64  Managing Trustee                                    2000
Michael I. Wirth.. 43  Chief Financial Officer and Chief Accounting        2000
                        Officer

Stephen M. Ross is the Chairman of our board of trustees and is a Member of the sole general partner of our Manager, Related Charter LLC. Mr. Ross is the founder, Chairman, CEO and Managing General Partner of The Related Companies, L.P. Mr. Ross began his career working for the accounting firm of Coopers & Lybrand in Detroit as a tax attorney. Later, he moved to New York where he worked for two large Wall Street investment banking firms in their real estate and corporate finance departments before founding the group of companies which today operate under the umbrella of The Related Companies, L.P. in 1972. Mr. Ross graduated from the University of Michigan School of Business Administration with a Bachelor of Science degree and from Wayne State School of Law with a Juris Doctor degree. He then received a Master of Law degree in Taxation from New York University School of Law. Mr. Ross endowed the Stephen
M. Ross Professor of Real Estate at the University of Michigan. Mr. Ross is also a director of Insignia Financial Group, Inc.

Peter T. Allen is a Managing Trustee (Independent Trustee) and President of Peter Allen & Associates, Inc., a real estate development and management firm, in which capacity he has been responsible for the leasing, refinancing and development of major commercial properties. Mr. Allen has also been an Adjunct Professor of the Graduate School of Business at the University of Michigan since 1981. Mr. Allen received a Bachelor of Arts degree in history/economics from DePauw University and a Master's degree in Business Administration with Distinction from the University of Michigan. Mr. Allen has been an Independent Trustee since 1997 and is a member of the Audit and Compensation Committees. Mr. Allen also serves on the board of directors of Aegis Realty, Inc. ("Aegis") and on the board of trustees of American Mortgage Acceptance Company ("AMAC"), both of which are advised by affiliates of our Manager.

Charles L. Edson is a Managing Trustee (Independent Trustee) of our Company. Mr. Edson is a partner at the law firm Nixon Peabody LLP where he focuses on all aspects of housing development, management finance and taxation. He currently serves as counsel to several governmental, trade and public interest entities and groups on housing and legislative matters and is the Co-Editor-in-Chief for the Housing and Development Reporter, a news and information service published by The West Group. Mr. Edson is an Adjunct Professor of Law at Georgetown University Law Center where he teaches a seminar on federally assisted housing programs. During his career, he has served as the Transition

--------------------------------------------------------------------------------

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

Management
--------------------------------------------------------------------------------

Director for the Department of Housing and Urban Development on President Carter's transition staff and has also held the position of Chief in the Public Housing Section at the Office of General Counselor at the Department of Housing and Urban Development. Mr. Edson received a Bachelor of Arts, magna cum laude, from Harvard College and a Juris Doctor degree from Harvard Law School.

Arthur P. Fisch is a Managing Trustee (Independent Trustee) and an attorney in private practice specializing in real property and securities law since October 1987, with Arthur P. Fisch, P.C. and Fisch & Kaufman. From 1975-1987, Mr. Fisch was employed by E.F. Hutton & Company, serving as First Vice President in the Direct Investment Department from 1981-1987 and associate general counsel from 1975-1980 in the legal department. As First Vice President, he was responsible for the syndication and acquisition of residential real estate. Mr. Fisch received a B.B.A. from Bernard Baruch College of the City University of New York and a Juris Doctor degree from New York Law School. Mr. Fisch is admitted to practice law in New York and Pennsylvania Mr. Fisch has been an Independent Trustee since 1997 and is a member of the Audit and Compensation Committees. Mr. Fisch also serves on the board of directors of Aegis and the board of trustees of AMAC.

Stuart J. Boesky is a Managing Trustee, the President and Chief Executive Officer of our Company, the Equity Trust and the Origination Trust, and is the President, Chief Executive Officer and Member of Related Charter LLC. Mr. Boesky is also a Partner and Senior Managing Director of Related Capital where he is primarily responsible for the creation, design and implementation of Related Capital's debt and equity finance programs. Prior to joining Related Capital in 1986, Mr. Boesky practiced real estate and tax law with the law firm of Shipley & Rothstein and the Boston office of Stroock & Stroock & Lavan. Previously, Mr. Boesky was a consultant at the accounting firm of Laventhol & Horwath. Mr. Boesky received a Bachelor of Arts degree with high honors from Michigan State University, a Juris Doctor degree from Wayne State University School of Law and a Master of Law degree in Taxation from Boston University School of Law. Mr. Boesky also serves on the board of directors of Aegis and the board of trustees of AMAC.

Alan P. Hirmes is a Managing Trustee, the Executive Vice President and the Secretary of our Company, the Equity Trust and the Origination Trust and is a Senior Vice President and a Member of Related Charter LLC. Mr. Hirmes is also a Partner and a Senior Managing Director of Related Capital, where he is responsible for overseeing the finance, accounting and portfolio management departments and the joint venture development program. Mr. Hirmes has been a Certified Public Accountant in New York since 1978. Prior to joining Related Capital in October 1983, Mr. Hirmes was employed by Weiner & Co., certified public accountants. Mr. Hirmes graduated from Hofstra University with a Bachelor of Arts degree. Mr. Hirmes also serves on the board of directors of Aegis and the board of trustees of AMAC.

Michael J. Brenner is a Managing Trustee of our Company, and is the Executive Vice President and Chief Financial Officer of The Related Companies, L.P. Prior to joining The Related Companies, L.P. in 1996, Mr. Brenner was a partner with Coopers & Lybrand, having served as managing partner of its Industry Programs and Client Satisfaction initiatives from 1993-1996, managing partner of the Detroit group of offices from 1986-1993 and Chairman of its National Real Estate Industry Group from 1984-1986. Mr. Brenner graduated summa cum laude from the University of Detroit with a Bachelor's degree in Business Administration and from the University of Michigan with a Master of Business Administration degree, with distinction. Mr. Brenner also serves on the board of directors of Aegis.

Thomas W. White is a Managing Trustee of our Company. Mr. White retired as a Senior Vice President of Fannie Mae in the multifamily activities department, where he was responsible for the development and implementation of policies and procedures for all Fannie Mae multifamily programs, including the

--------------------------------------------------------------------------------

Management
--------------------------------------------------------------------------------

delegated underwriting and servicing program, prior approval program and negotiated swap and negotiated cash purchases product lines. He was also responsible for asset management of multifamily loans in portfolio or mortgage-backed securities. Mr. White joined Fannie Mae in November 1987 as director of multifamily product management. He was elected Vice President for multifamily and acquisition in November 1998 and assumed the Senior Vice President position in November 1990. Prior to joining Fannie Mae, he served as an investment banker with Bear Stearns, Inc. He was also the executive vice president of the National Council of State Housing Agencies; chief underwriter for the Michigan State Housing Development Authority; and served as a state legislator in the state of Michigan. Mr. White currently works as a consultant to CM Corp.

Michael I. Wirth is the Chief Financial Officer and Chief Accounting Officer of our Company and is a Senior Vice President and Chief Financial Officer of Related Charter LLC. Mr. Wirth is also a Senior Vice President of Related Capital. Mr. Wirth joined Related Capital in August 2000. Prior to joining Related Capital, Mr. Wirth was a Vice President in the Real Estate Group at CGA Investment Management where he was responsible for the underwriting, investment and management of commercial real estate debt investments and credit enhancement products. Prior to CGA, Mr. Wirth spent 4 years as a senior manager at Deloitte & Touche in the Realty Consulting Group and 5 years as a senior manager and national director to the financial services industry at The Roulac Real Estate Consulting Group of Deloitte & Touche. Mr. Wirth received a Bachelor's degree in Business Administration from Georgia State University. He has been a Certified Public Accountant since 1986.

Related Charter LP

  Management Team

Related Charter LP's senior management team has an average of 13 years of experience with Related Capital and its affiliates and an average of 21 years of experience in the real estate industry.

Related Charter LP's sole general partner is Related Charter LLC. The directors and executive officers of Related Charter LLC and the executive officers of CM Corp. are the same and are set forth below. These officers may also provide services to us on behalf of our Manager.

Name              Age Offices Held
----------------- --- -------------------------------------------------
Stuart J. Boesky. 45  Member, President, and Chief Executive Officer
Alan P. Hirmes... 47  Member, Senior Vice President
Stephen M. Ross.. 61  Member
Michael I. Wirth. 43  Senior Vice President and Chief Financial Officer
James D. Spound.. 41  Executive Vice President
Steven B. Wendel. 39  Senior Vice President
Denise L. Kiley.. 42  Senior Vice President
Marc D. Schnitzer 40  Senior Vice President
John Sorel....... 41  Senior Vice President
Mark J. Schlacter 51  Vice President
Max E. Schlopy... 64  Vice President
Gary Parkinson... 52  Controller
Teresa Wicelinski 36  Secretary

--------
Biographical information with respect to Messrs. Ross, Boesky, Hirmes and Wirth is set forth above.

James D. Spound is an Executive Vice President of Related Charter LLC with primary responsibility for revenue bond acquisitions. He joined Related Capital from First Union Capital Markets, in February

--------------------------------------------------------------------------------

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Management
--------------------------------------------------------------------------------

1998, where he was a Vice President specializing in affordable housing finance. From 1992 to 1996, Mr. Spound served as an investment banker in the Housing Finance Department at Merrill Lynch, where he was a Vice President at the time of his departure. Since 1992, Mr. Spound has been responsible for the structuring and execution of over $2.1 billion of mortgage revenue bond transactions encompassing a wide range of credit enhanced and non-credit enhanced structures. Previously, Mr. Spound was also a Senior Consultant at Kenneth Leventhal & Company where he focused on debt restructurings in the real estate industry. In addition, he served for three years as a Project Manager at New York City's Economic Development Corporation where he was responsible for underwriting and administering incentive loans to support the City's economic development goals. Mr. Spound received a Bachelor of Arts degree from Brown University and a Master of Science in Management from the Sloan School at MIT.

Steven B. Wendel is a Senior Vice President of Related Charter, LLC and a Senior Vice President of Related Capital, focusing on taxable mortgage financing for multifamily properties. Prior to joining Related in June, 1999, Mr. Wendel was a Managing Director of the commercial loan origination and securitization program at ContiFinancial Corporation, which originated approximately $2.6 billion of commercial loans. From 1989-1992, Mr. Wendel was a senior associate of the structured finance/MBA rotational program at Coopers & Lybrand. From 1987-1989, he was a consultant at Martin E. Segal Company, and from 1984-1987, he was a pricing analyst at Metropolitan Life Insurance Company. Mr. Wendel received his Bachelor of Arts in economics from the University of Pennsylvania and his Masters in Business Administration from the Stern School of Business Administration at New York University.

Denise L. Kiley is a Senior Vice President of Related Charter LLC. Ms. Kiley is also a Managing Director of Related Capital and is the Director of Related Capital's underwriting and asset management group. Ms. Kiley is responsible for overseeing the investment underwriting and approval of all multifamily residential properties invested in Related Capital sponsored corporate, public and private equity and debt funds. Prior to joining Related Capital in 1990, Ms. Kiley had experience acquiring, financing and managing the assets of multifamily residential properties. From 1981 through 1985 she was an auditor with a national accounting firm. Ms. Kiley holds a Bachelor of Science degree in Accounting from Boston College and is a Member of the Affordable Housing Roundtable.

Marc D. Schnitzer is a Senior Vice President of Related Charter LLC. Mr. Schnitzer is a Managing Director of Related Capital and is the Director of Related Capital's Tax Credit Acquisitions Group. Mr. Schnitzer received a Master of Business Administration degree from The Wharton School of The University of Pennsylvania in December 1987, and joined Related Capital in January 1988. From 1983 to 1986, Mr. Schnitzer was a Financial Analyst in the Fixed Income Research Department of The First Boston Corporation in New York. Mr. Schnitzer received a Bachelor of Science degree, summa cum laude, in Business Administration from the School of Management at Boston University.

John Sorel is a Senior Vice President of Related Charter LLC and is a Senior Vice President of Related Capital. Mr. Sorel is responsible for overseeing loan servicing and construction risk management for our Company. Prior to joining Related Capital in November 1999, Mr. Sorel was a Vice President for BankBoston in their real estate department from 1993-1999, where he originated and managed over $150 million of corporate and construction loan facilities for the low income housing tax credit industry. From 1991-1993, Mr. Sorel worked as an Assistant Vice President for Recoll Management. Mr. Sorel holds a Bachelor of Arts degree in Economics from Syracuse University.
Mark J. Schlacter is a Vice President of Related Charter LLC. Mr. Schlacter is a Vice President of taxable mortgage acquisitions of Related Capital, and has been with Related Capital since June 1989. Prior to

--------------------------------------------------------------------------------

Management
--------------------------------------------------------------------------------

joining Related Capital, Mr. Schlacter garnered 16 years of direct real estate experience covering retail and residential construction, single and multifamily mortgage origination and servicing, commercial mortgage origination and servicing, property acquisition and financing, and mortgage lending program underwriting and development. He was a Vice President with Bankers Trust Company from 1986 to June 1989, and held prior positions with Citibank, Anchor Savings Bank and the Pyramid Companies covering the 1972-1986 period. Mr. Schlacter holds a Bachelor of Arts degree in Political Science from Pennsylvania State University.

Max E. Schlopy is a Vice President of Related Charter LLC. An attorney, Mr. Schlopy practiced corporate and commercial real estate law in Buffalo, New York for many years, where he was a partner with the law firm of Duke, Holzman, Yeager and Schlopy. He served as Vice President-General Counsel for Marc Equity Corporation, a diversified real estate development company with operations in several states and later as a Vice President of the general partner for the Summit Tax Exempt Bond Funds, a predecessor fund of our Company. More recently, Mr. Schlopy was President of MK Industries, Inc., an Orlando, Florida-based company involved in the research and development of high technology military and biomedical products and processes. He presently practices law and offers consulting services to the real estate industry from his offices in Park City, Utah. Mr. Schlopy was educated at Cornell and San Francisco State Universities, and received his Juris Doctor degree, cum laude, from the School of Law, State University of New York at Buffalo.

Gary Parkinson is the Controller of Related Charter LLC. Mr. Parkinson has been a Certified Public Accountant in New York since 1987. Prior to joining Related Capital in September 2000, Mr. Parkinson was employed by American Real Estate Partners, L.P. from July 1991 to September 2000, Integrated Resources, Inc. from August 1988 to July 1991, and Ernst and Young from September 1984 to August 1988. Mr. Parkinson graduated from Northeastern University and The Johnson Graduate School of Business at Cornell University.

Teresa Wicelinski is the Secretary of Related Charter LLC. Ms. Wicelinski joined Related Capital in June 1992, and prior to that date was employed by Friedman, Alprin & Green, certified public accountants. Ms. Wicelinski graduated from Pace University with a Bachelor of Business Administration degree in Accounting.

  Related Capital's Experience

Our Manager has subcontracted with Related Capital to provide the services to be provided by it to us and our subsidiaries under management agreements.

The predecessor to The Related Companies, L.P. was founded in 1972 by Stephen
M. Ross to engage in the business of providing real estate based financial, acquisition, development and management services. Its real estate related products include affordable multifamily properties, luxury apartments, commercial office properties and retail centers located in 45 states and nearly every major market place in the U.S. and Puerto Rico.

Through Related Capital, which is one company in its Financial Services Division, The Related Companies, L.P. and its affiliates have sponsored 22 public and 234 private real estate investment programs that have raised nearly $5 billion from more than 106,000 investors. The Related Companies, L.P. believes it is one of the nation's largest sponsors of real estate investment programs for retail and institutional investors. It also believes that Related Capital has become the nation's leading non-agency financier of affordable multifamily housing. These programs have accounted for the acquisition of over

--------------------------------------------------------------------------------

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Management
--------------------------------------------------------------------------------

1,200 properties with a valuation, at cost, of over $15 billion. The Related Companies, L.P. portfolio, in aggregate, consists of approximately 160,860 residential apartment units, 31 shopping centers and 5 regional malls. Related Capital provides asset monitoring services for the properties within its portfolio, which include the weekly review of occupancies, regular site visits, monitoring of financial and operating reports, regulatory compliance checks and independent periodic analysis of local marketplace conditions.

The Related Companies, L.P.'s Development Division is a leading developer and acquirer of luxury housing, government-assisted housing, entertainment-enhanced retail, commercial and mixed-use properties. The development division operates through seven principal business units, organized by geographic market and product type. To date, the development division as a whole has developed or acquired over 40,000 market rate and affordable housing units and 4,600,000 square feet of commercial and retail space, and remains one of the country's most active developers. The Related Companies, L.P. currently has over $2.4 billion of properties under development in New York City, consisting of over 2,100 housing units, 600 hotel rooms, 850,000 square feet of retail space, and 1,500,000 square feet of office space. In Florida, The Related Companies, L.P. has $500 million of residential properties under development, consisting of 3,200 housing units. And in California, The Related Companies, L.P. has $250 million of properties under development, consisting of 2,200 housing units.

The Related Companies, L.P.'s Property Management Division provides property management services. It directly manages approximately 19,000 residential units and 1.3 million square feet of commercial and retail space from its New York offices.

  Management Agreements

Although each board of trustees (or directors) of our Company and our subsidiaries has continuing exclusive authority over the management of each respective entity, the conduct of each such entity's affairs and the management and disposition of such entity's assets, the board of trustees (or directors) of each such entity has delegated to a manager (in accordance with such entity's management agreement subject to the supervision and review of each such entity's board of trustees (or directors) and consistent with the provisions of such entity's trust agreement), the power and duty to perform some or all of the following services: (i) manage the day-to-day operations of such entity; (ii) acquire, retain or sell such entity's assets; (iii) seek out, present and recommend investment opportunities consistent with such entity's investment policies and objectives, and negotiate on behalf of our Company with respect to potential investments or the dispositions thereof; (iv) when appropriate, cause an affiliate to serve as the mortgagee of record for mortgage investments of such entity and in that capacity hold escrow on behalf of mortgagors in connection with the servicing of mortgages; (v) obtain for such entity such services as may be required in acquiring and disposing of investments, disbursing and collecting the funds of such entity, paying the debts and fulfilling the obligations of such entity, and handling, prosecuting and settling any claims of such entity, including foreclosing and otherwise enforcing mortgages and other liens securing investments; (vi) obtain for our Company such services as may be required for property management, mortgage brokerage and servicing, and other activities relating to the investment portfolio of our Company; (vii) evaluate, structure and negotiate prepayments or sales of such entity's investments; (viii) monitor operations and expenses of our Company; and (ix) from time to time, or as requested by our board of trustees, make reports to such entity as to its performance of the foregoing services.

The term of each of our management agreements is one year. The term of each of our subsidiaries' management agreements is five years; provided that if our management agreement with Related Charter LP is terminated or not renewed, each of the management agreements with such subsidiaries would terminate as of such date. Each of the management agreements may be renewed, subject to evaluation of

--------------------------------------------------------------------------------

Management
--------------------------------------------------------------------------------

the performance of the manager by the relevant entity's board of trustees. Each management agreement may be terminated (i) without cause by the manager, or
(ii) for cause by a majority of the applicable entity's independent trustees (or directors), in each case without penalty and each upon 60 days prior written notice to the non-terminating party. If a manager terminates an entity's management agreement, such entity may not be able to find an adequate replacement manager.

Related Charter LP may engage in other business activities related to real estate, mortgage investments or other investments whether similar or dissimilar to those made by us and our subsidiaries or act as manager to any other person or entity having investment policies whether similar or dissimilar to those of us and our subsidiaries. Before Related Charter LP, the officers and directors of Related Charter LP and all persons controlled by Related Charter LP and their officers and directors may take advantage of an opportunity for their own account or present or recommend it to others, they are obligated to present such investment opportunity to us and our subsidiaries if (i) such opportunity is of a character which could be taken by us and our subsidiaries, (ii) such opportunity is compatible with investment objectives and policies of us and our subsidiaries, and (iii) we and our subsidiaries have the financial resources to take advantage of such opportunity.

Each management agreement provides that each entity will indemnify the manager and its affiliates under certain circumstances.

Our Manager has subcontracted its obligations under the management agreements with us and our subsidiaries to Related Capital and use the resources of Related Capital and Related Capital's real estate and investment expertise to advise our Company. The management team that provides investment advice to us and our subsidiaries has an average of 13 years of experience with our Manager and/or Related Capital and an average of 21 years of experience in the real estate industry.

--------------------------------------------------------------------------------

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Management
--------------------------------------------------------------------------------


  Fees

Pursuant to the terms of the management agreements, our Manager is entitled to receive, in the aggregate, from us and our subsidiaries (and in certain instances, the borrowers) the following:

Fee/Compensation*                                            Amount
-------------------------------- ---------------------------------------------------------------
Bond Selection Fee.............. 2.00% of the face amount of each asset invested in or acquired by us or our subsidiaries.

Special Distributions/Investment 0.375% per annum of the total invested assets of us or our
  Management Fee................ subsidiaries.

Loan Servicing Fee.............. 0.25% per annum based on the outstanding face amount of revenue bonds and other investments owned by us or our
                                 subsidiaries.

Operating Expense Reimbursement. For direct expenses incurred by our Manager or CM Corp. in an amount not to exceed $556,331 per annum (subject to
                                 increase based on increases in our and our subsidiaries' assets and to annual increases based upon increases in the Consumer
                                 Price Index).

Incentive Share Options......... Our Manager may receive options to acquire additional shares of our Company pursuant to our incentive share option plan only if our distributions in any year exceed $0.9517 per
                                 common share (i.e., the 1996 pro forma distributions per share set forth in our solicitation statement dated as of June 15,
                                 1997), and the compensation committee of our board of
                                 trustees determines to grant such options.

Liquidation Fee................. 1.5% of the gross sales price of the assets sold by us in connection with a liquidation of our assets.

--------
* A bond placement fee of 1.0% to 1.5% of the face amount of each asset invested in or acquired by us or our subsidiaries is payable to our Manager by the borrower, and not by us or our subsidiaries.

Affiliates of our Manager may provide certain financial guarantees to the owner (or partners of the owners) of the underlying properties securing revenue bonds held by us and our subsidiaries for which they could be paid market rate fees.

Our Manager is also permitted to earn miscellaneous compensation, which may include, without limitation, construction fees, escrow interest, property management fees, leasing commissions and insurance brokerage fees. The payment of any such compensation is generally limited to the then market rate for the services being performed.

  Incentive Share Option Plan

We have adopted an incentive share option plan, the purpose of which is to (i) permit our Company and our Manager to attract and retain qualified persons as trustees and officers and (ii) to provide incentive and to more closely align the financial interests of our Manager and its employees and officers with the interests of the shareholders by providing our Manager with substantial financial interest in our success. The compensation committee of our board of trustees administers our incentive share option plan. Pursuant to the incentive share option plan, if our distributions per common share in the immediately

--------------------------------------------------------------------------------

Management
--------------------------------------------------------------------------------

preceding calendar year exceed $0.9517 per common share, the compensation committee has the authority to issue options to purchase, in the aggregate, that number of common shares which is equal to three percent of the common shares outstanding as of December 31 of the immediately preceding calendar year, provided that the compensation committee may only issue, in the aggregate, options to purchase a maximum number of common shares over the life of the incentive share option plan equal to 10% of the common shares outstanding on October 1, 1997 (2,058,748 common shares).

Subject to the limitations described in the preceding paragraph, if the compensation committee does not grant the maximum number of options in any year, then the excess of the number of authorized options over the number of options granted in such year will be added to the number of authorized options in the next succeeding year and will be available for grant by the compensation committee in such succeeding year.

All options granted by the compensation committee will have an exercise price equal to or greater than the fair market value of the common shares on the date of the grant. The maximum option term is ten years from the date of grant. All common share options granted pursuant to the incentive share option plan may vest immediately upon issuance or in accordance with the determination of the compensation committee. For the years ended December 31, 1997 and 1998, we did not grant any options since our distributions per common share did not exceed the minimum threshold of $0.9517 per common share. In 2000 and 1999, we distributed $1.070 and $0.995 per common share, respectively, thus enabling our compensation committee, at its discretion, to issue options.

On May 10, 2000, options to purchase 297,830 common shares were granted to our officers and certain employees of an affiliate of our Manager, none of whom are employees of our Company. The exercise price of these options is $11.5625 per share. The term of each option is ten years. The options will vest in equal installments on May 10, 2001, 2002 and 2003. Of those options that vested, 69,568 have been exercised, leaving a balance of 228,262 options outstanding.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Federal Income Tax Considerations

The following is a summary of certain of the federal income tax considerations which may be material to a typical shareholder who is a United States person and is based upon the Code, judicial decisions, final, temporary and proposed treasury regulations and administrative rulings and pronouncements of the IRS. No attempt has been made to comment on all federal income tax matters affecting our Company or our shareholders. The discussion does not purport to deal with federal income or other tax consequences applicable to an investment by certain categories of shareholders, including, without limitation, tax-exempt organizations, dealers in securities, banks, insurance companies, Subchapter S corporations, regulated investment companies, real estate investment trusts and persons who are not citizens or residents of the United States, and is not to be construed as tax advice.

No ruling on the federal, state or local tax considerations relevant to the issuance of the common and preferred shares, the debt characterization of the revenue bonds, the tax-exempt character of interest on certain of the revenue bonds or other bond-related investments, the classification of our Company as a partnership, or any other issue relevant to this offering has been, or will be, requested from the IRS or from any other tax authority. Moreover, no assurance can be given that the conclusions reached by Paul Hastings will be accepted by the IRS or, if challenged by the IRS, sustained in court.

This summary is based on current legal authority and there is no assurance that legislative or administrative changes or court decisions will not occur which could significantly modify the statements and opinions expressed herein, possibly with retroactive effect.

YOU SHOULD CONSULT YOUR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES TO YOU PRIOR TO PURCHASING OUR COMPANY'S COMMON SHARES.

General

Entity status of our Company and our subsidiaries. Each holder of our shares will agree to treat our shares as a partnership interest for federal income tax purposes. Based upon representations from us, Paul Hastings has rendered its opinion that, although the issue is not free from doubt, we have been and are properly treated as a partnership, and not as a publicly traded partnership or association taxable as a corporation, for federal income tax purposes. Accordingly, our shareholders, subject to the discussion regarding publicly traded partnerships below, will be partners in such partnership for federal income tax purposes, and the allocations of tax-exempt income by us to the shareholders will be excludable from gross income for purposes of federal income taxation.

Our common shares are publicly traded. In order for us not to be treated as a publicly traded partnership taxable as a corporation, 90% or more of our gross income each year must consist of interest and other types of passive income. Interest earned by our Company may only be included for purposes of this test if (a) the interest does not depend on the income or profits of any person and
(b) the interest is not derived in the conduct of a financial business. We have represented that, in the current taxable year and future taxable years, we anticipate that income described in clause (a) will, together with any other non-qualifying income, constitute less than 10% of its gross income. There is no definitive guidance as to the level of activity that may, for purposes of clause (b), cause us to be treated as if we were engaged in a financial business. There is no assurance that the IRS will not successfully contend that our Company is engaged in a financial business or earns more than 10% of our gross income from such a business and, therefore, is a publicly traded partnership taxable as a corporation.

--------------------------------------------------------------------------------

Federal Income Tax Considerations
--------------------------------------------------------------------------------


If our Company in any taxable year were taxable as a corporation for federal income tax purposes, our income and deductions would be reported only on our tax return rather than being passed through to our shareholders and we would be required to pay income tax at corporate rates on any portion of our income that did not constitute tax-exempt income. In this regard, a portion of our tax-exempt income may be included in determining our alternative minimum tax liability. The imposition of any such tax would reduce the amount of cash available to be distributed to our shareholders. In addition, distributions from our Company to our shareholders would be ordinary dividend income to such shareholders to the extent of our earnings and profits, which would include our tax-exempt income as well as any other taxable income we might have. Payments of such distributions would not be deductible by our Company.

Taxation of CM Corp. and PW Funding. Unlike our other subsidiaries, CM Corp. and PW Funding are taxable corporations, and will be required to pay income tax to the extent they realize taxable income. It is possible that the IRS may not agree with our determinations as to which expenses are allocable to CM Corp. and PW Funding and their ability to reduce their taxable income, and which expenses are allocable to us or our other subsidiaries. If all or a portion of the expenses that we allocate to CM Corp. and PW Funding are determined not to be deductible by CM Corp. or PW Funding, they could be required to pay additional tax, as well as interest and penalties. In addition, any dividends paid by CM Corp. to us will be treated as ordinary income to us to the extent of CM Corp.'s earnings and profits, and any gain that may be realized if all or a portion of our ownership interest in CM Corp. is sold will result in taxable income.

Certain income tax considerations relating to our Company and our shareholders

Taxation of our Company and our shareholders. A partnership is not subject to federal income tax. Assuming we are classified as a partnership for tax purposes and not a publicly traded partnership taxable as a corporation, our Company will not be subject to federal income tax and each shareholder will be required to report on their income tax return their distributive share of our income, gain, loss, deduction and items of tax preference and will be subject to tax on their distributive share of our taxable income, regardless of whether any portion of that income is, in fact, distributed to such shareholder in the shareholder's taxable year within which or with which our taxable year ends. Thus, shareholders may be required to accrue income, without the current receipt of cash, if our Company does not make cash distributions while generating taxable income. Consequently, although it is not anticipated, a shareholder's tax liability with respect to its share of our taxable income may exceed the cash actually distributed in a given taxable year. We currently use the calendar year as our taxable year.

We will file a federal tax return on Form 1065 and will provide information as to each shareholder's distributive share of our income, gain, loss, deduction and items of tax preference on a Schedule K-1 supplied to such shareholder after the close of our fiscal year. In preparing such information, we will utilize various accounting and reporting conventions, some of which are discussed herein, to determine each shareholder's allocable share of income, gain, loss and deduction. There is no assurance that the use of such conventions will produce a result that conforms to the requirements of the Code, temporary and proposed treasury regulations or IRS administrative pronouncements and there is no assurance that the IRS will not successfully contend that such conventions are impermissible. Any such contentions could result in substantial expenses to our Company and our shareholders as a result of contesting such contentions, as well as an increase in tax liability to shareholders as a result of adjustments to their allocable share of our income, gain, loss and deduction. See "--Tax returns, audits, interest and penalties."

--------------------------------------------------------------------------------

Federal Income Tax Considerations
--------------------------------------------------------------------------------


Tax-Exempt Income. We expect that substantially all of our interest income will constitute tax-exempt income. There are risks that certain amounts of interest income that our Company will report as tax-exempt may not qualify for such treatment. See "Risk Factors--The value of our common, our Convertible CRA Shares, and our preferred shares, if any, and our ability to make distributions of tax-exempt income depends upon the application of tax laws--Tax exemption of our revenue bonds" and "--Taxable income." In addition, if the intended tax treatment of any of our subsidiaries other than CM Corp. and PW Funding were successfully challenged by the IRS, all or a part of the income derived by such subsidiaries may be subject to tax.

Capital gain upon sale of our assets. We may, from time to time, sell, dispose of or otherwise be treated as disposing of, certain of our assets. Such sale or disposition may result in taxable capital gain.

Shareholder's basis in common shares. Your adjusted basis in our common shares is relevant in determining the gain or loss on the sale or other disposition of our common shares and the tax consequences of a distribution from our Company. See "--Treatment of cash distributions to our shareholders from our Company." In addition, you are entitled to deduct on your income tax return, subject to the limitations discussed below, your distributive share of our net loss, if any, to the extent of your adjusted basis in your common shares.

Your initial basis in common shares will be the purchase price for the common shares, increased by your share of items of our income (including tax-exempt interest) and gain, and reduced, but not below zero, by (a) your share of items of Company loss and deduction (including any nondeductible expenses), and (b) any cash distributions you have received from our Company.

Treatment of cash distributions to our shareholders from our Company. Cash distributions made to our shareholders will generally be treated as a non-taxable return of capital and will not generally increase or decrease your share of taxable income or loss from our Company. A return of capital generally does not result in any recognition of gain or loss for federal income tax purposes but would reduce your adjusted basis in your shares. Distributions of cash in excess of your adjusted basis in your common shares will result in the recognition of gain to the extent of such excess.

Limitations on deductibility of losses. In the event you are allocated losses, you generally will be entitled to deduct your distributive share of any losses of our Company to the extent of your tax basis of your common shares at the end of the year in which such losses occur. However, shareholders who are individuals, trusts, estates, personal service companies and certain closely held C corporations may be subject to additional limitations on deducting losses of our Company.

Limitation on the deductibility of interest expense. The Code disallows any deduction for interest paid by any taxpayer on indebtedness incurred or continued for the purpose of purchasing or carrying a tax-exempt obligation. A purpose to carry tax-exempt obligations will be inferred whenever a taxpayer owns tax-exempt obligations and has outstanding indebtedness which is neither directly connected with personal expenditures nor incurred in connection with the active conduct of a trade or business. The IRS may take the position that a shareholder's allocable portion of any interest paid by our Company on our borrowings, and any interest paid by a shareholder on indebtedness incurred to purchase our common shares, should be viewed in whole or in part as incurred to enable such shareholder to continue carrying such tax-exempt obligations and, therefore, that the deduction of any such interest by such shareholder should be disallowed in whole or in part. We do not expect to incur any significant amount of indebtedness for tax purposes to purchase or carry tax-exempt obligations.

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                                                                           S-67

Federal Income Tax Considerations
--------------------------------------------------------------------------------


In the absence of direct evidence linking debt with purchasing or carrying tax-exempt obligations (for example, the tax-exempt obligations secure the debt), there is an exception to the interest disallowance rule if the taxpayer holds only an insubstantial amount of tax-exempt obligations. This exception does not apply to banks, certain other financial institutions, or dealers in tax-exempt securities. However, to the extent that an investor's debt would be allocated to purchasing or carrying its shares, such shares should only be treated as tax-exempt obligations for purposes of the interest disallowance rule in the same proportion as the assets of our Company comprise tax-exempt obligations (based on their adjusted tax basis or perhaps capital account value). We will report to shareholders at the end of each year the average percentage of our assets (based on adjusted tax basis and capital account value) that were invested in obligations we believe were tax-exempt each year. It is uncertain whether an annual average or more frequent adjustments should be used.

Assuming interest on indebtedness is otherwise deductible, the deductibility of a non-corporate taxpayer's "investment interest" expense is further limited to the amount of such taxpayer's "net investment income."

Alternative minimum tax. Except for qualified Section 501(c)(3) bonds, or certain revenue bonds that are grandfathered, interest on the revenue bonds generally is an item of tax preference for purposes of the alternative minimum tax. To the extent interest on any of the revenue bonds we own is such an item of tax preference, a portion of the income allocable to a shareholder also will be a tax preference item. Substantially all of our annual interest income is expected to constitute a tax preference item. This preference item may be reduced, but not below zero, by interest expense and other expenses that could not be deducted for regular tax purposes because the expenses were related to tax-exempt income generated by such preference bonds. To the extent interest on any of the revenue bonds owned by our Company is not a tax preference item, any corporation subject to the alternative minimum tax must nevertheless take such tax-exempt interest into account in determining its adjusted current earnings for purposes of computing its alternative minimum tax liability.

Other federal income tax considerations. The Code contains certain provisions that could result in other tax consequences as a result of the ownership of revenue bonds by our Company or the inclusion in certain computations including, without limitation, those related to the corporate alternative minimum tax, of interest that is excluded from gross income.

Ownership of tax-exempt obligations by our Company may result in collateral tax consequences to certain taxpayers, including, without limitation, financial institutions, property and casualty insurance companies, certain foreign corporations doing business in the United States, certain S corporations with excess passive income, individual recipients of social security or railroad retirement benefits and individuals otherwise eligible for the earned income credit. Prospective purchasers of our common shares should consult their own tax advisors as to the applicability of any such collateral consequences.

Company expenses. We have incurred or will incur various expenses in connection with our ongoing administration and operation. Payment for services generally are deductible if the payments are ordinary and necessary expenses, are reasonable in amount and are for services performed during the taxable year in which paid or accrued. We anticipate that a substantial portion of our ordinary expenses will be allocable to tax-exempt interest income. The Code prohibits the deduction of any expense otherwise allowable under Code Section 212 which is allocable to tax-exempt interest income. We allocate our expenses in proportion to the amount of tax-exempt income and taxable income that we receive. Shareholders generally will not be permitted to deduct the portion of our expenses related to tax-exempt income in calculating their federal income tax liability. Borrowers pay certain fees they incur in

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S-68

Federal Income Tax Considerations
--------------------------------------------------------------------------------

connection with obtaining financing from us directly to our Manager. We treat these fees as earned directly by our Manager for services our Manager renders to the borrowers. It is possible that the IRS could contend such fees should be treated as additional taxable income to us and additional expense. If such position were asserted and upheld, it would result in us recognizing additional taxable income, but all or a substantial portion of the additional expense would be disallowed. In addition, depending on the amount of such income relative to our other income, it could result in us being treated as a publicly traded partnership taxable as a corporation.

The IRS may not agree with our determinations as to the deductibility of fees and expenses and might require that certain expenses be capitalized and amortized or depreciated over a period of years. If all or a portion of such deductions were to be disallowed, on the basis that some of the foregoing expenses are non-deductible syndication fees or otherwise, our taxable income would be increased or our losses would be reduced.

Section 754 election. We have not elected under Section 754 of the Code to adjust the basis of partnership property on the transfer of shares, by the difference between the transferee's basis for his shares and the transferee's allocable share of the basis of all property of our Company, but may do so in the future. Any such election would not apply to the contribution of cash to our Company in exchange for our shares.

Backup withholding. Distributions to shareholders whose common shares are held on their behalf by a "broker" may constitute "reportable payments" under the federal income tax rules regarding "backup withholding." Backup withholding, however, would apply only if the shareholder (i) failed to furnish its Social Security number or other taxpayer identification number of the person subject to the backup withholding requirement (e.g., the "broker") or (ii) furnished an incorrect Social Security number or taxpayer identification number. If "backup withholding" were applicable to a shareholder, we would be required to withhold 31% of each distribution to such shareholder and to pay such amount to the IRS on behalf of such shareholder.

Issuance of additional shares. We may issue new shares to additional investors to finance the acquisition of additional investments. On any issuance of additional shares, we expect that we will adjust the capital accounts of the existing shareholders to reflect a revaluation of our property (based on their then fair market value, net of liabilities to which they are then subject).

Tax returns, audits, interest and penalties. We will supply Schedule K-1 to IRS Form 1065 to each shareholder of record as of the last day of each month during a taxable year after the end of each calendar year. We are not obligated to provide tax information to persons who are not shareholders of record.

Any shareholder who sells or exchanges a common share will be required to notify our Company of such transaction in writing within 30 days of the transaction (or, if earlier, by January 25 of the calendar year after the year in which the transaction occurs). The notification is required to include (i) the names and addresses of the transferor and the transferee; (ii) the taxpayer identification number of the transferor and, if known, of the transferee; and
(iii) the date of the sale or exchange. A shareholder will not be required to notify our Company of a sale or exchange of a common share if an information return is required to be filed by a broker with respect to such sale or exchange. Any transferor who fails to notify our Company of a sale or exchange may be subject to a $50 penalty for each such failure. We will treat any transferor shareholder who provides all of the information requested of the transferor on the depositary receipt as having satisfied this notification requirement.

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                                                                           S-69

Federal Income Tax Considerations
--------------------------------------------------------------------------------


In addition, we must file a return notifying the IRS of any sale or exchange of a common share of which we have notice and report the name and address of the transferee and the transferor who were parties to such transaction, along with all other information required by applicable temporary and proposed treasury regulations, including the fair market value of the selling shareholder's allocable share of unrealized receivables (including depreciation recapture, if any). If we do not know the identity of the beneficial owner of the common share, the record holder of such common share may be treated as the transferor or transferee, as the case may be.

State, local and foreign income taxes. In addition to the federal income tax consequences described above, shareholders should consider potential state, local and foreign tax consequences of an investment in us and are urged to consult their individual tax advisors in this regard. The rules of some states, localities and foreign jurisdictions for computing and/or reporting taxable income may differ from the federal rules. Interest income that is tax-exempt for federal purposes is generally subject to state taxes, except in the state in which the property securing our investment and the bond issuer are located. All the bonds and interest income thereon may be subject to taxation by localities and foreign jurisdictions. An investment in our common shares could also require our shareholders to file tax returns in various jurisdictions, although we are not aware of any current filing obligations.

Under the tax laws of certain states, we may be subject to state income or franchise tax or other taxes applicable to our Company. Such taxes may decrease the amount of distributions available to our shareholders. Shareholders are advised to consult with their tax advisors concerning the tax treatment of our Company, and the effects under the tax laws of the states applicable to us and our shareholders.

The summary tax consequences set forth above is for general information only and does not address the circumstances of any particular shareholder. You should consult your own tax advisors as to the specific tax consequences of the purchase, ownership and disposition of our common shares including the application of state, local and foreign tax laws.

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S-70

--------------------------------------------------------------------------------


Underwriting

The underwriters named in the following table have entered into an underwriting agreement concerning the common shares being offered. Subject to conditions, each underwriter has severally agreed to purchase the number of common shares indicated in the following table.

                                                            Number of
Underwriter                                                  Shares
-----------                                                 ---------
UBS Warburg LLC............................................ 2,200,000
Robertson Stephens, Inc.................................... 1,375,000
Legg Mason Wood Walker, Incorporated.......................   550,000
First Union Securities, Inc.*..............................   550,000
RBC Dain Rauscher, Inc.....................................   550,000
J.J.B. Hilliard, W.L. Lyons, Inc...........................   275,000
                                                            ---------
       Total............................................... 5,500,000
                                                            =========

--------
*  First Union Securities, Inc. is acting under the trade name Wachovia
   Securities.

If the underwriters sell more common shares than the total number set forth in the table above, the underwriters have a 30-day option to buy up to 825,000 common shares at the public offering price less the underwriting discounts and commissions, to cover these sales. If any common shares are purchased under this option, the underwriters will severally purchase common shares in approximately the same proportion as set forth in the table above.

The following table provides information regarding the amount of the discount to be paid to the underwriters by us:

                                              No exercise of Full exercise of
                                              over-allotment  over-allotment
                                    Per Share     option          option
                                    --------- -------------- ----------------
   Public Offering Price........... $  15.47   $85,085,000     $97,847,750
   Underwriting Discount........... $ 0.7925   $ 4,358,750     $ 5,012,563
   Proceeds, before expenses, to us $14.6775   $80,726,250     $92,835,188

We estimate that the total expenses of this offering payable by us, excluding underwriting discounts, will be approximately $300,000.

Common shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any common shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.10 per share from the public offering price. Any of these securities dealers may resell any common shares purchased from the underwriters to other brokers or dealers at a discount of up to $0.10 per share from the public offering price. If all the common shares are not sold at the public offering price, the underwriters may change the offering price and the other selling terms.

We have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, any of our common shares or securities convertible into or exchangeable for common shares during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, without the prior written consent of UBS Warburg LLC. Our trustees and Related Charter LLC's executive officers with the rank of senior vice president or higher have also agreed to these restrictions.

In connection with this offering, the underwriters may purchase and sell our common shares in the open market. These transactions may include stabilizing transactions, short sales and purchases to cover

--------------------------------------------------------------------------------

Underwriting
--------------------------------------------------------------------------------

positions created by short sales. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common shares while this offering is in progress. Short sales involve the sale by the underwriters of a greater number of common shares than they are required to purchase in this offering. Short sales may be either "covered short sales" or "naked short sales." Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional common shares in this offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing common shares in the open market. In determining the source of common shares to close out the covered short position, the underwriters will consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which they may purchase common shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned there may be downward pressure on the price of common shares in the open market after pricing that could adversely affect investors who purchase in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased common shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of our common shares. As a result, the price of our common shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the American Stock Exchange or otherwise.

We have agreed to indemnify the several underwriters against some liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriters may be required to make in respect thereof.

Other Relationships

Our underwriters and their affiliates have from time to time performed, and may continue to perform in the future, various investment banking, financial advisory and other commercial services for us and our affiliates, for which they received, and may in the future receive, customary compensation. First Union Securities, Inc. is an indirect, wholly owned subsidiary of Wachovia Corporation, which conducts its investment banking, institutional and capital markets businesses through its various bank, broker-dealer and nonbank subsidiaries (including First Union Securities, Inc.) under the trade name of Wachovia Securities. Any reference to Wachovia Securities in the prospectus supplement, however, does not include Wachovia Securities, Inc. member NASD/SIPC and a separate broker-dealer subsidiary of Wachovia Corporation and sister affiliate of First Union Securities, Inc., which may or may not be participating as a selling dealer in the distribution of the common shares.

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S-72

--------------------------------------------------------------------------------


Legal Matters

Certain legal matters will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York, and Richards, Layton & Finger, P.A., Wilmington, Delaware. Greenberg Traurig, LLP, Philadelphia, Pennsylvania has acted as special bond counsel to our Company. Certain legal matters will be passed upon for the underwriters by Sidley Austin Brown & Wood LLP, New York, New York.

Experts

Our consolidated financial statements and the related financial statement schedule, incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Forward-Looking Information

This prospectus supplement and the accompanying prospectus contain forward-looking statements. These forward-looking statements are not historical facts, but rather are based on our current expectations, estimates and projections about our industry, beliefs and assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in "Risk Factors" and elsewhere in this prospectus supplement and the accompanying prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the respective dates of this prospectus supplement and the accompanying prospectus.

--------------------------------------------------------------------------------

================================================================================


                                 $400,000,000

                 CHARTER MUNICIPAL MORTGAGE ACCEPTANCE COMPANY


                             ---------------------

                   Common Shares of Beneficial Interest and
                    Preferred Shares of Beneficial Interest

      We are Charter Municipal Mortgage Acceptance Company, a business trust formed under the laws of the State of Delaware. This prospectus relates to the public offer and sale of our common and preferred shares of beneficial interest which we may offer from time to time in one or more series, with an aggregate public offering price of up to $400,000,000. Our shares may be offered, separately or together, in separate series and in amounts, at prices and on terms to be determined at the time of the offering of our shares.

      The specific terms of our shares in respect of which this prospectus is being delivered will be set forth in one or more supplements to this prospectus and will include, in the case of preferred shares, the number of preferred shares, the specific title and stated value, any distribution, liquidation, redemption, conversion, voting and other rights, and any public offering price, and in the case of common shares, the number of common shares and the terms of the offering and sale. The supplement to this prospectus will also contain information, where appropriate, about the risk factors and federal income tax considerations relating to, and any listing on a securities exchange of, our shares.

      Our shares may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of our shares, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth in the applicable supplement to this prospectus. See "Plan of Distribution". No shares may be sold without delivery of the applicable supplement to this prospectus describing the method of distribution and terms of such shares.

      Our common shares are traded on the American Stock Exchange under the symbol "CHC".

                             ---------------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                             ---------------------

               THE DATE OF THIS PROSPECTUS IS FEBRUARY 21, 2002.



================================================================================

                               TABLE OF CONTENTS

                                                                     PAGE
-                                                                    ----
OUR COMPANY.........................................................   1

DESCRIPTION OF OUR SHARES...........................................   2

USE OF PROCEEDS.....................................................   8

PLAN OF DISTRIBUTION................................................   8

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS   9

EXPERTS.............................................................   9

LEGAL MATTERS.......................................................   9

WHERE YOU CAN FIND MORE INFORMATION.................................  10

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.....................  10

                          FORWARD-LOOKING INFORMATION

      Certain information both included and incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934 and as such may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative thereof or other variations thereon or comparable terminology. Factors which could have a material adverse effect on the operations and future prospects of our Company include, but are not limited to those set forth under the heading "Risk Factors" in any supplement to this prospectus. These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference herein.

  THROUGHOUT THIS PROSPECTUS, THE TERMS "COMPANY," "WE," "OUR" AND "US," ARE ALL USED IN REFERENCE TO CHARTER MUNICIPAL MORTGAGE ACCEPTANCE COMPANY AND ITS SUBSIDIARIES, EXCEPT AS THE CONTEXT OTHERWISE REQUIRES. THE TERM "MANAGER" REFERS COLLECTIVELY, TO CHARTER MAC CORPORATION AND RELATED CHARTER LP, UNLESS OTHERWISE STATED, AND THE TERM "RELATED CAPITAL" REFERS TO RELATED CAPITAL COMPANY. LASTLY, THE TERM "SHARES" IS USED IN REFERENCE TO OUR COMMON AND PREFERRED SHARES OF BENEFICIAL INTEREST TO WHICH THIS PROSPECTUS, AND ANY SUPPLEMENT THERETO RELATES.

                                  OUR COMPANY

      We are Charter Municipal Mortgage Acceptance Company, a business trust formed under the laws of the State of Delaware. We commenced operations in October 1997 and invest primarily in affordable multifamily housing revenue bonds, a portion of which are participating bonds, and other investments that produce interest or distributions which are excluded from gross income for purposes of federal income taxation. A portion of our revenue bonds and other investments produce taxable income. We refer to our investments in bonds as "revenue bonds." Substantially all of our investments are held indirectly through our subsidiaries. Our common shares trade on the American Stock Exchange under the symbol "CHC."

      We operate our day-to-day activities and select our investments utilizing the services and advice provided by our wholly-owned subsidiary, Charter Mac Corporation (which we refer to as "CM Corp.") and Related Charter LP, an affiliate of Related Capital. They provide these services pursuant to management agreements between (i) CM Corp. and/or Related Charter LP and us, and (ii) CM Corp. and each of our subsidiaries. For purposes of simplifying our description in this prospectus, we refer to CM Corp. and Related Charter LP collectively as our "Manager."

      Our Manager has subcontracted its obligations under the management agreements to Related Capital and use Related Capital's resources and real estate and investment expertise to advise us and provide us with services. The management team that provides us with investment advice has an average of 13 years of experience with our Manager and/or Related Capital and 21 years of experience in the real estate industry.

      We recently formed CM Corp. as a taxable subsidiary to help us to more efficiently manage our taxable business and to permit us to diversify our business lines to include, among other activities, providing mortgage origination and servicing to third parties and guaranteeing third party loans for a fee. CM Corp. will hold most of our taxable investments, conduct any fee-generating activities in which we may engage and provide management services to us.

      As a business trust, Charter Municipal Mortgage Acceptance Company is treated as a partnership for federal income tax purposes and, thus, is not subject to federal corporate income taxation. See "Risk Factors--Publicly traded partnership status" and "Federal Income Tax Considerations" in the supplement relating to this prospectus.

      Neither we nor the subsidiaries through which we conduct substantially all of our business are registered under the Investment Company Act of 1940, as amended (the "Investment Company Act") and we believe that we are not required to so register. If we were required to become registered, we would not be able to conduct our activities as we currently conduct them. We at all times intend to conduct our activities so as not to become regulated as an investment company under the Investment Company Act. Additional information regarding the risks associated with the failure to qualify for an exemption may be found in the applicable supplement to this prospectus.

      Investing in our shares involves various risks. In considering whether to purchase our shares, you should also carefully consider the matters discussed under "Risk Factors" in the supplement relating to this prospectus.

      Our principal executive offices, as well as those of our Manager and Related Capital, are located at 625 Madison Avenue, New York, New York 10022. Our phone number is (212) 421-5333.

                           DESCRIPTION OF OUR SHARES

      THE FOLLOWING DESCRIPTION OF OUR SHARES DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPLICABLE DELAWARE LAW, AND TO PROVISIONS OF OUR TRUST AGREEMENT AND BYLAWS, EACH AS AMENDED AND RESTATED, COPIES OF WHICH ARE EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART. SEE "WHERE YOU CAN FIND MORE INFORMATION."

                                   OVERVIEW

      This prospectus relates to the offer and sale from time to time of common shares and/or preferred shares, which may be issued in one or more series, with an aggregate public offering price of up to $400,000,000, in amounts, at prices and on terms to be determined at the time of the offering.

      Our trust agreement authorizes our board of trustees to issue 50,000,000 shares of beneficial interest (common, preferred and otherwise), to classify or reclassify any unissued beneficial interests, to provide for the issuance of beneficial interests in other classes or series of securities, to establish the number of beneficial interests in each class or series and to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms.

      As of the date of this prospectus, our issued and outstanding shares of beneficial interest consist of common shares and Community Reinvestment Act preferred shares. One of our subsidiaries, Charter Mac Equity Issuer Trust, has also issued preferred equity. See "Description of our Outstanding Preferred Shares" below.

      Subject to the American Stock Exchange rules which require shareholder approval for certain issuances of securities, we may issue shares from time to time in one or more series, generally without shareholder approval, with such preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption as are permitted by Delaware law and as established by our board of trustees.

      THE FOLLOWING DESCRIPTION SETS FORTH CERTAIN GENERAL TERMS AND PROVISIONS OF OUR SHARES TO WHICH A SUPPLEMENT TO THIS PROSPECTUS MAY RELATE. THE PARTICULAR TERMS OF THE SHARES BEING OFFERED AND THE EXTENT TO WHICH SUCH GENERAL PROVISIONS MAY APPLY WILL BE DESCRIBED IN THE APPLICABLE SUPPLEMENT TO THIS PROSPECTUS RELATING TO SUCH SHARES. IF SO INDICATED IN THE APPLICABLE SUPPLEMENT TO THIS PROSPECTUS, THE TERMS OF ANY SERIES OF SHARES MAY DIFFER FROM THE TERMS SET FORTH BELOW, EXCEPT THOSE TERMS REQUIRED BY OUR TRUST AGREEMENT AND BYLAWS. THE STATEMENTS BELOW DESCRIBING OUR SHARES ARE SUBJECT TO AND QUALIFIED BY REFERENCE TO THE APPLICABLE PROVISIONS OF OUR TRUST AGREEMENT AND BYLAWS.

GENERAL DESCRIPTION OF OUR COMMON SHARES

      GENERAL. Unless otherwise provided for in the applicable supplement to this prospectus, our common shares have equal dividend, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Delaware law. Holders of our common shares have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

      DISTRIBUTIONS. Subject to any preferential rights of any outstanding shares or series of shares, our common shareholders are entitled to receive distributions, when and as authorized by our board of trustees, out of legally available funds. Distributions will be made at such rates and on such dates as will be set forth in the applicable supplement to this prospectus.

      VOTING RIGHTS. Our common shareholders have no right to participate in the control of our business. However, our common shareholders have been granted certain voting rights which are set forth in our trust agreement. Holders of our common shares, as a class, have the power to vote on all matters presented to our shareholders, except as otherwise provided by Delaware law. Pursuant to our trust agreement, our common shareholders are entitled to one vote per common share on all matters voted on by shareholders and, except as provided in our trust agreement in respect of any other class or series of beneficial interests, the holders of such common shares exclusively possess all voting power and have been granted the right to vote upon: (i) the election of our board of trustees, (ii) our merger, consolidation or termination and dissolution, (iii) sale of all or substantially all of our assets and (iv) amendment of our trust agreement (except in certain limited circumstances), provided that provisions relating to the limitation of liability and indemnification may only be amended prospectively.

      REGISTRAR AND TRANSFER AGENT. The registrar and transfer agent for our common shares will be set forth in the applicable supplement to this prospectus.

GENERAL DESCRIPTION OF OUR PREFERRED SHARES

      GENERAL. Subject to limitations prescribed by Delaware law and our trust agreement, our board of trustees is authorized to fix the number of shares constituting each series of preferred shares and the designations and terms, preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, distributions, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of our board of trustees or a duly authorized committee thereof. The preferred shares will, when issued, be fully paid and non assessable and, if so provided in a supplement to this prospectus, will have no preemptive rights. As of the date of this prospectus, the only preferred shares issued and outstanding are the preferred shares described below under the subheading "Description of our Outstanding Preferred Shares."

      Reference is made to any supplement to this prospectus relating to the preferred shares offered thereby for specific items, including:

          .   The title and stated value of such preferred shares;

          . The number of shares of such preferred shares offered, the liquidation preference per share and the offering price of such preferred shares;

          . The distribution rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such preferred shares;

          . The date from which distributions on such preferred shares shall accumulate, if applicable;

          . The procedures for any auction and remarketing, if any, for such preferred shares;

          . The provisions for a sinking fund, if any, for such preferred shares;

          . The provision for redemption, if applicable, of such preferred shares;

          .   Any listing of such preferred shares on any securities exchange;

          . The terms and conditions, if applicable, upon which such preferred shares will be convertible into common shares, including the conversion price (or manner of calculation thereof);

          . A discussion of federal income tax considerations applicable to such preferred shares;

          . The relative ranking and preferences of such preferred shares as to distribution rights (including whether any liquidation preference as to the preferred shares will be treated as a liability for purposes of determining the availability of assets for distributions to holders of shares ranking junior to the preferred shares as to distribution rights) and rights upon our liquidation or winding up of our affairs;

          . Any limitations on issuance of any series of preferred shares ranking senior to or on a parity with such series of preferred shares as to distribution rights and rights upon the liquidation, dissolution or winding up of our affairs; and

          . Any other specific terms, preferences, rights, limitations or restrictions of such preferred shares.

      RANK. Unless otherwise indicated in the applicable supplement to this prospectus, our preferred shares rank, with respect to payment of distributions and rights upon our liquidation, dissolution or winding up, and allocation of our earnings and losses:

          . senior to all classes or series of common shares, and to all equity securities ranking junior to such preferred shares;

          . on a parity with all equity securities issued by us, the terms of which specifically provide that such equity securities rank on a parity with the preferred shares; and

          . junior to all equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to the preferred shares.

      DISTRIBUTIONS. Subject to any preferential rights of any outstanding shares or series of shares, our preferred shareholders are entitled to receive distributions, when and as authorized by our board of trustees, out of legally available funds, and share pro rata based on the number of preferred shares, common shares and other parity equity securities outstanding. Distributions will be made at such rates and on such dates as will be set forth in the applicable supplement to this prospectus.

      VOTING RIGHTS. Unless otherwise indicated in the applicable supplement to this prospectus, holders of our preferred shares will not have any voting rights.

      LIQUIDATION PREFERENCE. Upon the voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common shares or any other class or series of shares ranking junior to the preferred shares in our distribution of assets upon any liquidation, dissolution or winding up, the holders of each series of preferred shares are entitled to receive, after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable supplement to this prospectus), plus an amount, if applicable, equal to all distributions accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such preferred shares do not have a cumulative distribution). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of our remaining assets. In the event that, upon any such of our voluntary or involuntary liquidation, dissolution or winding up, the legally available assets are insufficient to pay the amount of the liquidating distributions on all of our outstanding preferred shares and the corresponding amounts payable on all of our shares of other classes or series of equity security ranking on a parity with the preferred shares in the distribution of assets upon liquidation, dissolution or winding up, then the holders of our preferred shares and all other such classes or series of equity security shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

      If the liquidating distributions are made in full to all holders of preferred shares, our remaining assets shall be distributed among the holders of any other classes or series of equity security ranking junior to the preferred shares upon our liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares.

      CONVERSION RIGHTS. The terms and conditions, if any, upon which shares of any series of preferred shares are convertible into common shares will be set forth in the applicable supplement to this prospectus. Such terms will include the number of common shares into which the preferred shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred shares or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such preferred shares.

      REDEMPTION.   If so provided in the applicable supplement to this
prospectus, our preferred shares will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such supplement to this prospectus.

      REGISTRAR AND TRANSFER AGENT. The registrar and transfer agent for our preferred shares will be set forth in the applicable supplement to this prospectus.

DESCRIPTION OF OUR OUTSTANDING PREFERRED SHARES

  COMMUNITY REINVESTMENT ACT PREFERRED SHARES

      We have issued and may in the future issue series of preferred shares called Convertible Community Reinvestment Act Preferred Shares, also referred to as our "Convertible CRA Shares." We believe that an investment in our Convertible CRA Shares will enable banks and similar institutions to obtain positive consideration under the Community Reinvestment Act. The Community Reinvestment Act, enacted in 1977, encourages banks and similar institutions insured by the Federal Deposit Insurance Corporation to invest in projects that promote community development, particularly in low and moderate income neighborhoods. The Community Reinvestment Act does this by awarding such banks and similar institutions, "credits" based upon the amount of funds they invest in "qualifying" projects. Examples of qualifying projects include, among others, those investments that provide affordable housing for low or moderate income individuals, or fund activities that revitalize or stabilize low or moderate income areas. We invest in revenue bonds that fund these types of investments. We believe that an investment in our Company through our Convertible CRA Shares will qualify for credits under the Community Reinvestment Act. Each Convertible CRA shareholder may be entitled to an allocation of these credits based upon the aggregate amount of their investment in us, for Community Reinvestment Act purposes.

      Our Convertible CRA Shares rank on parity (pro rata based on the number of Convertible CRA Shares, common shares and other parity equity securities) with our common shares with respect to our distributions, our earnings and losses, and rights upon liquidation, dissolution or winding up, and junior to all equity securities issued by us whose terms specifically provide, other than with respect to allocation of CRA credits, that they rank senior to the Convertible CRA Shares. In this regard, in the event of (i) the payment of distributions payable in our common shares or securities convertible into our common shares, (ii) the issuance to all holders of our common shares of certain rights, options or warrants entitling them to subscribe for or purchase common shares at a price per share less than the fair market value per common share, and
(iii) all other distributions to the holders of our common shares or evidences of our indebtedness or our assets, our Convertible CRA shareholders will receive for each Convertible CRA Share held, the same payment, issuance or distribution payable for each common share held. For example, if we pay a distribution with respect to our common shares or to securities convertible into our common shares, and common shareholders are entitled to receive two common shares for each common share they hold, the Convertible CRA shareholders will also receive two common shares for each Convertible CRA Share they hold. In connection with the foregoing payments, issuances or distributions, we will take whatever actions we consider to be advisable in order that both our common and Convertible CRA shareholders will be treated the same for federal income tax purposes.

      We have completed two offerings of Convertible CRA Shares, raising net proceeds of approximately $35 million. These Convertible CRA Shares are convertible into our common shares at two different conversion rates of .9217 under the first offering and .9678 under the second offering. As of September 30, 2001, we had 1,882,364 Convertible CRA Shares outstanding, which are convertible into 1,764,663 common shares.

  CHARTER MAC EQUITY ISSUER TRUST--PREFERRED SHARES

      SERIES A SHARES. One of our subsidiaries, Charter Mac Equity Issuer Trust, which we refer to as the Equity Trust, previously completed three preferred equity offerings in which it issued (i) 45 Series A Cumulative Preferred Shares, (ii) 48 Series A-1 Cumulative Preferred Shares and (iii) 62 Series A-2 Cumulative Preferred Shares. We collectively refer to the Series A Cumulative Preferred Shares, Series A-1 Cumulative Preferred Shares and Series A-2 Cumulative Preferred Shares as the "Series A Shares." The Equity Trust was organized to create a vehicle which generates 100% tax-exempt income that would be attractive to institutional investors.

      The Series A Shares rank, with respect to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Equity Trust, senior to all classes or series of common shares of the Equity Trust, and senior to the Equity Trust's Series B Shares (as described below under "--Series B Shares"). We own all of the common shares of the Equity Trust.

      The Series A, Series A-1 and Series A-2 Cumulative Preferred Shares have annual preferred dividend rates of 6.625%, 7.100% and 6.300%, respectively through June 30, 2009, payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year, upon the declaration by the Equity Trust's board of trustees, but only to the extent of the Equity Trust's tax-exempt income, net of expenses, for the particular quarter. The Series A Shares are subject to mandatory tender by their holders for remarketing and purchase on June 30, 2009 and each remarketing date thereafter at a price equal to $2,000,000 per Series A Preferred Share and $500,000 per Series A-1 and Series A-2 Cumulative Preferred Share plus, to the extent of the Equity Trust's quarterly net income, an amount equal to all distributions accrued but unpaid on the Series A Shares.

      Holders of the Series A Shares may elect to retain their Series A Shares upon a remarketing, with a distribution rate to be determined immediately prior to the remarketing date by the remarketing agent. Each holder of the Series A Shares will be required to tender its Series A Shares to the Equity Trust for mandatory repurchase on June 30, 2049, unless the Equity Trust decides to remarket our shares on such date. The Equity Trust may not redeem the Series A Shares before June 30, 2009. After that date, all or a portion of the Series A Shares may be redeemed. The Series A Shares are not convertible into common shares of the Equity Trust.

      SERIES B SHARES. The Equity Trust also completed two preferred equity offerings in which it issued (i) 110 Series B Subordinate Cumulative Preferred Shares and (ii) 37 Series B-1 Subordinate Cumulative Preferred Shares. We collectively refer to the Series B Subordinate Cumulative Preferred Shares and Series B-1 Subordinate Cumulative Preferred Shares as the "Series B Shares."

      The Series B Shares rank, with respect to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Equity Trust, senior to all classes or series of common shares of the Equity Trust, and junior to the Equity Trust's Series A Shares.

      The Series B and Series B-1 Subordinate Cumulative Preferred Shares have an annual preferred dividend rate of 7.600% and 6.800%, respectively through November 30, 2010 payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year upon the declaration by the Equity Trust's board of trustees, but only to the extent of the Equity Trust's tax-exempt income, net of expenses, for the particular quarter. The Series B Shares are subject to mandatory tender by their holders for remarketing and purchase on November 30, 2010 and each remarketing date thereafter at a price equal to the $500,000 per Series B Share plus, to the extent of the Equity Trust's quarterly net income, an amount equal to all distributions accrued but unpaid on the Series B Shares.

      Holders of the Series B Shares may elect to retain their Series B Shares upon a remarketing, with a distribution rate to be determined immediately prior to the remarketing date by the remarketing agent. Each holder of the Series B Shares will be required to tender its Series B Shares to the Equity Trust for mandatory repurchase on November 30, 2050, unless the Equity Trust decides to remarket the shares on such date. The Equity Trust may not redeem the Series B Shares before November 30, 2010. After that date, all or a portion of the Series B Shares may be redeemed. The Series B Shares are not convertible into common shares of the Equity Trust.

      COVENANTS WITH RESPECT TO THE EQUITY TRUST PREFERRED SHARES. The Equity Trust is subject to, among others, the following covenants with respect to the Series A Shares and the Series B Shares, which we collectively refer to as the "Equity Trust Preferred Shares:"

      Tax-exempt interest and distributions. The Equity Trust may only acquire new investments that it reasonably believes will generate interest and distributions excludible from gross income for federal income tax purposes. The Equity Trust will dispose of any investment the interest on which becomes includible in gross income for federal income tax purposes, for any reason, as soon as commercially practicable.

      Leverage. The Equity Trust will not, and will not permit any of its Subsidiaries to, directly or indirectly, incur any obligation except if (i) the Equity Trust is not in default under its trust agreement, (ii) the Equity Trust has paid or declared and set aside for payment all accrued and unpaid distributions on the Equity Trust Preferred Shares, and (iii) after giving effect to the incurrence of the obligation, the leverage ratio is less than .6 to 1.0.

      Failure to pay distributions. If the Equity Trust has not paid in full six consecutive quarterly distributions on the Equity Trust Preferred Shares, the Equity Trust is required to reconstitute its board of trustees so that a majority of the board of trustees consists of trustees who are independent with respect to the Equity Trust, us, our Manager or Related Capital.

      Allocation of taxable interest income and market discount. The Equity Trust will specially allocate taxable interest income and market discount that is taxable as ordinary income to us. Market discount, if any, may arise where the Equity Trust acquires a bond other than upon its original issuance for less than its stated redemption price at maturity and the difference is greater than a DE MINIMIS amount (generally 1/4 of 1% of a bond's stated redemption price at maturity multiplied by the number of complete years to maturity).

      Limitation on issuance of preferred equity interests. The Equity Trust may not issue preferred equity interests that are senior to the Series A Shares without the consent of a majority of the holders of the Series A Shares. The Equity Trust may not issue any preferred equity interests that are equal in rank to the Equity Trust Preferred Shares unless certain conditions are met, including that the amount of such preferred equity interests is limited, the Equity Trust has paid or declared and set aside for payment all accrued and unpaid distributions on the Equity Trust Preferred Shares to holders, and there is no default or event of default under the Equity Trust's trust agreement.

                                USE OF PROCEEDS

      Unless otherwise described in a supplement to this prospectus, we expect to use the net proceeds of the sale of our shares primarily to acquire additional revenue bonds and other investments, in each case, as described in detail in the prospectus supplement depending upon the circumstances at the time of the related offering, and for other general trust purposes. Any specific allocation of the net proceeds of an offering of shares to a specific purpose will be determined at the time of such offering and will be described in the related supplement to this prospectus.

                             PLAN OF DISTRIBUTION

      We may sell our shares in or outside the United States to or through underwriters or dealers, through agents or directly to other purchasers. The applicable supplement to this prospectus with respect to our shares, will set forth the terms of the offering of our shares, including the name or names of any underwriters, dealers or agents, the public offering price, any underwriting discounts and other items constituting underwriter compensation, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which the securities may be listed.

      Our shares may be sold directly by us or through agents designated by us from time to time at fixed prices, which may be changed, or at varying prices determined at the time of a sale of our shares. Any agent involved in the offer or sale of our shares will be named, and any commissions payable by us to such agent will be set forth, in the supplement to this prospectus relating thereto.

      In connection with the sale of our shares, underwriters or agents may receive compensation from us or from purchasers of our shares, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell our shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of our shares may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit on the resale of our shares they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from us will be described, in the applicable supplement to this prospectus. Unless otherwise set forth in the supplement to this prospectus relating thereto, the obligations of the underwriters or agents to purchase our shares will be subject to conditions precedent and the underwriters will be obligated to purchase all our shares if any are purchased. The public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      Any common shares sold pursuant to this prospectus and applicable prospectus supplement, will be approved for trading, upon notice of issuance, on the American Stock Exchange.

      Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of our shares may be entitled to indemnification by us against and contribution toward certain liabilities, including liabilities under the Securities Act.

      Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

      In order to comply with the securities laws of certain states, if applicable, our shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

     RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

      The following table sets forth our historical ratio of earnings to combined fixed charges and preference dividends for the periods indicated:

 YEAR ENDED DECEMBER 31,      NINE MONTHS ENDED
 -----------------------      -----------------
  1996 1997 1998 1999    2000      9/30/01
------ ---- ---- -   -   ---- -----------------
  N/A  24:1  7:1  3:1     2:1          2:1
------ ---- ---- ----    ---- -----------------
--------------------------------------------

      For the purposes of computing the ratio of earnings to fixed charges and preference dividends, earnings were calculated using income before minority interests, adding back total fixed charges less preference security dividend requirements of consolidated subsidiaries. Fixed charges consist of interest expense, minority interest in income of subsidiary, recurring fees and amortization of capitalized costs related to indebtedness and preference security dividend requirements of consolidated subsidiaries. There are no periods in which earnings were insufficient to cover combined fixed charges and preference dividends.

                                    EXPERTS

      The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from our annual report on Form 10-K for the fiscal year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

      Certain legal matters will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York, and Greenberg Traurig, LLP, Philadelphia, Pennsylvania. The validity of the shares will be passed upon for us by Richards, Layton and Finger, P.A., Wilmington, Delaware.

                      WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission ("SEC") a registration statement on Form S-3 under the Securities Act to register the shares offered by this prospectus. This prospectus is part of the registration statement. This prospectus does not contain all the information contained in the registration statement because we have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, which you may read and copy at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's Regional Offices at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain copies at the prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding our Company. You may access the SEC's web site at http://www.sec.gov.

      We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. As a result, we are required to file reports, proxy statements and other information with the SEC. These materials can be copied and inspected at the locations described above. Copies of these materials can be obtained from the Public Reference Section of the SEC at 450 Judiciary Plaza, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our common shares are listed on the American Stock Exchange under the symbol "CHC."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

        . Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the SEC on March 30, 2001 (SEC File No. 001-13237);

        . Our Quarterly Report on Form 10-Q for the period ended September 30, 2001, filed with the SEC on November 14, 2001 (SEC File No. 001-13237);

        . Our Quarterly Report on Form 10-Q for the period ended June 30, 2001, filed with the SEC on August 14, 2001 (SEC File No. 001-13237);

        . Our Quarterly Report on Form 10-Q for the period ended March 31, 2001, filed with the SEC on May 15, 2001 (SEC File No. 001-13237);

        . Our Definitive Proxy Statement dated April 30, 2001 on Schedule 14A prepared in connection with our Annual Meeting of Shareholders held on June 12, 2001 (SEC File No. 001-13237);

        . Our Current Report on Form 8-K filed with the Commission on January 29, 2002 (SEC File No. 001-13237);

        . Our Current Report on Form 8-K filed with the Commission on January 25, 2002 (SEC File No. 001-13237);

        . Our Current Report on Form 8-K filed with the Commission on January 14, 2002 (SEC File No. 001-13237);

        . Our Current Report on Form 8-K filed with the Commission on January 7, 2002 (SEC File No. 001-13237);

        . Our Current Report on Form 8-K filed with the Commission on October 26, 2001 (SEC Fle No. 001-13237);

        . Our Current Report on Form 8-K filed with the Commission on October 22, 2001 (SEC File No. 001-13237);

        . Our Current Report on Form 8-K filed with the Commission on September 5, 2001 (SEC File No. 001-13237);

        . Registration Statement on Form 10 and Form 10/A dated July 31, 1997 and filed on August 1, 1997; and as amended and filed on September 23, 1997 (SEC File No. 001-13237).

      You may request a copy of these filings (not including the exhibits to such documents unless the exhibits are specifically incorporated by reference in the information contained in this prospectus), at no cost, by writing or telephoning us at the following address:

                 Charter Municipal Mortgage Acceptance Company
                              625 Madison Avenue
                           New York, New York 10022
                              Attn: Brenda Abuaf
             Telephone requests may be directed to (212) 421-5333.

      This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

      Statements contained in this prospectus as to the contents of any contract or document are not necessarily complete and in each instance reference is made to the copy of that contract or document filed as an exhibit to the registration statement or as an exhibit to another filing, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

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